ASSET AND STOCK PURCHASE AGREEMENT
dated as of
August 7, 2022
between
EMERSON ELECTRIC CO.
and
WHIRLPOOL CORPORATION

TABLE OF CONTENTS

-iii-

-iv-

Schedules and Exhibits
DISCLOSURE SCHEDULE

SCHEDULE I    Accounting Policies

EXHIBIT A        Form of Transition Services Agreement
EXHIBIT B        Master Allocation Statement
EXHIBIT C        Form of Foreign Transfer Agreement
EXHIBIT D        Transfer Steps
EXHIBIT E        Form of IP Assignment Agreement
EXHIBIT E-1        Form of Trademark Assignment Agreement
EXHIBIT E-2        Form of Patent Assignment Agreement
EXHIBIT E-3        Form of Copyright Assignment Agreement
EXHIBIT E-4        Form of Domain Name Assignment Agreement
EXHIBIT F        Form of Patent License Agreement
EXHIBIT G        Form of General Assignment Agreement and Bill of Sale
EXHIBIT H        Form of A&R Supply Agreement
EXHIBIT I        Form of Motors Assets Call Option Agreement

-v-

ASSET AND STOCK PURCHASE AGREEMENT
AGREEMENT (this “Agreement”) dated as of August 7, 2022 between Emerson Electric Co., a Missouri corporation (“Seller”), and Whirlpool Corporation, a Delaware corporation (“Buyer”).
W I T N E S S E T H:
WHEREAS, Seller, together with its Subsidiaries (as defined below), owns and operates the Business (as defined below); and
WHEREAS, Buyer desires to purchase the Shares (as defined below) and the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below), in each case, from Seller and its Subsidiaries, and Seller and its Subsidiaries desire to sell the Shares and the Purchased Assets and transfer the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms have the following meanings:
“1934 Act” means the Securities Exchange Act of 1934.
“Accounting Policies” means the accounting policies, principles, practices and methodologies, in each case, as set forth in Schedule I.
“Action” means any action, suit, claim, hearing, arbitration, mediation, audit, examination, investigation or proceeding, in each case by or before any arbitrator or Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, in no event shall Aspen Technology, Inc. or any of its Affiliates be deemed to be an Affiliate of Seller hereunder.
“Affiliated Group” means any affiliated group filing a consolidated U.S. federal Income Tax Return and any similar affiliated, consolidated, combined, unitary or other similar group for U.S. state or local or non-U.S. Tax purposes.
“A&R Supply Agreement” means a long-term supply agreement substantially in the form attached hereto as Exhibit H, amending and restating and superseding the existing Master Business Unit Supply Agreement, entered into by and between Emerson Hermetic Motor, a division of Seller, and InSinkErator, a division of Seller.
“Applicable Law” means, with respect to any Person, any federal, state, foreign or local law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation,

Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended.
“Applicable Transfer Time” means (a) with respect to a Transferred Employee that is any of (i) an Offer Business Employee (other than an Inactive US Business Employee), (ii) a Purchased Subsidiary Business Employee or (iii) an Automatic Transfer Business Employee, the Effective Time, (b) with respect to an Inactive US Business Employee, the date on which such Inactive US Business Employee commences employment with Buyer or its applicable Affiliate following his or her return to active employment with Seller or any Retained Subsidiary following the Effective Time (subject to the requirements of Section 7.4), (c) with respect to a Non-Automatic Transfer TSA Employee, the date on which such Non-Automatic Transfer TSA Employee commences employment with Buyer or its applicable Affiliate following the Effective Time (subject to the requirements of Section 7.4) and (d) with respect to an Automatic Transfer TSA Employee, 11:59:59 pm (local time) on the applicable TSA Termination Date.
“Approval” means any approval, authorization or consent of, Filing with, or granting or issuance of any license, order, waiver or Permit by, any third party or Governmental Authority.
“Assigned IP Assets” means (i) all Intellectual Property Rights Relating to the Business and owned by Seller or any of its Retained Subsidiaries as of the Closing (other than any Intellectual Property Rights developed or conceived by or on behalf of Seller’s ‘Hermetic Motors’ division), including any such Intellectual Property Rights in Technology that is under development as of the Closing, and including any Intellectual Property Rights listed in Section 1.1(a) of the Disclosure Schedule and any and all Patents that claim or entitled to claim priority, directly or indirectly, to the Patents set forth in Section 1.1(a) of the Disclosure Schedule, and (ii) all Intellectual Property Rights developed or conceived by or on behalf of the Motors Business and owned by Seller or any of its Retained Subsidiaries as of the Closing exclusively relating to, used in (or held for use in), practiced by, or arising out of the operation or the conduct of the Business as conducted as of the Closing, including any such Intellectual Property Rights in Technology that is under development as of the Closing (the “Assigned Motors IP”); provided that “Assigned IP Assets” shall exclude any and all Excluded Motors IP.
“Assumed Benefit Plan” means each Business Benefit Plan (other than a Purchased Subsidiary Benefit Plan), including any Liability or obligation thereunder, that (i) is listed on Section 1.1(c) of the Disclosure Schedule or (ii) that otherwise transfers to, or is assumed by, Buyer, any of its Subsidiaries or any Purchased Subsidiary as contemplated under the Transaction Documents or by operation of Applicable Law, including, without limitation, any applicable statutory termination indemnities, gratuities or similar arrangements.
“Assumed Environmental Liabilities” means 100% of all Environmental Liabilities relating to the Real Property, whenever arising, including all items disclosed on Section 3.17 of the Disclosure Schedule other than with respect to Environmental Liabilities relating to the migration, leaching, passive migration or Release of Hazardous Substances from the Real Property to any off-site location or property (“Offsite Migration”), of which only fifty percent (50%) of such Environmental Liabilities shall be assumed by Buyer.
“Automatic Transfer Regulations” means the (i) the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC and all national legislation enacted to give effect to the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC in each member state of the European Economic Area and (ii) all other national legislation which effects the automatic transfer of employees on the sale or transfer or continuation of a business.

“Automatic Transfer Business Employee” means any Business Employee (other than an Automatic Transfer TSA Employee) who falls within the scope of the Automatic Transfer Regulations and whose employment will automatically transfer to Buyer or one of its Subsidiaries (including a Purchased Subsidiary) pursuant to the Automatic Transfer Regulations in connection with the transactions contemplated by the Transaction Documents, as identified in the Transfer Plan (subject to changes to the Transfer Plan as necessary under Applicable Law).
“Automatic Transfer TSA Employee” means any Business Employee (i) whose services are to be provided to Buyer or any one of its Affiliates (including a Purchased Subsidiary) pursuant to the Transition Services Agreement and (ii) who, if Employed by Seller or one of its Subsidiaries as of immediately prior to the applicable TSA Termination Date, will transfer to Buyer or one of its Affiliates (including a Purchased Subsidiary) on the applicable TSA Termination Date automatically by operation of law pursuant to the Automatic Transfer Regulations, as identified in the Transfer Plan (subject to changes to the Transfer Plan as necessary under Applicable Law).
“Balance Sheet” means the unaudited balance sheet of the Business as of and for the nine months ended June 30, 2022, as set forth in the Management Statements delivered by Seller to Buyer.
“Balance Sheet Date” means June 30, 2022.
“Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not maintained in the United States), (ii) employment, service contract with any Business Contractor, severance, termination indemnities, gratuities, change in control, transaction bonus, retention or similar plan, agreement, program or policy or (iii) other plan, agreement, program or policy providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation or paid time off benefits, medical, dental, vision, prescription or life insurance, disability or sick leave benefits, perquisites or fringe benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits) or similar plan, agreement, program or policy, in each case other than any plan, agreement, program or policy that is sponsored by a Governmental Authority.
“Bribery Legislation” means all Applicable Laws relating to the prevention of bribery, corruption and money laundering, and other Sanctions Laws and Export Controls.
“Business” means Seller’s and its Subsidiaries’ business of designing, manufacturing, maintaining, supporting, marketing, distributing, and selling food waste disposal systems, water dispensing, heating, chilling and filtration systems, pulpers, collectors, other appliances and related products, components, accessories, and services for in-home or commercial use, including any of the foregoing currently under the brand names InSinkErator, Badger, Evolution, Evergrind, PowerRinse and Grind2Energy, whether such activities are conducted directly by the Seller or its Subsidiaries or on their behalf by a third party. For the avoidance of doubt, the “Business” does not include the Seller’s and its Subsidiaries’ business of designing, supplying, distributing, marketing, and manufacturing electric motors as conducted by Seller’s ‘Hermetic Motors’ division.
“Business Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or entered into by Seller, a Retained Subsidiary or a Purchased Subsidiary for the benefit of any Business Employee, Business Contractor or Former Business Employee

“Business Contractor” means any individual contractor (including contingent workers) who, as of immediately prior to the Effective Time is engaged directly by Seller, any Retained Subsidiary, or any Purchased Subsidiary and provides services primarily with respect to the Business, with each such individual listed on Section 1.1(d) of the Disclosure Schedule. Notwithstanding anything to the contrary herein, Section 1.1(d) of the Disclosure Schedule may be updated from time to time by Seller prior to the Closing Date (i) to reflect any contractors who ceased providing services or (ii) to reflect any contractors newly engaged in accordance with Article V.
“Business Data” means, with respect to data that is Relating to the Business (i) all confidential or sensitive information, payment card data, personally identifiable information, other protected information relating to individuals and (ii) all other data that is subject to applicable Data Protection Laws.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Business Employee” means any individual who, as of immediately prior to the Effective Time, is Employed by Seller, any Retained Subsidiary or any Purchased Subsidiary and primarily employed in the Business, with each such individual as of the date hereof listed on Section 1.1(e) of the Disclosure Schedule. Notwithstanding anything to the contrary herein, Section 1.1(e) of the Disclosure Schedule may be updated from time to time by Seller prior to the Closing Date, to reflect changes in employment status (including to reflect individuals who were hired following the date hereof in accordance with Article V).
“Business Intellectual Property Rights” means (i) all Intellectual Property Rights owned by a Purchased Subsidiary, and (ii) all Assigned IP Assets.
“Buyer Fundamental Representations” means the representations and warranties contained in Sections 4.1, 4.2 and 4.8.
“Business Products” means all products and services manufactured, provided, marketed, or sold by or on behalf of the Business, including any products or services under development. For the avoidance of doubt, “Business  Products” does not include any products or services manufactured, provided,  marketed, or sold by or on behalf of Seller’s ‘Hermetic Motors’ division.
“Business Service Providers” means the Business Employees and the Business Contractors.
“Buyer Indemnified Taxes” means (i) any Tax of a Purchased Subsidiary or imposed with respect to, arising out of, or relating to the Purchased Assets, the Assumed Liabilities or the Business, in each case, that is not a Seller Indemnified Tax, (ii) any Tax of Seller, any Affiliate of Seller or any Purchased Subsidiary that is attributable to any breach by Buyer of any covenant of Buyer contained herein and (iii) any Transfer Taxes for which Buyer is responsible under Section 6.5.
“Cash” means all cash and cash equivalents (including deposits in transit and less outstanding checks) of the Purchased Subsidiaries or included in the Purchased Assets, calculated in accordance with GAAP; provided that Cash shall exclude (a) any Cash which constitutes an Excluded Asset, and (b) any Cash which is insurance proceeds or indemnification payments received, or other funds held, with respect to any casualty loss or otherwise with respect to Liabilities that have not been discharged prior to the Closing (unless such Liabilities are reflected in Closing Indebtedness or Closing Working Capital).
“Closing Cash” means Cash as of immediately preceding the Effective Time.
“Closing Date” means the date on which the Closing occurs.
“Closing Indebtedness” means Indebtedness of the Purchased Subsidiaries or included in the Assumed Liabilities as of immediately preceding the Effective Time. Notwithstanding the foregoing, and for the avoidance of doubt, Closing Indebtedness (i) excludes any intercompany obligations solely as between the Purchased Subsidiaries, and (ii) includes any intercompany obligations as between a Purchased Subsidiary, on the one hand, and the Sellers or any Retained Subsidiary, on the other hand, that have not been terminated prior to the Closing pursuant to Section 5.3(b).
“Closing Purchase Price” means $3,000,000,000, plus (a) the Closing Working Capital Adjustment Amount, minus (b) Closing Indebtedness, plus (c) Closing Cash, each as finally determined pursuant to Section 2.10.
“Closing Working Capital” means, without duplication, the excess of (i) the aggregate consolidated current assets of the Purchased Subsidiaries or included in the Purchased Assets, over (ii) the aggregate consolidated current liabilities of the Purchased Subsidiaries or included in the Assumed Liabilities, in each case calculated in accordance with the Accounting Policies and determined as of immediately preceding the Effective Time; provided that, in no event shall Closing Working Capital include any amounts with respect to Income Tax assets, Income Tax liabilities, deferred Tax assets or deferred Tax liabilities.
“Closing Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Closing Working Capital minus (b) the Closing Working Capital Target.
“Closing Working Capital Target” means $37,322,254.
“Code” means the United States Internal Revenue Code of 1986.
“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, or (ii) prohibit, restrict or regulate foreign investments.
“Confidentiality Agreement” means the confidentiality agreement between an Affiliate of Buyer and Seller dated as of May 19, 2022.
“Contract” means any legally binding contract, agreement, lease, license, purchase or task order, statement of work, undertaking, understanding, instrument, commitment or other obligation of any nature, but excluding any Benefit Plan.
“Copyright Assignment Agreement” means a Copyright Assignment Agreement to be entered into between Buyer and its designee, on the one hand, and Seller and/or certain of the Retained Subsidiaries, on the other hand, at the Closing in substantially the form attached hereto as Exhibit E-3.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidance or recommendation promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof).
“Data Protection Law” means all Applicable Laws relating to the protection or processing of personally identifiable information or similar data or the privacy of electronic communications in any relevant jurisdiction, including (solely to the extent applicable) (a) the European Union (EU) General Data Protection Regulation (Regulation (EU) 2016/679) and any European Economic Area or European Union member state implementing Laws relating thereto (including, in the UK in relation to matters on or after 11:00 p.m. UK time on December 31, 2020, as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018 and any regulations made under that Act), (b) in respect of the UK, the Data Protection Act 2018, and as required by any binding contract with a Governmental Authority, (c) the California Consumer Privacy Act of 2018, (d) the Brazilian Lei Geral de Proteção de Dados (General Data Protection Law), and (e) China’s Personal Information Protection Law (PIPL).
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Domain Name Assignment Agreement” means a Domain Name Assignment Agreement to be entered into between Buyer and its designee, on the one hand, and Seller and/or certain of the Retained Subsidiaries, on the other hand, at the Closing in substantially the form attached hereto as Exhibit E-4.
“Effect” means any event, change, effect, circumstance, fact, development or occurrence.
“Employed” means, with respect to a Business Employee as of an applicable date of determination, that as of such date such Business Employee (i) is actively employed, (ii) is absent from work on account of paid time off, vacation, sick or personal leave, short-term or long-term disability or FMLA leave of absence or (iii) for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation of any Purchased Subsidiaries or Applicable Law.
“Environmental Laws” means any Applicable Laws (a) regulating or relating to (i) pollution or the environment (including air, surface water, groundwater, drinking water supply, surface land and subsurface land); (ii) protection of natural resources or natural resource damages, endangered or threatened species, the environment or human health or safety; or (iii) the presence, use, storage, exposure to, treatment, generation, management, permitting, remediation, transportation, processing, handling, labeling, production, Release or recycling of any Hazardous Substances; or (b) imposing liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.
“Environmental Liabilities” means all Liabilities (including the costs of any Remedial Action) arising in connection with or in any way relating to the Purchased Subsidiaries, the Shares, the Business (as currently or formerly conducted), the Purchased Assets or the Real Property or any property currently or formerly owned, leased or operated by the Purchased Subsidiaries or otherwise in connection with the Business or the Purchased Assets (including the activities and operations conducted by anyone thereon, offsite disposal therefrom and Hazardous Substances migrating thereto), that in each case arise under or relate to any Environmental Law or a Hazardous Substance, including Liabilities arising from any Third Party Claims for personal injury, death, or property damage caused by an actual or alleged release of, or exposure to, a Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Closing Purchase Price” means, $3,000,000,000, plus (a) Estimated Working Capital Adjustment Amount, minus (b) Estimated Closing Indebtedness, plus (c) Estimated Closing Cash.
“Estimated Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Estimated Closing Working Capital minus (b) the Closing Working Capital Target.
“Excluded Environmental Liabilities” means Environmental Liabilities other than any Assumed Environmental Liabilities and shall include: (i) 100% of Environmental Liabilities relating to or arising out of operations of the Business or any Purchased Subsidiary at any property currently or formerly owned, leased or operated by the Business or any Purchased Subsidiary as of or prior to the Closing Date (other than the Real Property) (“Site Liabilities”); (ii) 100% of Environmental Liabilities relating to or arising out of the storage, transportation, treatment, generation, use, containment, handling, management, disposal, discharge, recycling or Release or threatened Release of Hazardous Substances at any off-site location or the arrangement for such activities by the Business or any Purchased Subsidiary prior to the Closing (“Third Party Site Liabilities”); and (iii) fifty percent (50%) of Environmental Liabilities relating to the Offsite Migration, provided that, for Excluded Environmental Liabilities covered solely by this clause (iii), Seller’s indemnification obligations pursuant to Section 9.2(a) shall not exceed $30,000,000 in the aggregate.
“Excluded Motors IP” means any and all Intellectual Property Rights owned by Seller or any of its Retained Subsidiaries to any extent relating to, used in (or held for use in), practiced by, or arising out of the operation or the conduct of the Seller’s ‘Copeland™ Compressors’ business (including any and all such Intellectual Property Rights developed or conceived by or on behalf of Seller’s ‘Hermetic Motors’ division and/or to any extent used by Seller’s ‘Hermetic Motors’ division in its business of designing, supplying, distributing, marketing, or manufacturing electric motors of the type supplied, or anticipated to be supplied, or under development for supply, to Seller’s ‘Copeland™ Compressors’ business) and not to any extent relating to, used in (or held for use in), practiced by, or arising out of the operation or the conduct of the Business or the Motors Business.
“Excluded Product Liabilities” means fifty percent (50%) of the Pre-Closing Product Liability with respect to the matter set forth on Section 1.1(g) of the Disclosure Schedule.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Final Determination” shall mean any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD.
“Former Business Employee” means any (i) former employee of any of the Purchased Subsidiaries or (ii) former employee of Seller or any Retained Subsidiary who was last actively Employed Relating to the Business.

“Former Business Contractor” means any (i) former individual contractor who was engaged directly by any of the Purchased Subsidiaries or (ii) former individual contractor who was engaged directly by Seller or any Retained Subsidiary and who was last actively providing services Relating to the Business.
“Former Business Service Providers” means the Former Business Employees and the Former Business Contractors.
“GAAP” means generally accepted accounting principles in the United States.
“General Assignment and Bill of Sale” means the General Assignment and Assumption and Bill of Sale for the Purchased Assets and the Assumed Liabilities, by and between the Seller, the applicable Retained Subsidiaries, and Buyer or its designees, substantially in the form attached hereto as Exhibit G.
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local, governmental authority, department, court, agency or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal.
“Hazardous Substances” means (i) material, substance, contaminant, chemical, waste, product, derivative, compound, agent, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is regulated under or for which liability may be imposed under Environmental Laws, including those that are defined, classified, listed or regulated under any Environmental Law as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, and (ii) any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including per- or polyfluoroalkyl substances, polychlorinated biphenyls, asbestos, radon, lead or lead-containing materials, foam insulation petroleum, its derivatives, by-products and other hydrocarbons.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Inactive US Business Employee” means each Business Employee employed in the United States who, as of the Closing Date, is on a leave of absence or otherwise not actively providing services (other than on account of vacation, sick leave or other short-term leave that does not affect his or her status as an employee) and who is listed on Section 1.1(e) of the Disclosure Schedule as an Inactive US Business Employee as of the date hereof.
“Income Tax” means any Tax that is imposed upon or measured by net income, including franchise Taxes.
“Income Tax Return” means a Tax Return for Income Taxes.
“Indebtedness” means with respect to any Person, all Liabilities in respect of: (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other instruments or debt securities (whether convertible or not), (iii) all commitments by which a Person assures a creditor against loss, excluding commitments securing performance under contractual obligations in the ordinary course of business, but including reimbursement obligations regarding letters of credit or surety bonds to the extent drawn, (iv) all guarantees (other than product warranties made in the ordinary course of business), including guarantees of any items set forth in clauses (i) through (iii), but excluding any guarantees of performance under contractual obligations in the ordinary course of business except to the extent drawn, (v) any indebtedness required to be eliminated or repaid pursuant to Section 5.3(b) that remains outstanding as of the Closing, (vi) all finance and capital lease obligations, all synthetic lease obligations and all obligations under “sale and lease-back” transactions, (vii) all obligations under securitization transactions or net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) all obligations with respect to dividends declared but not paid or other distributions payable, (ix) obligations to pay the deferred purchase price of property, (x) all outstanding prepayment premiums, if any, unpaid principal, and accrued interest, fees, reimbursements, indemnities and expenses related to any of the items set forth in clauses (i) through (ix).
“Intellectual Property Rights” means any and all intellectual property rights, including all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions (“Patents”); (ii) trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin (“Trademarks”); (iii) domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (iv) copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship); (v) trade secrets and industrial secret rights in confidential or proprietary business or technical information, including know-how, formulations, formulae, technical, research, clinical and other data (“Trade Secrets”); and (vi) other similar or equivalent intellectual property or proprietary rights anywhere in the world.
“International Plan” means any Business Benefit Plan that covers Business Employees and/or Former Business Employees who perform (or who, as of immediately prior to termination of their employment with Seller and its Affiliates, performed) service primarily in a country other than the United States.
“IP Assignment Agreement” means an Intellectual Property Assignment Agreement to be entered into between Buyer or its designee, on the one hand, and Seller and/or certain of the Retained Subsidiaries, on the other hand, at the Closing in substantially the form attached hereto as Exhibit E.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines, telecommunications systems, and all other information technology equipment or systems (including all desktops, laptops, cell phones and other personal devices), and all associated documentation.
“IT Contracts” means all contracts pursuant to which Seller or any of its Subsidiaries is granted a license, lease or other right to use, or is provided any services with respect to, any IT Assets.
“June 30 HFM Management Financial Statements” means the Management Statements (as defined in the Accounting Policies) as of and for the fiscal quarter ended June 30, 2022.
“knowledge of Buyer,” “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.1(h) of the Disclosure Schedule.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.1(i) of the Disclosure Schedule.
“Lease” means any lease, sublease, license or similar agreement pursuant to which use or occupancy and other rights with respect to the property (real or personal) are granted.
“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, or otherwise (including whether arising out of any Contract or tort based on negligence or strict liability).
“Licensed Motors IP” means any and all Intellectual Property Rights (other than Trademarks, marketing materials, and domain names) owned by Seller or any of the Retained Subsidiaries as of the Closing and where Seller or any of the Retained Subsidiaries has the legal authority or right to grant a license of or under such Intellectual Property Rights that relate to, are used in (or held for use in), practiced by, or arise out of the operation or conduct of the Motors Business in connection with the design, development, manufacture, import, sale or support of the electric motors (including components thereof) of the type supplied by the Motors Business to the Business as of the Closing or under development as of the Closing for supply following the date of the Closing; provided that “Licensed Motors IP” shall exclude any and all Excluded Motors IP.
“Lien” means, with respect to any property or asset, any mortgage, lien, license grant, pledge, charge, easement, lease, sublease, covenant, right-of-way, claim, restriction, security interest or encumbrance of any kind in respect of such property or asset.
“Lookback Date” means January 1, 2020.
“Losses” means losses, damages, penalties, Liabilities, Taxes, fines, costs and expenses (including reasonable attorney’s and accountant’s fees), and payments.
“Material Adverse Effect” means any Effect that, individually or in the aggregate, is, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Business, taken as a whole, except for any such effect (i) relating exclusively to any Excluded Asset or Excluded Liability or (ii) resulting from or arising in connection with (A) changes in the financial or securities markets, including in interest rates or currency exchange rates, or changes in general economic, political or regulatory conditions globally or in any jurisdiction in which the Business operates, (B) any changes in geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and any evolutions thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, any actual or threatened acts of war, sabotage, cyberattack or terrorism, global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, monkeypox (or similar viruses in the orthopoxvirus genus) and any evolutions or mutations thereof)), or natural disaster (including any hurricane, tornado, flood, earthquake and weather-related event), (C) changes or conditions affecting generally the industries in which the Business operates, (D) changes in Applicable Law, GAAP or other applicable accounting or regulatory standards or principles, or in the enforcement, implementation or authoritative interpretations thereof, (E) the announcement of this Agreement or other Transaction Documents or pendency or consummation of the transactions contemplated hereby or thereby, or any facts or circumstances relating to Buyer, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Business with third parties (provided that this clause (E) shall not apply with respect to any representation or warranty that specifically addresses the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (including the representations and warranties in Section 3.1, Section 3.2 or Section 3.4) or with respect to the condition to Closing contained in Section 8.2(b), to the extent it relates to such representations and warranties), (F) any failure of the Business to meet any internal or industry financial estimates, forecasts or projections for any period (it being understood that any effect that has contributed to such failure may be taken into account in determining whether there has been a Material Adverse Effect, unless it is otherwise excluded from the definition thereof pursuant to a clause other than this clause (F)), or (G) any actions required by Seller or any of its Affiliates to be taken pursuant to this Agreement, except, in the case of clauses (A), (B), (C) and (D), to the extent that the impact of any such Effect on the Purchased Subsidiaries or the Business, taken as a whole, is disproportionately adverse relative to the impact of such Effect on companies operating in the industry in which the Business operates.
“Motors Business” means Seller’s and its Subsidiaries’ business of designing, supplying, distributing, marketing, and manufacturing electric motors of the type supplied, or anticipated to be supplied, or under development as of the Closing for supply following the date of the Closing, to the Business, as conducted by Seller’s ‘Hermetic Motors’ division as of the Closing.
“Non-Automatic Transfer TSA Employee” means any Business Employee (other than an Automatic Transfer TSA Employee) whose services are to be provided to Buyer or any one of its Affiliates (including a Purchased Subsidiary) pursuant to the Transition Services Agreement as the same shall be identified by Buyer pursuant to the Transition Services Agreement.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Offer Business Employee” means any Business Employee (other than any Automatic Transfer Business Employee, Automatic Transfer TSA Employee or Non-Automatic Transfer TSA Employee) who is, as of immediately prior to the Effective Time, employed by Seller or any Retained Subsidiary.
“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.
“Patent Assignment Agreement” means a Patent Assignment Agreement to be entered into between Buyer and its designee, on the one hand, and Seller and/or certain of the Retained Subsidiaries, on the other hand, at the Closing in substantially the form attached hereto as Exhibit E-2.

“Patent License Agreement” means a Patent License Agreement to be entered into between Buyer or its designee, on the one hand, and Seller and/or certain of the Retained Subsidiaries, on the other hand, at the Closing in substantially the form attached hereto as Exhibit F.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Product Liability” means (i) all Liabilities under warranty obligations relating to any products manufactured or sold by the Business at or prior to the Effective Time, and (ii) all Liabilities for any Third Party Claim relating to, or arising out of, the use, application, malfunction, defect, design, operation, performance, marketing, sale or suitability of any product of the Business manufactured, sold or distributed prior to the Effective Time.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Purchased Companies” means Emerson InSinkErator Appliance (Nanjing) Co. (China), Emerson Trading (Shanghai) Co., and Parex Industries Ltd. (New Zealand).
“Purchased Subsidiaries” means, collectively, the Purchased Companies and their respective Subsidiaries.
“Purchased Subsidiary Benefit Plan” means each Business Benefit Plan that is sponsored, maintained, contributed to or entered into by a Purchased Subsidiary (other than any Business Benefit Plan that is sponsored or maintained by Seller or any Retained Subsidiary), including each Business Benefit Plan identified as a Purchased Subsidiary Benefit Plan on Section 3.16(a) of the Disclosure Schedule.
“Purchased Subsidiary Business Employee” means any Business Employee who, as of immediately prior to the Effective Time, is Employed by a Purchased Subsidiary.
“Qualifying Offer” means an offer of employment made by Buyer or any of its Subsidiaries for employment with Buyer, one of its Subsidiaries or a Purchased Subsidiary, that (i) is on terms and conditions of employment as required by Applicable Law and that satisfy the requirements of Sections 7.3, 7.4, 7.5, 7.6 or 7.8 (as applicable) and 7.11 of this Agreement; provided, however, that, for purposes of Section 7.4 of this Agreement, a Qualifying Offer shall be deemed satisfied to the extent the employee benefits (except as otherwise provided in Section 7.5 of this Agreement), fringe benefits and perquisites are substantially comparable in the aggregate to those in effect for the Business Employees as of the date of this Agreement, (ii) provides for a primary work location that is no more than 30 miles from the applicable employee’s primary work location immediately prior to the Effective Time, (iii) recognizes any period of service with Seller or any of its Subsidiaries in accordance with Section 7.8, (iv) is structured in a commercially reasonable manner that is intended to mitigate or avoid any liability under Applicable Law for severance, notice or payment of other similar benefits to the fullest extent possible under Applicable Law and (v) satisfies the requirements set forth in Article VII.
“Real Property Transfer Documents” means, (i) with respect to Purchased Real Property constituting owned real property, a quitclaim deed (or local equivalent), (ii), with respect to Purchased Real Property where Seller or the Retained Subsidiaries’ have a leasehold interest in such property, an assignment of Lease, and (iii) such other bills of sale, certificates of title, deeds, assignments and other instruments of conveyance, as necessary, in each case of clauses (i), (ii) and (iii), to cause and evidence the transfer and conveyance of all of Seller and any Retained Subsidiary’s right, title and interest in and to the Purchased Real Property to Buyer, free and clear of all Liens, other than Permitted Liens, in such forms to be reasonably agreed upon by Seller and Buyer.

“Relating to the Business” means, primarily or exclusively relating to, used in (or held for use in), practiced by, or arising out of the operation or the conduct of the Business as conducted as of the Closing.
“Release” means any actual or threatened spill, discharge, leaking, pouring, dumping or emptying, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata).
“Remedial Action” means any reporting, investigation, assessment, cleanup, remediation or action to clean up or remediate soil, vapor, sediments, air, building materials, drinking water, surface water, groundwater or other environmental media in response to any Release or the presence of Hazardous Substances.
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, financing sources, auditors, agents and other authorized representatives.
“Retained Business” means any business now, previously or hereafter conducted by Seller or any of its Subsidiaries or Affiliates other than the Business.
“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller other than the Purchased Subsidiaries.
“Sanctioned Country” means any country or region that is the subject or target of comprehensive Sanctions Laws from time to time (including Russia, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) Her Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).
“Sanctions Laws” means all Applicable Laws concerning economic sanctions, including embargoes, export restrictions, import restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.
“Seller 401(k) Plan” means any Business Benefit Plan (other than any Purchased Subsidiary Benefit Plan or any Assumed Benefit Plan) that is a tax-qualified defined contribution retirement plan within the meaning of Section 401(k) of the Code.
“Seller Collective Agreement” means any collective bargaining agreement, works council agreement or any agreement with any other employee representative body which is applicable to Seller, any Retained Subsidiary or any Purchased Subsidiary (whether on an industry level or otherwise) that covers any Business Service Provider or Former Business Employee.
“Seller Entities” means Seller and all of its Subsidiaries that transfer Purchased Assets (including the Shares) and/or Assumed Liabilities pursuant to this Agreement, including the entities listed on Section 1.1(j) of the Disclosure Schedule.
“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1, Section 3.2, Section 3.4(a), Section 3.5 and Section 3.15.
“Seller Indemnified Environmental Matter” means any matter giving rise to Environmental Liability (other than with respect to the Real Property) that is subject to 100% indemnification by Seller pursuant to Section 9.2(a).
“Seller Indemnified Taxes” means (i) any and all Taxes for which a Purchased Subsidiary is liable with respect to any Pre-Closing Tax Period, (ii) any Taxes of Seller, the Retained Subsidiaries or any of their respective Affiliates (other than the Purchased Subsidiaries), (iii) any Taxes imposed with respect to, arising out of, or relating to the Purchased Assets and the Assumed Liabilities with respect to a Pre-Closing Tax Period (such Taxes for a Straddle Tax Period to be apportioned in accordance with Section 6.3), (iv) any Income Taxes of any Person imposed on any of the Purchased Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) as a result of such Purchased Subsidiary having been, prior to the Closing, a member of an Affiliated Group of which Seller or any of its Retained Subsidiaries is a member (other than any such group consisting solely of the Purchased Subsidiaries), (v) any Transfer Taxes for which Seller is responsible under Section 6.5, and (vi) any Taxes imposed with respect to the Excluded Assets or the Excluded Liabilities.
“Seller Retained Marks” means any and all Trademarks of Seller or any of the Retained Subsidiaries, including the Trademarks listed in Section 5.14 of the Disclosure Schedule (other than any Trademarks included in the Business Intellectual Property Rights).
“Shared Contract” means any Contract (excluding leases of real property and IT Contracts) that immediately prior to the Closing is related to both (i) the operation or conduct of the Business as currently conducted by the Seller or its Affiliates and (ii) the Retained Business as currently conducted.
“Shares” means all of the outstanding shares of capital stock of, or other equity interests in, the Purchased Companies.
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Tax” means any federal, state, provincial, local or non-U.S. tax or other like assessment or charge, in each case, in the nature of a tax and imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”), including any net income, gross receipts, sales, use, value-added, goods and services, profits, license, withholding, payroll, employment, unemployment, social security (or similar), disability, estimated, excise, severance, customs duty, capital stock, premium, property, capital gains, transfer, stamp, environmental, alternative or add-on minimum, occupation and franchise tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other Applicable Law.
“Tax Return” means any report, return, document, declaration or other information or filing filed or required to be filed with any Taxing Authority with respect to Taxes and any amendment thereto, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Tax Sharing Agreements” means all written agreements or arrangements binding any Purchased Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, in each case other than any such agreement or arrangement (i) solely between or among Purchased Subsidiaries or (ii) entered into in the ordinary course of business and not primarily relating to Taxes.
“Technology” means technology, documentation (including blueprints and manufacturing drawings), files, materials, software, drawings, designs, data and other embodiments of Intellectual Property Rights.
“Technology Deliverables” means all Technology owned by Seller or any of its Subsidiaries as of the Closing that is the embodiment of, embodies, or discloses any Intellectual Property Rights that are Business Intellectual Property Rights or Licensed Motor IP and that are capable of being copied (for example, to the extent applicable, documents and software); it being understood that (i) the delivery of the Technology Deliverables with respect to Licensed Motor IP shall not constitute the transfer or assignment to Buyer or any of its Affiliates of any Intellectual Property Rights embodied therein or disclosed thereby and (ii) the Technology Deliverables will be comprised of documentation (including blueprints and manufacturing drawings), files, software, drawings, designs, images, and data, but are not required to include (a) any hardware, tooling, molds or equipment or (b) other embodiments of Intellectual Property Rights that are not capable of being copied.
“Trademark Assignment Agreement” means a Trademark Assignment Agreement to be entered into between Buyer and its designee, on the one hand, and Seller and/or certain of the Retained Subsidiaries, on the other hand, at the Closing in substantially the form attached hereto as Exhibit E-1.
“Transaction Documents” means, collectively, this Agreement, the Foreign Transfer Documentation, the Real Property Transfer Documents, the Transition Services Agreement, the IP Assignment Agreement, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Copyright Assignment Agreement, the Domain Name Assignment Agreement, the A&R Supply Agreement, the General Assignment and Bill of Sale, the Motors Assets Call Option Agreement and the Patent License Agreement.

“Transaction Expenses” means, without duplication, all Liabilities attributable to (a) costs, fees, and expenses (including all attorney’s fees, accountant’s fees, financial advisor fees and investment banker fees) incurred by Seller of any of its Affiliates (including the Purchased Subsidiaries and the Business) in connection with the transactions contemplated by this Agreement, (b) the exercise, deemed exercise or cancellation of any options, or payments to holders of such options, arising as a result of the transactions contemplated by this Agreement and (c) any retention, change of control, long-term incentive compensation, transaction or similar bonuses or other compensatory payments payable to employees, independent contractors or directors of Seller or any of its Affiliates (including the Purchased Subsidiaries and the Business), in each case arising as a result of this Agreement or the transactions contemplated by this Agreement.
“Transaction Tax Deductions” means, without duplication, all items of loss or deduction of the Purchased Subsidiaries attributable to (a) fees or other payments to the holders of the existing Indebtedness of the Purchased Subsidiaries in connection with the transactions contemplated by this Agreement, including any prepayment penalties or deductions for unamortized debt issuance costs, (b) costs, fees, and expenses (including all attorney’s fees, accountant’s fees, and investment banker fees) incurred by the Purchased Subsidiaries in connection with the transactions contemplated by this Agreement, (c) the exercise, deemed exercise or cancellation of any options, or payments to holders of such options, arising as a result of the transactions contemplated by this Agreement, (d) any retention, change of control, long-term incentive compensation, transaction or similar bonuses or other compensatory payments to employees, independent contractors or directors of the Purchased Subsidiaries, in each case arising out of or related to the transactions contemplated by this Agreement, and (e) any Taxes payable by the Purchased Subsidiaries in connection with items described in clauses (a) through (d) above, including the employer’s share of any employment Taxes.
“Transfer Tax” means any sales, use, value added, registration, stamp, documentary, transfer (including real property transfer) and similar Taxes (including any penalties and interest), excluding, for the avoidance of doubt, any non-resident capital gains Tax imposed by China (or any state or local jurisdiction within China) with respect to the disposition of shares in the Purchased Subsidiaries.
“Transferred Employee” means (i) any Automatic Transfer Business Employee and Automatic Transfer TSA Employee, in each case who does not expressly object to the transfer of his or her employment pursuant to the Automatic Transfer Regulations, (ii) any Purchased Subsidiary Business Employee and (iii) any Offer Business Employee and Non-Automatic Transfer TSA Employee, in each case who accepts (or is deemed to accept in accordance with Section 7.1 or Section 7.2) an offer of employment from Buyer or any of its Subsidiaries.
“Transition Services Agreement” means a Transition Services Agreement to be entered into between Buyer and Seller at the Closing in substantially the form attached hereto as Exhibit A.
“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.
“TSA Termination Date” means, with respect to any applicable Automatic Transfer TSA Employee or Non-Automatic Transfer TSA Employee, the date on which Seller or its relevant Affiliate ceases to provide such employee’s service pursuant to the Transition Services Agreement.

(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
.pdf    11.8(a)
Accounting Referee    2.9(d)
Acquisition Transaction    5.19
Actual Fraud    9.9(b)
Adjustment Amount    2.10(a)
Agreed Asset Allocation Statement    2.6(c)
Agreement    Preamble
Apportioned Taxes    6.3(b)
Assigned IT Assets    2.1(d)
Assumed Liabilities    2.3
Business Financial Statements    3.6
Business Leased Real Property    3.12(b)
Business Marks    5.14(c)
Business Owned Real Property    3.12(a)
Buyer    Preamble
Buyer 401(k) Plan    7.5
Buyer Indemnified Parties    9.2(a)
Buyer International Retirement Plan    Section 7.6
Buyer Prepared Tax Return    6.2(c)
Buyer Released Parties    5.17(a)
Buyer Tax Indemnified Parties    6.7(b)
Cash Incentives    7.15
China DRE    2.6(c)
Closing    2.7
Closing Statement    2.9(a)
Closing Trigger Date    2.7
Competing Business    5.9(a)
Continuation Period    7.4
control    1.1
controlled    1.1
controlling    1.1
Covered Employee    5.10(a)
Current Representation    5.11(a)
Designated Counsel    5.11(a)
Designated Person    5.11(a)
Dispute Notice    2.9(c)
Disputed Item    2.9(c)
Effective Time    2.7
e-mail    11.1
End Date    10.1(b)
Enforceability Exceptions    3.2
Estimated Closing Cash    2.7(ix)
Estimated Closing Indebtedness    2.7(ix)
Estimated Closing Working Capital    2.7(ix)
Exception Claim    9.3(a)
Excluded Assets    2.2
Excluded Liabilities    2.4
Final Closing Cash    2.10(a)

Final Closing Indebtedness    2.10(a)
Final Closing Working Capital    2.10(a)
Foreign Transfer Documentation    2.13
Indemnified Party    9.3(a)
Indemnifying Party    9.3(a)
Master Allocation Statement    2.6(b)
Material Contract    3.9(b)
Material Customer    3.20(a)
Material Supplier    3.20(b)
Notice Period    9.4
Patents    1.1
Permits    3.14
Permitted Liens    3.12(d)(ix)
Post-Closing Representation    5.11(a)
Potential Contributor    9.7
Potential Indemnified Party    6.7(c)
Potential Indemnifying Party    6.7(c)
Preliminary Closing Statement    2.7(ix)
Privileged Communications    5.11(b)
Proposed Asset Allocation Statement    2.6(c)
Purchase Price    2.6
Purchased Assets    2.1
Purchased Real Property    2.1(a)
Purchased Subsidiary Securities    3.5(b)
R&W Insurance Policy    9.10
Real Property    3.12(b)
Recall    3.23(b)
Registered Business Intellectual Property Rights    3.13(a)
Section 338(g) Election    6.1
Seller    Preamble
Seller Indemnified Parties    9.2(b)
Seller International Retirement Plan    Section 7.6
Seller Prepared Tax Return    6.2(a)
Seller Releasing Parties    5.17(a)
Seller Retiree Plan    Section 7.6
Seller Tax Indemnified Parties    6.7(a)
Seller Welfare Plan    7.9
Solvent    4.6
Tax Claim    6.7(c)
Tax Controversy    6.7(c)
Taxing Authority    1.1
Third Party Claim    9.3(a)
Trade Secrets    1.1
Trademarks    1.1
Transfer Plan    2.13
Transition Period    5.14(b)
WARN    5.8

Section 1.2    Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement:

(a)    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(c)    References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.
(d)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
(e)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(f)    “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(g)    References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.
(h)    References to any Person include the successors and permitted assigns of that Person.
(i)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(j)    References to “law,” “laws” or to any Applicable Law shall be deemed to refer to such law or Applicable Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder.
(k)    All references to any time herein shall refer to Eastern Time.
(l)    The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(m)    References to “ordinary course of business” shall be deemed to be followed by the words “consistent with past practices” (with such practices taking into account the circumstances, including restrictions imposed by Applicable Law, guidance released by any Governmental Authority and health and safety considerations related to,

SARS-CoV-2 or COVID-19 (and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks)).
(n)    The term “made available” and words of similar import, with respect to Buyer, mean that the relevant documents, instruments or materials were (A) posted and made available to Buyer on the applicable due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis) with access provided to Buyer and its Representatives at least two Business Days prior to the execution and delivery of this Agreement; or (B) provided via email or in person at least two Business Days prior to the execution and delivery of this Agreement (including materials provided to outside counsel).
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase (or cause to be purchased) from Seller and the Retained Subsidiaries, and Seller agrees to, and to cause the Retained Subsidiaries to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer (or its designee) at the Closing, free and clear of any Liens ((x) in the case of clause (i), other than Liens under applicable securities Laws, and (y) in the case of clauses (ii) and (iii), other than Permitted Liens), all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under (i) the Shares, such transfer conveying valid title; (ii) the Assigned IP Assets (including all goodwill appurtenant to any Trademarks included in the Assigned IP Assets, and the right to sue for and recover all damages for the past, present and future infringement of any Assigned IP Asset and to all royalties arising therefrom) and the Technology Deliverables and (iii) other than with respect to any Intellectual Property Rights owned by Seller or any of the Retained Subsidiaries, all of Seller’s and the Retained Subsidiaries’ right, title and interest in and to the assets, properties and business, of every kind and description Relating to the Business, including all right, title and interest of Seller and the Retained Subsidiaries in, to and under the following, in each case, excluding any Excluded Assets, as the same shall exist as of the Effective Time (clauses (i)-(iii) collectively, the “Purchased Assets”):
(a)    (i) the owned real property, together with all buildings, fixtures and improvements erected thereon, listed on Section 3.12(a)(ii) of the Disclosure Schedule and (ii) the leasehold interests in real property, together with the buildings, fixtures and improvements erected thereon, listed on Section 3.12(b)(i)(B) of the Disclosure Schedule (collectively, the “Purchased Real Property”);
(b)    all tangible personal property and interests therein, including machinery, equipment, hardware, furniture, fixtures and tools, to the extent Relating to the Business including all such property and interests, other than IT Assets, located at any of the Purchased Real Property or used by any Transferred Employees (including vehicles);
(c)    all raw materials, work-in-process, finished goods, supplies and other inventories to the extent Relating to the Business or used in the Business Products, including to the extent held by (i) customers of the Business pursuant to consignment arrangements or (ii) suppliers of the Business under tolling arrangements;
(d)    all IT Assets to the extent Relating to the Business (the “Assigned IT Assets”);

(e)    all rights under all Contracts, agreements, licenses, commitments, sales and purchase orders and other instruments, to the extent Relating to the Business;
(f)    all rights, claims, credits, causes of action or rights of set-off against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties to the extent Relating to the Business or with respect to the Business Products;
(g)    all trade and non-trade accounts receivable and other receivables (whether current or non-current) to the extent Relating to the Business, and any asset, regardless of whether Relating to the Business, that is included in the Closing Working Capital;
(h)    all prepaid assets (other than prepaid insurance) to the extent Relating to the Business;
(i)    all governmental licenses, permits, approvals, consents, certificates or other authorizations issued by any Governmental Authority to the extent Relating to the Business;
(j)    any and all goodwill and other intangible assets Relating to the Business;
(k)    to the extent permitted by Applicable Law, all documents, instruments, books, records, files, catalogs, sales literature, promotional materials, data, certificates and papers (or applicable portions thereof), whether in hard copy or electronic format, to the extent relating to, used in (or held for use in) or arising out of the operation or the conduct of the Business other than any information relating to any Taxes (it being understood that Seller and the Retained Subsidiaries shall be permitted to retain copies of such materials solely to the extent (i) necessary to demonstrate compliance with Applicable Law, (ii) relevant to any Excluded Assets or Seller’s obligations under the Transaction Documents, or (iii) part of so-called “back-up” electronic tapes in the ordinary course of business, it being understood that such retained books, record and other materials will not be provided to (or used by Seller or its Subsidiaries in) the Retained Business, other than to the extent expressly contemplated in clauses (i)-(iii) of this proviso) (it being understood that, notwithstanding the foregoing, nothing in this Section 2.1(k) is intended to sell, convey, transfer, assign or deliver any right, title or interest in or to any Intellectual Property Rights); provided, that with respect to such documents, data, instruments, books, records, files, catalogs, sales literature, promotional materials, certificates and papers, Seller may separate out, redact or otherwise remove any portions of such materials that do not relate to the Business; provided further, that if the portion of such materials that do not relate to the Business are not reasonably separable from the portions that do relate to the Business, Seller agrees to use its reasonable best efforts to provide the information contained in such materials in an alternative manner to Buyer;
(l)    all Tax Returns that relate exclusively to Taxes of the Purchased Subsidiaries and Taxes imposed with respect to the Purchased Assets (it being understood that Seller shall be permitted to retain copies of such Tax Returns);
(m)    to the extent permitted by Applicable Law, the personnel records of Seller or a Retained Subsidiary relating to the Transferred Employees; and
(n)    all plan assets that correspond to Assumed Liabilities under Purchased Subsidiary Benefit Plans and all plan assets that can be transferred by Contract or

Applicable Law that correspond to Assumed Liabilities under Assumed Benefit Plans (if any).
Subject to Section 5.12, any assets of the Purchased Subsidiaries (including any Real Property) shall be deemed Purchased Assets to the extent of the Purchased Subsidiaries’ right, title and interest therein; provided that the transfer of such assets shall be effected solely by virtue of the transfer of the Seller’s and the applicable Retained Subsidiaries’ right, title and interest in the Shares and not through the direct transfer of such assets, and Seller and its Retained Subsidiaries shall not be required to transfer any such assets of the Purchased Subsidiaries other than through the transfer of the Seller’s and the applicable Retained Subsidiaries’ right, title and interest in the Shares.
Section 2.2    Excluded Assets. Buyer expressly understands and agrees that all of the assets of Seller and the Retained Subsidiaries other than the Purchased Assets shall remain the property of Seller or such Retained Subsidiaries (collectively, the “Excluded Assets”), which shall consist of all assets not Relating to the Business (except to the extent otherwise identified as a Purchased Asset) and the following assets, whether or not Relating to the Business:
(a)    all cash and cash equivalents on hand and in banks (except for any cash or cash equivalents delivered to or for the benefit of Buyer at the Closing and taken into account in the calculation of Closing Cash);
(b)    all bank accounts in the name of Seller or any Retained Subsidiary;
(c)    all insurance policies Relating to the Business and all claims, credits, causes of action or rights thereunder;
(d)    all Intellectual Property Rights (other than the Assigned IP Assets);
(e)    all IT Assets (other than Assigned IT Assets);
(f)    all books, records, files and papers, whether in hard copy or electronic format, prepared in connection with this Agreement or the transactions contemplated hereby, and all minute books and corporate records of Seller and the Retained Subsidiaries;
(g)    all rights of Seller or any of the Retained Subsidiaries arising under the Transaction Documents or the transactions contemplated thereby;
(h)    all plan assets of the Business Benefit Plans (other than, in the case of the Purchased Subsidiary Benefit Plans and Assumed Benefit Plans, as provided in Section 2.1(n));
(i)    the personnel records of Seller or a Retained Subsidiary relating to employees of Seller or any Retained Subsidiary who are not Transferred Employees;
(j)    all prepaid Taxes (other than prepaid Taxes included in the calculation of the Closing Working Capital), as well as any rights to Tax refunds or credits of or against Seller Indemnified Taxes; and
(k)    the other property and assets described in Section 2.2(k) of the Disclosure Schedule.

Section 2.3    Assumed Liabilities. Subject to Section 2.4 (Excluded Liabilities), upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Effective Time, to assume (or cause to be Assumed) all Liabilities of Seller or any of the Retained Subsidiaries (or any predecessor of any of the foregoing or any prior owner of all or part of the businesses or assets of any of the foregoing) Relating to the Business of whatever nature, whether presently in existence or arising hereafter, except for Excluded Liabilities (the “Assumed Liabilities”), including the following:
(a)    all Liabilities set forth on the Balance Sheet and all Liabilities incurred after the Balance Sheet Date to the extent not satisfied prior to the Effective Time or included as an Excluded Liability;
(b)    all Liabilities of Seller or any of the Retained Subsidiaries arising under the contracts, agreements and other instruments referenced in Section 2.1(e);
(c)    all Liabilities arising out of or in connection with acts or omissions by or on behalf of the Business occurring at or prior to the Effective Time;
(d)    all Pre-Closing Product Liabilities, to the extent such Pre-Closing Product Liabilities are not Excluded Product Liabilities;
(e)    except with respect to Excluded Liabilities, all Liabilities or obligations arising out of any Action (i) Relating to the Business, and (ii) initiated or pending on or after the Effective Time;
(f)    all trade and non-trade accounts payable and other accounts and notes payable (including, to the extent reflected in the Final Closing Working Capital or Final Closing Indebtedness, any intercompany accounts payable that are due to Seller or any Retained Subsidiary and not settled in accordance with Section 5.3);
(g)    all Liabilities (other than Transaction Expenses and any Liabilities that are expressly retained by Seller pursuant to Article VII) (i) arising out of, or in respect of, the employment or service, or the termination of employment or service (actual or constructive), of any Business Service Provider or Former Business Service Provider, to the extent such Liabilities relate to such Business Service Provider’s or Former Business Service Provider’s employment, service or termination with respect to the Business and in each case whether arising before, on or after, the Closing (including, without limitation, any severance, termination indemnities, gratuities or termination-related payments or benefits and including any such liabilities arising under Applicable Law, contract, any Seller Collective Agreement or otherwise), other than any such Liabilities that are expressly retained by Seller pursuant to Article VII, (ii) arising out of, or relating to, any current or former employee of Seller or a Retained Subsidiary (other than any Business Employee or Former Business Employee) who was at any time previously primarily employed with respect to the Business (in the case of this clause (ii), to the extent such Liabilities relate to such individual’s employment with respect to the Business) or (iii) expressly assumed by, or transferred to, Buyer or any of its Subsidiaries (including the Purchased Subsidiaries) pursuant to Article VII;
(h)    all Liabilities arising out of, or relating to, any Purchased Subsidiary Benefit Plan or Assumed Benefit Plan, in each case whether arising before, on or after, the Closing;

(i)    all Liabilities Relating to the Business arising out of or in connection with any act, omission or circumstance occurring at any time after the Effective Time;
(j)    all Assumed Environmental Liabilities;
(k)    all Liabilities (other than Excluded Product Liabilities) for any Third Party Claim related to or arising out of the Business or the Purchased Assets, including Liabilities relating to, or arising out of, (A) breach of contract, and (B) the use, application, malfunction, defect, design, operation, performance, marketing, sale, or suitability of any product or services of the Business manufactured, sold or distributed prior to the Effective Time, whether in contract, tort, warranty, or any other legal theory, notwithstanding the fact that insurance coverage for such Third Party Claim may be, or may have been, available under an applicable insurance policy that is an Excluded Asset; and
(l)    all Liabilities for Buyer Indemnified Taxes (it being understood that this clause (l) is the sole clause in this Section 2.3 that includes Liabilities for Taxes).
Buyer’s obligations under this Section 2.3 shall not be subject to offset or reduction, whether by reason of any actual or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection therewith or any right to indemnification hereunder or otherwise.
Section 2.4    Excluded Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or any of Seller’s Subsidiaries (including the Purchased Subsidiaries) of whatever nature, whether presently in existence or arising hereafter, including those (other than Assumed Liabilities) arising out of or relating to the Business or the Purchased Assets (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”). All such Excluded Liabilities shall be retained by and remain Liabilities of Seller or the Retained Subsidiaries, as applicable. The Excluded Liabilities include the following:
(a)    All Liabilities to the extent relating to or arising out of the Excluded Assets;
(b)    all Transaction Expenses;
(c)    (i) any Liabilities relating to or arising out of any Benefit Plan that is not a Purchased Subsidiary Benefit Plan or Assumed Benefit Plan (except to the extent such Liabilities are expressly assumed by, or transferred to, Buyer or any of its Subsidiaries (including the Purchased Subsidiaries) pursuant to Article VII or which transfer pursuant to Applicable Law), (ii) any Liabilities relating to or arising out of the employment or termination of employment (actual or constructive) of any current or former employee of Seller or any of the Retained Subsidiaries to the extent such Liabilities do not relate to such individual’s employment with respect to the Business and (iii) any Liabilities specifically retained pursuant to Article VII;
(d)    all Excluded Product Liabilities;
(e)    all Excluded Environmental Liabilities; and
(f)    all Liabilities for Seller Indemnified Taxes (it being understood that this clause (f) is the sole clause in this Section 2.4 that includes Liabilities for Taxes).

Section 2.5    Limitation on Assignment of Purchased Assets. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party, would constitute a breach thereunder or in any way adversely affect, in any material respect, the rights of Buyer or Seller or any of their respective Affiliates thereunder. If such consent is not obtained or such other action is not taken, Seller and Buyer shall cooperate without further consideration in a mutually agreeable arrangement under which Buyer shall, to the extent practicable, obtain the benefits and assume the obligations thereunder in accordance with this Agreement. Anything contained herein to the contrary notwithstanding, any transfer or assignment to Buyer of any Purchased Asset that shall require an third party approval or consent as described above in this Section 2.5 shall be made subject to such approval or consent being obtained.
Section 2.6    Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Purchased Assets (including the Shares) (the “Purchase Price”) shall equal the sum of (i) the Estimated Closing Purchase Price and (ii) whether positive or negative, if applicable, the Adjustment Amount. The Purchase Price shall be paid as provided in Section 2.7 (subject to Section 2.6(b)).
(b)    The Purchase Price, the Assumed Liabilities and all other relevant items treated as consideration for all applicable Tax purposes shall be allocated between (i) the Purchased Assets and (ii) the Shares of each of the Purchased Companies, as set forth in the statement attached hereto as Exhibit B (the “Master Allocation Statement”).
(c)    As soon as reasonably practicable after the final determination of the Purchase Price pursuant to Section 2.10, Buyer shall deliver to Seller a statement (the “Proposed Asset Allocation Statement”) allocating (i) the portion of the Purchase Price allocated to the Purchased Assets (plus the Assumed Liabilities and all other relevant items treated as consideration for U.S. federal income tax purposes to the extent allocable to the Purchased Assets and properly taken into account under Section 1060 of the Code), among the Purchased Assets, and (ii) the portion of the purchase price allocated to Emerson Trading (Shanghai) Co., Ltd. (the “China DRE”) (plus the Assumed Liabilities and all other relevant items treated as consideration for U.S. federal income tax purposes to the extent allocable to the assets of the China DRE and properly taken into account under Section 1060 of the Code), among the assets of the China DRE, in each case in a manner consistent with the Master Allocation Statement and in accordance with Section 1060 of the Code and the U.S. Treasury regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate), as of the Closing Date. If, within twenty (20) days after delivery of the Proposed Asset Allocation Statement, Seller notifies Buyer in writing that Seller objects to any allocation set forth thereon, Seller and Buyer shall negotiate in good faith for thirty (30) days to resolve such objection. If (A) Seller does not so notify Buyer, or (B) Seller does so notify Buyer, and Buyer and Seller resolve such objection before the end of such thirty (30) day period the Proposed Asset Allocation Statement (as adjusted to reflect any resolution referred to in clause (B)) shall be treated as the “Agreed Asset Allocation Statement”. With respect to the Master Allocation Statement and any such Agreed Asset Allocation Statement, Buyer and Seller shall, and shall cause their respective Affiliates to, file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with the Master Allocation Statement and any such Agreed Asset Allocation Statement, and if any subsequent payment hereunder is treated for Tax purposes as an adjustment to the Purchase Price, the Master Allocation Statement and any Agreed Asset Allocation Statement shall be adjusted as mutually agreed by the Parties. For the avoidance of doubt, if Buyer and Seller are unable to agree to an Agreed Asset Allocation Statement (including any adjustment thereto), the Proposed Asset Allocation Statement shall not be binding on either Buyer or Seller and each of Buyer and Seller and their respective Affiliates shall be free to allocate the portion of the Purchase Price allocated to each of (1) the Purchased Assets and (2) the assets of the China DRE pursuant to the Master Allocation Statement in any manner as such party chooses.
Section 2.7    Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets (including the Shares) and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York (a) on the third (3rd) Business Day following which all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) have been satisfied (or, to the extent permitted by Applicable Law, waived) (the first date on which such conditions are satisfied (or, to the extent permitted by Applicable Law, waived), the “Closing Trigger Date”), provided that if the Closing Trigger Date occurs on a date during the last seven (7) days of a calendar month, then the Closing shall take place on the later of (x) the last Business Day in such calendar month and (y) the third (3rd) Business Day following the Closing Trigger Date, in each case of clauses (x) and (y), so long as all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) are satisfied (or, to the extent permitted by Applicable Law, waived) on the Closing Date; or (b) at such other date and time as may be mutually agreed between Buyer and Seller. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date (the “Effective Time”). At the Closing, the following transactions will occur:
(a)    Buyer shall deliver to Seller:
(i)    a duly executed counterpart to each Transaction Document not previously executed and delivered to which Buyer or any Affiliate thereof is a party;
(ii)    the certificate referred to in Section 8.3(c); and
(iii)    an amount equal to the Estimated Closing Purchase Price in immediately available funds by wire transfer to an account or accounts designated by Seller at least three (3) Business Days prior to the Closing Date.
(b)    Seller shall deliver to Buyer:
(iv)    a duly executed counterpart to each Transaction Document not previously executed and delivered to which Seller or any Affiliate thereof is a party;
(v)    to the extent the Purchased Subsidiary Shares are in certificated form, certificates for the Purchased Subsidiary Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and, to the extent such Purchased Subsidiary Shares are not in certificated form, other evidence of ownership or assignment in proper form for transfer, free and clear of Liens;
(vi)    the certificate referred to in Section 8.3(c);
(vii)    any other instruments of transfer necessary and appropriate to evidence the transfer of Seller’s and the Retained Subsidiaries’ right, title and interest in the Purchased Assets pursuant to and in accordance with this Agreement duly executed by Seller and the Retained Subsidiaries, to the extent applicable;

(viii)    a duly executed IRS Form W-9 from Seller and each Retained Subsidiary (or, if such Seller or Retained Subsidiary is a “disregarded entity” for U.S. federal income Tax purposes, its regarded owner) that is (A) transferring Purchased Assets and/or Purchased Subsidiary Stock and (B) a United States person as defined in Section 7701(a)(30) of the Code;
(ix)    with respect to each owned Purchased Real Property, customary affidavits as to factual matters, evidence of authority, Lien releases (as to Liens that are not Permitted Liens) and such other documents and instruments reasonably required by the title company in order to issue said title insurance policy evidencing fee title ownership in Buyer or one of its Affiliates, as applicable, subject only to the Permitted Liens (provided that Seller shall not be required to indemnify the title company or incur any liability to the title company, other than for misstatements of fact); and
(x)    any resignations, effective as of the Closing, of the directors, managers and officers of the Purchased Subsidiaries that are requested by Buyer no less than ten (10) Business Days prior to the Closing Date.
Section 2.8    Estimated Closing Calculations. Not less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth (a) Seller’s good faith estimates of (i) Closing Working Capital (“Estimated Closing Working Capital”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”) and (iii) Closing Cash (“Estimated Closing Cash”), (b) Seller’s calculation of the Estimated Working Capital Adjustment Amount, and (c) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Preliminary Closing Statement”), together with reasonable supporting documentation. The Preliminary Closing Statement shall be prepared in accordance with the definitions in this Agreement and in accordance with the Accounting Principles. Seller shall make its representatives reasonably available to Buyer to discuss the calculations contained in the Preliminary Closing Statement and shall take into consideration in good faith any proposed revisions to the Preliminary Closing Statement and the calculations set forth therein as are presented in good faith by Buyer prior to the Closing Date and, to the extent the parties mutually agree, Seller shall update the Preliminary Closing Statement, including the Estimated Closing Purchase Price to reflect the same (which updated version shall then be considered the Preliminary Closing Statement for all purposed hereunder). If Seller and Buyer are unable to reach mutual agreement with respect to any dispute related to the Preliminary Closing Statement or the Estimated Closing Purchase Price, such dispute shall not under any circumstance delay the Closing, and the Preliminary Closing Statement (including the Estimated Closing Purchase Price) provided by Seller to Buyer shall be binding for purposes of this Section 2.8 but not, for the avoidance of doubt, for any other purpose of this Agreement (including this Section 2.8), and the amounts payable at Closing shall be calculated as set forth in the Preliminary Closing Statement provided by Seller to Buyer (as modified to reflect any revision mutually agreed upon by the parties). The parties acknowledge and agree that Buyer shall be entitled to rely (without further verification) on the information and calculations (including the calculation of the Estimated Closing Purchase Price) set forth on the Preliminary Closing Statement as setting forth the true, complete and accurate listing of all amounts specified therein, including the amounts due to be paid by Buyer to Seller and any other persons to be paid a portion of the Estimated Closing Purchase Price at Closing.
Section 2.9    Closing Statement. (a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a written statement setting forth (i) a calculation of Closing Working Capital, (ii) a calculation of Closing Indebtedness, (iii) a calculation of Closing Cash, (iv) a calculation of the Closing

Working Capital Adjustment Amount, and (v) on the basis of the foregoing, a calculation of the Closing Purchase Price (the “Closing Statement”), together with reasonable supporting documentation. If Buyer fails to timely deliver the Closing Statement in accordance with the first sentence of this Section 2.9(a) within such sixty (60)-day period, the parties shall be entitled to jointly retain (at the sole cost and expense of Buyer) an independent accounting firm of recognized national standing to prepare, the Closing Statement consistent with the provisions of this Section 2.9(a), the determination of such independent accounting firm being conclusive, final and binding on the parties hereto.
(b)    Following the Closing, Buyer shall provide Seller and its Representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Purchased Subsidiaries relating to the preparation of the Closing Statement and shall cause the personnel of the Purchased Subsidiaries to reasonably cooperate with Seller in connection with its review of the Closing Statement; provided that, such access (i) shall not unreasonably interfere with the normal business operations of Buyer (or its respective Subsidiary) and (ii) shall be reasonable in light of COVID-19 and in accordance with applicable COVID-19 Measures.
(c)    If Seller disagrees with Buyer’s calculation of any of the items set forth in the Closing Statement, Seller may, within forty-five (45) days after delivery of the Closing Statement, deliver a written notice to Buyer (a “Dispute Notice”) disagreeing with such calculation and which specifies Seller’s good faith calculation of Closing Working Capital, Closing Indebtedness and Closing Cash and, in reasonable detail, specifying Seller’s grounds for each point of disagreement. Seller may deliver only one Dispute Notice. The Dispute Notice shall specify those items or amounts as to which Seller disagrees (each, a “Disputed Item”), and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.
(d)    If Seller does not provide a Dispute Notice to Buyer within such forty-five (45) day period, then the amounts (including the Closing Purchase Price) set forth on the Closing Statement shall become conclusive and binding on the parties hereto. If Seller duly delivers a Dispute Notice, Buyer and Seller shall, during the forty-five (45) days following such delivery, negotiate in good faith to reach agreement on each Disputed Item in order to determine the amount of Closing Working Capital, Closing Indebtedness and Closing Cash with any discussions governed by Rule 408 of the Federal Rules of Evidence. If during such forty-five (45) day period, Seller and Buyer are able to reach agreement, such agreement shall be final and binding on Seller and Buyer for purposes of computing the Closing Purchase Price. If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter jointly retain a mutually acceptable nationally recognized accounting firm, who shall not have any material relationship with Buyer or Seller (the “Accounting Referee”) and cause such Accounting Referee promptly to review this Agreement and the Disputed Items for the purpose of calculating Closing Working Capital, Closing Indebtedness and Closing Cash. In making such calculation, the Accounting Referee shall act as an accounting expert and not as an arbitrator and shall consider and advise on only the Disputed Items, and shall be bound by the terms of this Agreement (including the definitions) and the Accounting Policies. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a written report setting forth such calculation. The scope of the disputes to be resolved by the Accounting Referee shall be limited to those Disputed Items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the parties) and whether any disputed determinations of the Closing Working Capital, Closing Indebtedness and Closing Cash were properly calculated in accordance with the Accounting Principles and the provisions of this Agreement. Such report shall be final and binding upon Buyer and Seller absent manifest error. The cost of such review and report shall be borne (i) by Seller if Seller is awarded less than fifty percent (50%) of the aggregate value of all Disputed Items submitted to the Accounting Referee, (ii) by Buyer if Buyer is awarded less than fifty percent (50%) of the aggregate value of all Disputed Items submitted to the Accounting Referee and (iii) otherwise equally by Buyer and Seller.
(e)    Buyer and Seller agree that they will, and agree to cause their respective independent accountants and Subsidiaries to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital, Closing Indebtedness and Closing Cash and in the conduct of the reviews referred to in this Section 2.9, including the making available to the extent necessary of books, records, work papers and personnel.
(f)    The parties agree that the purpose of this Section 2.9 and Section 2.10 is to determine the Closing Working Capital, Closing Indebtedness and Closing Cash and the related purchase price adjustments contemplated by this Section 2.9 and Section 2.10, and such calculations are not intended to adjust for inconsistencies that may be found with respect to the Balance Sheet and GAAP (in each case, unless inconsistent with the Accounting Policies or the definitions of Closing Working Capital, Closing Indebtedness and Closing Cash). Article IX shall be the sole and exclusive remedy for inconsistencies that may be found with respect to the Balance Sheet and GAAP (in each case, unless inconsistent with the Accounting Policies or the definitions of Closing Working Capital, Closing Indebtedness and Closing Cash).
Section 2.10    Adjustment of Purchase Price. (a) As an adjustment to the Estimated Closing Purchase Price, which may be positive or negative (the “Adjustment Amount”), (i) if (A) Estimated Closing Purchase Price exceeds (B) the Closing Purchase Price (as finally determined in accordance with Section 2.9), then Seller shall pay to Buyer the amount of such excess, and (ii) if (A) the Closing Purchase Price (as finally determined in accordance with Section 2.9) exceeds (B) Estimated Closing Purchase Price, then Buyer shall pay to Seller the amount of such excess. The “Final Closing Working Capital,” “Final Closing Indebtedness” and “Final Closing Cash” means Closing Working Capital, Closing Indebtedness and Closing Cash, respectively, (x) as set forth in the Closing Statement, if Seller does not duly deliver a Dispute Notice or (y) if a Dispute Notice is delivered (A) as agreed between Seller and Buyer pursuant to Section 2.9(d) or (B) in the absence of such agreement, as determined by the Accounting Referee pursuant to Section 2.9(d); provided that in no event shall Closing Working Capital, Closing Indebtedness and Closing Cash be more than the higher value thereof proposed by either Seller or Buyer or less than the lower value thereof proposed by either Seller or Buyer, in each case, as set forth in the Closing Statement and the Dispute Notice, respectively.
(b)    Any payment pursuant to this Section 2.10 shall be made by Buyer or Seller, as the case may be, within five Business Days after the determination of Final Closing Working Capital, Final Closing Indebtedness and Final Closing Cash, by wire transfer of immediately available funds to such account or accounts of such other party as may be designated by such other party.
Section 2.11    Payments. Any amount required to be paid by Buyer or Seller under this Agreement that is not paid within the period specified for such payment shall bear interest on a daily basis, from and including the date such payment was required to be made hereunder, to but excluding the date of payment, at a rate per annum equal to (a) the rate of interest publicly announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York in effect from time to time plus (b) five (5) percentage points, during the period from the date such payment was required to be made hereunder, to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.12    Withholding. Buyer and Seller and their respective Affiliates, and the Purchased Subsidiaries, shall each be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law; provided that, except with respect to any withholding or deduction required as a result of failure to deliver the certifications required to be delivered pursuant to Section 2.7(viii), (a) (other than in respect of amounts treated as compensation, in respect of backup withholding or as may be required under Section 1445 of the Code), the party making any payment shall use commercially reasonable efforts to notify the party entitled to receive such payment at least ten (10) days before any such payment is made of any deduction or withholding requirement applicable to such payment of which the withholding party becomes aware and (b) the parties hereto shall use commercially reasonable efforts to cooperate prior to the Closing Date to reduce or eliminate any such deduction and withholding. Amounts so withheld and properly remitted to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.
Section 2.13    Foreign Transfer Agreements. The assignment of the Purchased Assets, the assumption of the Assumed Liabilities, and the transfer of any Shares relating to any portion of the Business located outside of the United States will, to the extent required by Applicable Law, effect the steps and transactions described in Exhibit D and attached hereto (the “Transfer Plan”) pursuant to customary short-form acquisition agreements, transfer agreements, assumption agreements, deeds, bills of sale and other instruments of sale (as applicable and as may be required in a jurisdiction in which Applicable Law or custom requires observance of specified formalities or procedures to legally effect the assignment of the Purchased Assets, the assumption of Assumed Liabilities, and the transfer if any Shares) (collectively, the “Foreign Transfer Documentation”) on a country-by-country basis, with any such acquisition, transfer or assumption agreement in substantially the forms attached as Exhibit C to this Agreement, except as Seller and Purchaser may otherwise agree, including for: (i) the deletion of provisions which are inapplicable to such jurisdiction or transfer; (ii) such changes as may be necessary to satisfy the requirements of local Applicable Law; (iii) such changes as may be reasonably agreed upon by Seller and Buyer in order to adapt such agreement to the particular circumstances of the relevant jurisdiction, and (iv) such changes as may be reasonably necessary to ensure that the Foreign Transfer Documentation conforms to the terms and conditions of this Agreement; provided that, in each case, the Foreign Transfer Documentation shall serve purely to effect the assignment of the Purchased Assets and the assumption of the Assumed Liabilities. For the avoidance of doubt, (i) the Foreign Transfer Documentation shall not have any effect on the value being given or received by Seller or Buyer, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement and (ii) in the event of any conflicts between any Foreign Transfer Documentation and this Agreement, the terms of this Agreement shall control in all respects. Seller and Buyer shall not, and shall cause their respective Affiliates not to, bring any claim for any cause of action under any Foreign Transfer Documentation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedule (but subject to Section 11.13), Seller represents and warrants to Buyer that:
Section 3.1    Corporate Existence and Power. Seller, each Seller Entity and each Purchased Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as now conducted. Seller, each Seller Entity and each Purchased Subsidiary is duly licensed or qualified to do business and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the properties and/or assets owned or leased by it or the operation of its business as currently conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not reasonably be expected to be material to the Business, taken as a whole.
Section 3.2    Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of Seller. The execution, delivery and performance of each other Transaction Document to which Seller or any of its Affiliates is or will be a party, by Seller and any such Affiliates, and the consummation of the transactions contemplated thereby, are within Seller’s and any such Affiliate’s corporate powers and have been, or will be prior to their execution, delivery and performance, duly and validly authorized by all necessary corporate action on the part of Seller and any such Affiliates. No other corporate proceedings on the part of Seller or any of its Affiliates are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Transaction Document to which Seller or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Seller and any such Affiliate, shall constitute, a valid and binding agreement of Seller and any such Affiliate, enforceable against Seller and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.3    Governmental Authorization. The execution, delivery and performance by Seller, the Seller Entities and the Purchased Subsidiaries of this Agreement and the other Transaction Documents to which it and they are a party and the consummation of the transactions contemplated hereby and thereby does not and will not require any Approval of, action by or in respect of, or filing, notice, or registration with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act; (b) compliance with any other applicable Competition Laws; (c) compliance with any applicable requirements of the 1934 Act; and (d) any such action or filing as to which the failure to make or obtain would not reasonably be expected to be material to the Business, taken as a whole.
Section 3.4    Noncontravention. The execution, delivery and performance by Seller, the Seller Entities and the Purchased Subsidiaries of this Agreement and the other Transaction Documents to which it and they are a party, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not, assuming compliance with the matters referred to in Section 3.2, (a) violate the certificate of incorporation or bylaws or other organizational documents of Seller, any Seller Entity or any Purchased Subsidiary, (b) violate or breach any Applicable Law, (c) conflict with, require any consent, authorization, approval or other action by any Person under, constitute a default under, or result in or give rise to any right of termination, cancellation, acceleration or adverse modification (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any of the Purchased Subsidiaries or to a loss of any benefit to which Seller or any Purchased Subsidiary is entitled under any provision of any Material Contract, (d) cause the suspension or revocation or loss of a benefit under any Permit, or (e) result in the creation or imposition of any Lien on the Shares or any Purchased Asset or on any asset of any Purchased Subsidiary, except for any Permitted

Liens, with such exceptions, in the case of each of clauses (b) through (e), as would not reasonably be expected to be material to the Business, taken as a whole.
Section 3.5    Purchased Subsidiaries. (a) Each Purchased Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization. Section 3.5 of the Disclosure Schedule sets forth each Purchased Subsidiary, listing for each Purchased Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, the number and type of its issued and outstanding equity securities, and the current record and beneficial ownership of such equity securities.
(b)    All the Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Shares are owned beneficially and of record by Seller, the Retained Subsidiaries or a Purchased Subsidiary (as applicable) as set forth on Section 3.5 of the Disclosure Schedule free and clear of any Lien and Seller, a Seller Entity or a Purchased Subsidiary (as applicable) has good and valid title to the Shares free and clear of all Liens. There are no (i) securities convertible into or exchangeable for, at any time, shares of capital stock or voting securities of any Purchased Subsidiary or (ii) options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character (written or oral) (including any put, call, preemptive right, right of first refusal or other contractual obligation) to acquire from any Person, or other obligation of any Person to issue, transfer, or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Purchased Subsidiary (the items in clauses (i) and (ii) of Section 3.5(b) being referred to collectively as the “Purchased Subsidiary Securities”). There are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire any outstanding Purchased Subsidiary Securities. No Purchased Subsidiary has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. There are no voting trusts, shareholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the equity securities of any Purchased Subsidiary.
(c)    True and complete copies of the certificate of incorporation, bylaws and other organizational documents of each Purchased Subsidiary, as amended and in effect on the date of this Agreement, has been made available to Buyer. No Purchased Subsidiary is in default under or in violation of any provision of its organizational documents.
Section 3.6    Financial Statements. Section 3.6 of the Disclosure Schedule sets forth (i) the audited combined balance sheets of the Business as of September 30, 2020 and September 30, 2021, and the related audited combined statement of income, comprehensive income, equity and cash flows of the Business for each of the years ended September 30, 2019, September 30, 2020 and September 30, 2021 (the “Business Financial Statements”) and (ii) the June 30 HFM Management Financial Statements. The Business Financial Statements have been prepared from, and are in accordance with, in all material respects, the books and records of Seller and the Purchased Subsidiaries, and fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial condition, assets, liabilities, revenues and expenses of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods then ended. The June 30 HFM Management Financial Statements have been prepared from, and are in accordance with, in all material respects, the books and records of Seller and the Purchased Subsidiaries, and fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and as described in Section 3.6 of the Disclosure Schedule), the combined financial position of the Business as of the dates thereof and the combined results of operations and cash flows of the Business for the periods then ended, subject to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal and recurring year-end adjustments. Seller, the Seller Entities and the Purchased

Subsidiaries have devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide (i) reasonable assurances that all transactions are executed in accordance with the general and specific authorization of the management of Seller, (ii) reasonable assurances that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items and (iii) prevention or timely detection of the unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements of the Business. The books and records of Seller, the Seller Entities and the Purchased Subsidiaries from which the Business Financial Statements and the June 30 HFM Management Financial Statements have been prepared are complete and correct in all material respects and are maintained in all material respects in accordance with GAAP and any other applicable accounting requirements. There are no significant deficiencies in the design or operation of Seller’s, the Seller Entities’ or the Purchased Subsidiaries’ internal controls that would reasonably be expected to materially impair Seller’s, the Seller Entities’ or the Purchased Subsidiaries’ ability to record, process, summarize and report financial data with respect to the Business. None of Seller, the Seller Entities or the Purchased Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Seller and any Subsidiary thereof, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Seller, the Seller Entities or the Purchased Subsidiaries with respect to the Business.
Section 3.7    Absence of Certain Changes.
(a)    Since the Balance Sheet Date there has not been any Effect that has a Material Adverse Effect.
(b)    From the Balance Sheet Date through the date of this Agreement, (i) the Business has been conducted in the ordinary course consistent with past practices and (ii) neither Seller nor any Purchased Subsidiary has taken any action that, if taken after the date hereof and prior to the Closing without the approval of Buyer, would constitute a breach of clauses (e), (g), (h), (k), (m) or (p) (with respect to the foregoing clauses) of Section 5.1.
Section 3.8    No Undisclosed Liabilities. There are no Liabilities of the Purchased Subsidiaries or the Business of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than:
(a)    Liabilities provided for in the Balance Sheet or disclosed in the notes thereto, in each case only to the extent so provided for or disclosed;
(b)    Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;
(c)    Liabilities incurred in connection with the transactions contemplated hereby; and
(d)    other Liabilities which would not be material to the business.
Section 3.9    Material Contracts.(a) Except (x) as set forth in Section 3.9 of the Disclosure Schedule or (y) with respect to any Benefit Plan, with respect to the Business, the

Purchased Assets or the Assumed Liabilities, as of the date of this Agreement, neither Seller nor any of its Subsidiaries is a party to or bound by:
(i)    any Lease (whether of real or personal property) requiring annual rentals (to or from Seller or its Affiliates) of $100,000 or more in any of the last three calendar years or relating to the Purchased Real Property;
(ii)    any Contract for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring annual payments by the Business of $3,000,000 or more during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the twelve (12)-month period immediately preceding, the date hereof;
(iii)    any binding sales, distribution or other similar Contract providing for the sale or license by the Business of materials, supplies, goods, services, equipment or other tangible assets requiring annual payments to the Business of $5,000,000 or more during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the twelve (12)-month period immediately preceding, the date hereof;
(iv)    any material joint venture, profit-sharing (or loss-sharing) arrangement, partnership, collaboration, strategic alliance, co-promotion, commercialization, research, development or other similar agreement;
(v)    any material Contract between the Business, on the one hand, and any (A) Retained Business or (B) Retained Subsidiary, on the other hand;
(vi)    any Contract relating to indebtedness for borrowed money or any material guaranty or credit support obligation;
(vii)    any Contract containing any future capital expenditure obligations of the Business in excess of $2,000,000;
(viii)    any material Contract with any Governmental Authority;
(ix)    any Contract with any Material Customer or any Material Supplier;
(x)    any Contract that (A) limits in any material respect, or purports to limit in any material respect, the ability of the Business (or, upon the consummation of the transactions contemplated hereby, Buyer or any of its Affiliates, including the Purchased Subsidiaries) from competing with any Person or in any geographical area, engaging in any line of business or selling products or delivering services to any Person, or soliciting potential employees, officers, managers, directors or customers, (B) grants “most favored nation” status or contains “exclusivity” requirements or similar obligations binding on the Business or, upon the consummation of the transactions contemplated hereby, Buyer or any of its Affiliates, including the Purchased Subsidiaries, (C) includes “take or pay” requirements or provisions obligating a Person to obtain or provide a minimum quantity of goods or services to or from another Person, or (D) grants to a third party any right of first refusal or first offer or similar right;

(xi)    any Contract under which Seller or any of its Subsidiaries agrees to indemnify, or assume any environmental or other Liability of, any Person in connection with the Business other than in the ordinary course of business;
(xii)    any Contract with or to a labor union, guild or labor organization (including any collective bargaining agreement);
(xiii)    any Contract involving the settlement or compromise of any Action (whether pending or threatened) (or series of related Actions) which (A) will involve payments after the date of this Agreement in excess of $1,000,000 or (B) will impose materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on the Business (or, following the Closing, on Buyer or any of its Affiliates, including the Purchased Subsidiaries);
(xiv)    any supply Contract relating to any sole source or supply of any raw material or component;
(xv)    any Contract under which Seller or any of its Subsidiaries (i) grants any license, sublicense or other rights to any third party with respect to any Business Intellectual Property Rights, except for non-exclusive licenses or sublicenses granted in the ordinary course of business, or (ii) receives a license, sublicense or other rights under any Intellectual Property Rights with respect to the operation of the Business, other than non-exclusive licenses for generally commercially available software; or
(xvi)    any Contract (A) relating to the acquisition or disposition of any business or material portion of the assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) entered into during the five-year period immediately preceding the date hereof (B) that contains a put, call or similar right pursuant to which the Business could be required to purchase or sell any equity securities of any Person or (C) that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that is a material obligation of the Business or that would reasonably be expected to result in the receipt or making by the Business of future payments in excess of $2,000,000.
(b)    Each agreement, contract, lease, arrangement or commitment disclosed or required to be disclosed in the Disclosure Schedule pursuant to this Section 3.9 (each, a “Material Contract”) is a valid and binding agreement of Seller or its applicable Subsidiary party thereto (subject to the effects of applicable bankruptcy, clarification, insolvency, fraudulent conveyance, moratorium, sponsorship or otherwise Applicable Law relating to or affecting credit’s rights generally and to general principles of equity, whether considered at law or in equity) and is in full force and effect, and neither Seller nor such applicable Subsidiary nor, to the knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, except for any such defaults or breaches which would not reasonably be expected to be material to the Business, taken as a whole. To the knowledge of Seller, no event has occurred that with or without notice or lapse of time or both would constitute a material violation, breach or default under any Material Contract by any party thereto. Neither Seller nor any of its Subsidiaries has received any written notice regarding a violation or breach of, default under, or intention to cancel, accelerate or terminate any Material Contract and, to the knowledge of Seller, no other Person has received any written notice regarding a violation or breach of, default under, or intention to cancel, accelerate or terminate any Material Contract. Seller has made available to Buyer true and complete copies of each written Material Contract, together with all amendments, modifications, supplements, statements of work, purchase orders, and “side letters” that affect and provide for rights and/or obligations of Seller or its Subsidiaries.
Section 3.10    Litigation. There is no, and since the Lookback Date, there has been no, Action pending against or, to the knowledge of Seller, threatened against, the Business or any Purchased Subsidiary or that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, except as would not reasonably be expected to (i) be material to the Business, taken as a whole or (ii) prevent, hinder or materially delay the ability of Seller and Buyer to consummate the Transaction.
Section 3.11    Compliance with Laws. Since the Lookback Date, neither Seller nor any of its Subsidiaries has been in violation of, and to the knowledge of Seller, has not been under investigation with respect to and has not been given written notice of any violation of, any Applicable Law relating to the conduct of the Business, except for violations that would not reasonably be expected to (i) be material to the Business, taken as a whole or (ii) prevent, hinder or materially delay the ability of Seller and Buyer to consummate the Transaction. There is no Order outstanding against Seller or any of the Purchased Subsidiaries that would reasonably be expected to (i) be material to the Business, taken as a whole or (ii) prevent, hinder or materially delay the ability of Seller and Buyer to consummate the Transaction.
Section 3.12    Properties; Liens. (a) Section 3.12(a) of the Disclosure Schedule sets forth a true and complete list of all of the real property owned as of the date hereof by (i) any Purchased Subsidiary or (ii) Seller or any Seller Entity and Relating to the Business (collectively, the “Business Owned Real Property”). Seller, the Seller Entities and the Purchased Subsidiaries, as applicable, have good and marketable title to all Business Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to be material to the Business, taken as a whole, neither Seller nor its Affiliates has received written notice of any, and to the knowledge of Seller, there is no, default by Seller or any of its Affiliates under any restrictive covenants affecting the Business Owned Real Property, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by Seller or any of its Affiliates under any such restrictive covenants. There are no outstanding options or rights of first refusal to purchase the Business Owned Real Property. Except as would not reasonably be expected to be material to the Business, taken as a whole, to the knowledge of Seller, the existing buildings and improvements located on the Business Owned Real Property are located entirely within the boundary lines of such Business Owned Real Property or on permanent easements on adjoining land benefiting such Business Owned Real Property and may lawfully be used under applicable zoning and land use laws for their current use.
(b)    Section 3.12(b) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of (i) all of the real property leased, subleased, licensed or otherwise used or occupied (A) by any Purchased Subsidiary or (B) by Seller or any Seller Entity and Relating to the Business (collectively, the “Business Leased Real Property” and together with the Business Owned Real Property, the “Real Property”) and (ii) the name of the lessee of such Business Leased Real Property. Except as would not reasonably be expected to be material to the Business, taken as a whole, Seller and its Affiliates, as applicable, have a valid leasehold or subleasehold (as applicable) interest in all Business Leased Real Property, free and clear of all Liens, except Permitted Liens. All Leases of the Business Leased Real Property are in full force and effect and are enforceable in accordance with their respective terms, subject to the

Enforceability Exceptions. None of Seller or any of its Subsidiaries has received any written notice of any, and there is no default by any of Seller or its Subsidiaries, or, to the knowledge of Seller, by any other party, under any Lease and, to the knowledge of Seller, no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a default by Seller or any of its Subsidiaries, or, to the knowledge of Seller, any other party under such Lease, in each case except as would not reasonably be expected to be material to the Business, taken as a whole.
(c)    Seller and its Subsidiaries have good, valid and marketable title to, or a valid license or leasehold interests in, all of the tangible assets which are necessary for the conduct of the Business and the Motors Business as currently conducted, except as would not reasonably be expected to be material to the Business or the Motors Business (as applicable), taken as a whole, free and clear of any and all Liens except for Permitted Liens. Seller and its Subsidiaries have good, valid and marketable title to all of the assets reflected on the Balance Sheet as being owned by it (except to the extent that such assets have been disposed after the date of the Balance Sheet in the ordinary course of business), free and clear of any and all Liens other than Permitted Liens.
(d)    No Purchased Real Property or material Real Property of a Purchased Subsidiary, as applicable, is subject to any Lien, except for:
(i)    Liens disclosed in Section 3.12(d) of the Disclosure Schedule;
(ii)    Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto;
(iii)    Liens for Taxes, assessments and similar charges that (A) are not yet due and payable, or (B) are not material;
(iv)    mechanic’s, materialman’s, carrier’s, repairer’s, worker’s, warehouseman’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable, or, if due, not delinquent or that are being contested in good faith if adequate reserves with respect thereto are maintained on the Purchased Subsidiaries’ books in accordance with GAAP;
(v)    statutory or contractual Liens of landlords or Liens on the landlord’s or prior landlord’s interests;
(vi)    zoning, planning, entitlement, building codes and other land use laws, regulations, ordinances or other legal requirements regulating the use or occupancy of the Real Property, in each case, which are not violated in any material respect by the current use or occupancy of such Real Property or the operation of the Business;
(vii)    Liens constituting non-exclusive licenses, sublicenses or covenants not to sue in respect of Intellectual Property Rights granted in the ordinary course of business;
(viii)    purchase money Liens and Liens securing rental payments under capital lease arrangements;
(ix)    easements, rights-of-way, defects, irregularities or imperfections of title, encroachment, servitudes, permits, flowage rights, leases, licenses and similar restrictions that (A) are matters of record or (B) would be disclosed by a current, accurate survey or physical inspection of real property and, in each case of clauses (A) and (B) do not materially interfere with the present uses or value of such Purchased Asset (clauses (i)–(ix) of this Section 3.12(d) are, collectively, the “Permitted Liens”).
Section 3.13    Intellectual Property. (a) Section 3.13(a) of the Disclosure Schedule contains a list of all issuances, registrations and applications for registration or issuance of any Business Intellectual Property Rights (the “Registered Business Intellectual Property Rights”). Except as would not be material to the Business, taken as a whole, the list in Section 3.13 of the Disclosure Schedule includes all issued or applied-for Patents owned by Seller or any of its Subsidiaries that read upon, are practiced by, or claim any aspect of any Business Product or other design, process, machine, article of manufacture or composition of matter of the Business. Each item of Registered Business Intellectual Property Rights is subsisting and, to the knowledge of Seller, not invalid or unenforceable, except for pending applications. Seller and its Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to each item of Registered Business Intellectual Property Rights. Seller or a Subsidiary of Seller is the exclusive owner of all Business Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens).
(b)    (i) None of the material Business Intellectual Property Rights is subject to any Order or co-existence or settlement agreement materially adversely affecting the use thereof or rights thereto by Seller or its Subsidiaries, (ii) no proceedings are pending or, to the knowledge of Seller, threatened which challenge the ownership, scope, registration, use, validity or enforceability of any rights in respect of any of the Registered Intellectual Property Rights, or which allege that the conduct of the Business infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any third party, (iii) since the Lookback Date, the conduct of the Business has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any third party, and neither Seller nor any of its Affiliates has received any written notice since the Lookback Date (or earlier, if presently unresolved) alleging such infringement, misappropriation, dilution or other violation and (iv)(A) to the knowledge of Seller, no third party is infringing, misappropriating, diluting or otherwise violating any material Business Intellectual Property Right, and (B) no claim or action is pending, or to the knowledge of Seller threatened, alleging any such infringement, misappropriation, dilution or other violation.
(c)    The Seller and each of its Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property Rights and, to the knowledge of Seller, there are no material unauthorized uses or disclosures of any such Trade Secrets. All current and former employees, officers, agents and independent contractors of Seller or any of its Subsidiaries who have contributed to, developed or conceived any material Intellectual Property Rights relating to the Business Products or for or on behalf of the Business have assigned by operation of law or entered into a valid and enforceable agreement that presently assigns to the Seller or a Subsidiary, as applicable, all right, title, and interest in and to all such Intellectual Property Rights.
(d)    The Business Intellectual Property Rights and the Licensed Motors IP include all of the material Intellectual Property Rights (other than Trademarks or domain names) owned by Seller or any of its Subsidiaries as of the Closing used in (or held for use in), practiced by or necessary to the conduct of the operation of the Business and the Motors Business as conducted as of the Closing.
(e)    The execution, delivery and performance by Seller and its Subsidiaries of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in the loss, suspension, limitation or other impairment of, or give rise to any right of any Person to suspend, limit, terminate, restrict or otherwise impair, the right of Buyer, the Purchased Subsidiaries or the Business to own or use or otherwise exercise any other rights that Seller or any of its Subsidiaries or the Business currently has with respect to any Business Intellectual Property Rights, or any material Intellectual Property Rights licensed or otherwise made available to the Business, or otherwise result in the imposition of any new or additional requirements with respect to the use or exploitation of any such Intellectual Property Rights.
Section 3.14    Permits. Seller and its Subsidiaries possess all governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Authority necessary for the operation of the Business as currently conducted (the “Permits”). The Permits are valid and in full force and effect. Seller is not currently, nor has Seller since the Lookback Date been, in violation of or default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits, except as would not reasonably be expected to be material to the Business, taken as a whole. All material fees and charges with respect to such Permits as of the date of this Agreement have been paid in full.
Section 3.15    Finders’ Fees. Except for Goldman Sachs & Co. LLC, whose fees shall be the sole responsibility of and shall be paid by Seller, there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Seller or its Subsidiaries who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.
Section 3.16    Employee Benefits and Labor Matters. (a) Section 3.16(a) of the Disclosure Schedule lists each material Business Benefit Plan (other than those mandated or required by Applicable Law). For each such material Business Benefit Plan listed on Section 3.16(a) of the Disclosure Schedule, Seller has made available to Buyer (i) a summary of the material benefits provided under such plan or a copy of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto with respect to any such Business Benefit Plan, (ii) the most recently filed annual return/report (Form 5500), if applicable, with respect to any Purchased Subsidiary Benefit Plan, Assumed Benefit Plan or the Seller 401(k) Plan, (iii) the most recent financial statements or actuarial reports, if applicable, prepared for any such Purchased Subsidiary Benefit Plan, Assumed Benefit Plan or the Seller 401(k) Plan and (iv) the most recent favorable IRS determination letter, if applicable, with respect to any such Business Benefit Plan.
(b)    Except as set forth on Section 3.16(b) of the Disclosure Schedule, no Business Benefit Plan (i) is subject to Title IV of ERISA or (ii) provides any post-retirement medical or dental benefits to any Business Employee (other than coverage mandated by Applicable Law, including COBRA), except in each case of (i) and (ii) as would not have a Material Adverse Effect.
(c)    Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired.
(d)    Since the Lookback Date, each Business Benefit Plan and Seller Collective Agreement has been maintained in compliance with its terms and Applicable Law, except for failures to comply that would not reasonably be expected to be material to the Business.

(e)    Except as would not reasonably be expected to be material to the Business, no Action (other than routine claims for benefits) is pending against or, to Seller’s knowledge, is threatened against, any Business Benefit Plan before any Governmental Authority.
(f)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or together with any other event, (i) entitle any Business Employee, Business Contractor, Former Business Employee or Former Business Contractor to any material compensation or benefits under any Business Benefit Plan or Assumed Benefit Plan, (ii) accelerate the time of payment or vesting of any material compensation or benefits under, or materially increase the amount of compensation or benefits payable pursuant to, any Business Benefit Plan or (iii) give rise to any “withdrawal liability” (within the meaning of Title IV of ERISA).
(g)    Since the Lookback Date, the Purchased Subsidiaries have been, and Seller and the Retained Subsidiaries have been with respect to the Business Employees, Business Contractors, Former Business Employees and Former Business Contractors, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans, and also in compliance with the terms of all Seller Collective Agreements, in each such case except for failures to comply that would not have a Material Adverse Effect.
(h)    Except as set forth on Section 3.16(h) of the Disclosure Schedule, none of Seller, any Purchased Subsidiary or any Retained Subsidiary is a party to, or is currently negotiating in connection with entering into, any Seller Collective Agreement or other collective bargaining agreement relating to Business Employees, Business Contractors, Former Business Employees or Former Business Contractors. To Seller’s knowledge, as of the date of this Agreement, there is no labor organization effort pending or threatened by any Business Employees or Business Contractors, or any material labor strike or stoppage pending or threatened by any Business Employees or Business Contractors.
(i)    Except as set forth in this Section 3.16, no representations or warranties are being made with respect to Business Benefit Plans, Business Employees or any other compensation, benefit, labor or employment matters.
Section 3.17    Environmental Compliance. (a) Except as to matters that would not reasonably be expected to be material to the Business, taken as a whole:
(i)    With respect to the Business, the Purchased Assets, the Purchased Subsidiaries and the Real Property, Seller and its Subsidiaries are, and since the Lookback Date have been, in compliance with all applicable Environmental Laws;
(ii)    with respect to the Business, the Purchased Assets, the Purchased Subsidiaries and the Real Property (A) Seller and its Subsidiaries possess all Permits required by all applicable Environmental Laws; (B) all such Permits are valid and in full force and effect; and (C) neither Seller nor any of its Subsidiaries is in default, and, to the knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default, under such Permits; and
(iii)    (x) since the Lookback Date, or if unresolved, any prior year, no written notice, Order, request for information, demand, complaint or penalty has been received, or entered into, by Seller or any of its Subsidiaries, and (y) there has been no Action pending or, to the knowledge of Seller, threatened, in the case of each of (x) and (y), which relates to the Business, the Purchased Assets, the Purchased Subsidiaries or the Real Property that (A) alleges a violation of any Environmental Law (B) regards any revocation, withdrawal, non-renewal, suspension, cancellation, modification or termination of any Permit required by applicable Environmental Laws, (C) relates to the Release or threatened Release of a Hazardous Substance or (D) asserts any actual or potential Environmental Liability.
(iv)    Except as would not be material to the Business, taken as a whole, the Seller and its Subsidiaries have not, with respect to the Business, the Purchased Assets or the Purchased Subsidiaries, either expressly or by operation of law, assumed, undertaken or provided an indemnity with respect to any Environmental Liability, including any obligation for Remedial Action, of any other Person relating to any Environmental Law.
(v)    The Seller and its Subsidiaries have not, with respect to the Business, the Purchased Assets or the Purchased Subsidiaries, stored, treated, recycled or disposed of, or arranged for the storage, treatment, recycling or disposal of, any Hazardous Substances to any real property that is listed or proposed for listing on, the National Priorities List (or the Comprehensive Environmental Response, Compensation, and Liability Information System) under Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq, the Superfund Enterprise Management System or any similar state or local list.
(vi)    No Release or threatened Release of a Hazardous Substance exists or has occurred on, in, under, from or within any of the Purchased Real Property that would reasonably be expected to require any Remedial Action under Environmental Law or reasonably form the basis of any Environmental Liability in connection with the Purchased Property.
(b)    The Seller has delivered to Buyer or provided Buyer with access to all material environmental reports, investigations and audits in its possession or control relating to Hazardous Substances or concerning compliance with Environmental Laws and Relating to the Business or the Real Property.
Section 3.18    Taxes. Seller represents and warrants to Buyer that:
(a)    Except as to matters that would not reasonably be expected to be, individually or in the aggregate, material:
(i)    Each of the Purchased Subsidiaries has timely filed, or caused to be timely filed, with the appropriate Taxing Authorities, all Tax Returns that are required to be filed by, or with respect to, each of the Purchased Subsidiaries and each such Tax Return is true, correct and complete. All Taxes due and payable by or with respect to the Purchased Subsidiaries have been timely paid in full.
(ii)    All amounts required to be withheld by the Purchased Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper Governmental Authority.
(iii)    There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to Seller’s knowledge, threatened against or with respect to any of the Purchased Subsidiaries in respect of any Tax.
(iv)    No Purchased Subsidiary has waived any federal, state, local or foreign statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which statute of limitations has not since expired.
(v)    Seller and the Retained Subsidiaries have paid (or have caused to be paid) or have withheld and remitted (or have caused to be withheld and remitted) to the appropriate Taxing Authority, in each case, all Taxes due on or before the date hereof and relating to the Purchased Assets, the non-payment of which would result in a Lien on any Purchased Asset.
(vi)    No Taxing Authority has proposed, or, to the knowledge of Seller, is threatening to propose any adjustment to any item with respect to Taxes, the non-payment of which would result in a Lien on any Purchased Asset.
(vii)    There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to Seller’s knowledge, threatened in writing against or with respect to Seller or any Retained Subsidiary in respect of any Tax, the non-payment of which would result in a Lien on any Purchased Asset.
(viii)    None of the Purchased Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated U.S. federal or similar U.S. state or local or non-U.S. Income Tax Return (other than the consolidated group the common parent of which is or was the Seller or one of its Retained Subsidiaries, or an Affiliated Group consisting solely of Purchased Subsidiaries) or (ii) has any Liability for the Taxes of any Person (other than Seller, any of its Affiliates or any Purchased Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor.
(ix)    None of the Purchased Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a Tax period ending on or prior to the Closing Date, including from an adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. law) relating to a change made prior to the Closing in the method of accounting, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing (or any similar provision of state, local or non-U.S. law), (iv) prepaid amount received prior to the Closing, or (v) any election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law.
(x)    Neither Seller nor any of its Subsidiaries has made any requests for rulings or determinations, with respect to any Tax of any Purchased Subsidiary that are currently pending before a Taxing Authority, if such ruling or determination would be binding on any Purchased Subsidiary with respect to any Post-Closing Tax Period.
(xi)    No Purchased Subsidiary is a party to, is otherwise bound by or has any obligation under, any Tax Sharing Agreement.
(xii)    During the preceding three (3) year period, no claim has been made by any Taxing Authority in a jurisdiction in which a Purchased Subsidiary does not file a Tax Return that such Purchased Subsidiary is or may be required to file a Tax Return in that jurisdiction.
(xiii)    Within the past two (2) years, none of the Purchased Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
(xiv)    None of the Purchased Subsidiaries have participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(b)    (i) Section 3.18(b) of the Disclosure Schedule sets forth each Purchased Subsidiary with respect to which an entity classification entity pursuant to Treasury Regulations Section 301.7701-3(c) has been or will have been made that is effective on or prior to the Closing Date and the entity classification election made thereon and (ii) as of the Closing, no entity classification election listed on Section 3.18(b) of the Disclosure Schedule will have been revoked or modified.
(c)    No Purchased Asset that is sold, assigned, transferred and conveyed by the Seller or any of its Retained Subsidiaries that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and no asset of the China DRE is a “United States real property interest” within the meaning of Section 897 of the Code.
(d)    Notwithstanding any other provision of this Agreement, (i) Section 3.12(d)(iii), Section 3.16 (to the extent related to Tax matters) and this Section 3.18 contain the sole and exclusive representations and warranties of the Seller with respect to Taxes, (ii) Seller makes no representation or warranty in this Section 3.18 or otherwise as to the amount or availability of, or as to the existence or nonexistence of limitations (or the extent of any such limitations) on, the Tax attributes of the Purchased Subsidiaries in any Tax period (or portion thereof) beginning after the Closing, including Tax basis, net operating losses, capital losses, Tax credits or other Tax assets or attributes and (iii) the representations made in Section 3.16 (in each case to the extent related to Taxes and Tax matters) and in this Section 3.18, other than the representations in this Section 3.18 which shall survive the Closing Date pursuant to Section 6.11, relate to, and may be relied upon only with respect to, Pre-Closing Tax Periods.
Section 3.19    Sufficiency. Except as set forth on Section 3.19 of the Disclosure Schedule, as of the Closing, assuming receipt of all required consents, approvals and authorizations as contemplated by Section 3.3 and Section 3.4 of the Disclosure Schedule and taking into account any Transaction Document (including the Transition Services Agreement and the A&R Supply Agreement), the Purchased Assets will (i) constitute all of the material assets (whether tangible or intangible (including Intellectual Property Rights)), properties (whether real or personal), rights, interests, and claims necessary for, practiced by, used or held for use in the continued operation and conduct of the Business immediately following the Closing in substantially the same manner as the Business is conducted as of the date hereof, (ii) constitute all the material assets (whether tangible or intangible (including Intellectual Property Rights)), properties (whether real or personal), rights, interests, and claims currently necessary for, practiced by, used or held for use in and material to the operation of the Business as currently conducted, and (iii) constitute all of the assets (whether tangible or intangible (including Intellectual Property Rights)), properties (whether real or personal), rights, interests, and claims reflected on the Balance Sheet, except to the extent of dispositions in the ordinary course of business since the Balance Sheet Date.
Section 3.20    Top Customers; Top Suppliers. (a) Section 3.20(a) of the Disclosure Schedule sets forth a true and complete list of the top ten (10) customers of the Business by revenue for the fiscal years ended September 30, 2021 and September 30, 2020 (each, a “Material Customer”). Except as set forth on Section 3.20(a) of the Disclosure Schedule, since the Lookback Date, no Material Customer has notified Seller or any of its Subsidiaries that it intends to materially reduce the volume of business it does with the Business or that such Material Customer intends to suspend, terminate or not renew, or to materially and adversely alter the material terms or material conditions of, any existing Contracts with the Business.
(b)    Section 3.20(b) of the Disclosure Schedule sets forth a true and complete list of the top ten (10) suppliers of the Business by spend/expense for the fiscal years ended September 30, 2021 and September 30, 2020 (each, a “Material Supplier”). Except as set forth on Section 3.20(b) of the Disclosure Schedule, since the Lookback Date, no Material Supplier has notified Seller or any of the Purchased Subsidiaries that it intends to materially reduce the volume of business it does with the Business or that such Material Supplier intends to suspend, terminate or not renew, or to materially and adversely alter the material terms or material conditions of, any existing Contracts with the Business.
Section 3.21    Intercompany Arrangements. Except for (i) any Contracts that are neither material in amount in relation to the Business nor necessary for Buyer to conduct the Business in all material respects as it is conducted as of the date of this Agreement, (ii) the Transaction Documents, and (iii) any Contracts set forth on Section 3.21(x) of the Disclosure Schedule, there are no Contracts solely between or among Seller and/or its Subsidiaries with respect to the conduct of the Business or by which the Purchased Assets are bound. Except as set forth on Section 3.21(y) of the Disclosure Schedule, there are no material Shared Contracts.
Section 3.22    Information Technology; Data Protection. (a) To the knowledge of Seller, since the Lookback Date, there has been no security breach, unauthorized access to, or unauthorized use, outages or disruptions of the IT Assets Relating to the Business, or the information stored or contained therein or transmitted thereby, including the Business Data, in each case, in a manner that, individually or in the aggregate, has resulted in or would reasonably be expected to result in material liability or a material business disruption to the Business, or any material obligation by or on behalf of Seller or any of its Subsidiaries to notify, or make any filing with, any Governmental Authority or third party (including data breach notification requirements required by applicable Data Protection Laws). Except as would not reasonably be expected to be material to the Business, taken as a whole, Seller and its Subsidiaries have taken commercially reasonable actions designed to protect the confidentiality, integrity, operation and security of the IT Assets Relating to the Business (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.
(b)    Except as would not reasonably be expected to be material to the Business, taken as a whole, since the Lookback Date Seller and its Subsidiaries have established and implemented policies and organizational, physical, administrative and technical measures regarding privacy, cyber security, data protection and the collection, retention, protection, transfer, use and processing of Business Data and otherwise with respect to the IT Assets Relating to the Business.
(c)    Except as would not reasonably be expected to be material to the Business, taken as a whole, since the Lookback Date, Seller has not received any written notice (including any written enforcement notice), letter, or complaint alleging, or providing notice of any investigation concerning, any material noncompliance of Seller with respect to the Business of any Data Protection Laws or any other binding obligations concerning Business Data.
(d)    Except as would not reasonably be expected to be material to the Business, taken as a whole, (i) Seller and each of its Subsidiaries is in compliance, and since the Lookback Date has been in compliance, with (A) their privacy policies, rules and procedures, (B) all Data Protection Laws, (C) binding industry standards applicable to the industries in which the Business operates; and (D) Contracts to which the Business is bound, in each case, solely to the extent relating to the processing of Business Data, (ii) there is no Action pending against Seller or any of its Subsidiaries by any Governmental Authority with respect to the collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Business Data by Seller or any of its Subsidiaries and (iii) the consummation and performance of the transactions contemplated hereby will not breach or otherwise cause any violation of any of clauses (A) through (D) of prong (i) of this sentence.
Section 3.23    Product Liability; Product Warranty. Since the Lookback Date, none of the Business, Seller or any Purchased Subsidiary have been a party to any Action and, to the knowledge of Seller, there has not been any notice or threatened Action relating to alleged defects in the Business Products or the failure of any such Business Products to meet the warranty specifications applicable thereto or alleging personal injury, death, or property or economic damages, or seeking injunctive relief in connection with any Business Product, in each case, except for immaterial customer complaints in the ordinary course of business consistent with past practice. Except as would not be material to the Business, taken as a whole, (i) the Seller and its Subsidiaries have made adequate allowance of reserves for warranty claims with respect to the Business, (ii) the Business is, and has been since the Lookback Date, in compliance in all respects with Applicable Law regarding advertising and marketing of the Business Products and (iii) Seller is not currently, nor has Seller since the Lookback Date been, in violation of or default, and, to the knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default, under the Permits.
(a)    Except as would not reasonably be expected to be material to the Business, taken as a whole, each Business Product is, and has been at all times since the Lookback Date, developed, manufactured, processed, tested, packaged, labeled, handled, distributed, marketed, promoted, commercialized and sold in compliance in all respects with, and, to the knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default under, (i) Seller’s and its Subsidiaries’ internal policies, rules and procedures, (ii) Applicable Law, (iii) industry standards applicable to the industries in which the Business operates; and (iv) Contracts to which the Business is bound.
(b)    Except as would not reasonably be expected to be material to the Business, since the Lookback Date, (i) none of the Business, Seller or any Purchased Subsidiary have been required by any Governmental Authority, or were required under Applicable Law, to make or issue any recall or withdrawal of, or safety alert, suspension, post-sale warning or other similar action (a “Recall”) with respect to, any Business Product, and no Recalls are in effect or pending or, to the knowledge of Seller, contemplated, with respect to any Business Product, (ii) there are not and have not been any defects or deficiencies in any Business Product or any failures of any Business Product to meet applicable manufacturing, quality and/or labeling standards established by applicable Contracts, Applicable Law or internal policies, rules and procedures and (iii) no Business Product has been the subject of any voluntary or involuntary Recall. No Business Product is or has been subject to any epidemic failure.
(c)    The Business is, and has been since the Lookback Date, in compliance in all material respects with Applicable Law regarding advertising and marketing of the Business Products. All claims made in advertising, marketing and promotional materials in any media (including labels, catalogs, packaging and websites) relating to the Business Products were in all material respects truthful, non-deceptive and otherwise in compliance with all Applicable Law, in each case, at the time such advertising, marketing and promotional materials were used by the Business.
Section 3.24    FCPA; Anti-Corruption; Sanctions.
(a)    Since the Lookback Date, neither Seller nor any of its Subsidiaries has been in violation of, and to the knowledge of Seller, has not been under investigation with respect to and has not been given written notice of any violation of, the FCPA or other applicable Bribery Legislation relating to the conduct of the Business, except for violations that would not reasonably be expected to (i) be material to the Business, taken as a whole or (ii) prevent, hinder or materially delay the ability of Seller and Buyer to consummate the Transaction.
(b)    Except as has not had and would not reasonably be expected to be material to the Business, none of the Business, Seller, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of Seller, any employee, agent or representative of Seller or any of its Subsidiaries, in each case acting on behalf of Seller or any of its Subsidiaries, has, directly or indirectly, in the last five years (i) taken any action in violation of the FCPA or other applicable Bribery Legislation, (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another Person in the course of their business dealings with Seller or any Purchased Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.
(c)    None of Seller, any of its Subsidiaries or any of their respective directors or officers, or, to the knowledge of Seller, any employee of Seller or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the knowledge of Seller, threatened civil, criminal, or administrative Actions, notices of violation, demand letters, settlements, or enforcement actions by any Governmental Authority relating to the Business, or made any voluntary disclosures to any Governmental Authority, involving Seller or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA, to the extent related to the Business.
(d)    Seller and each of its Subsidiaries has made and kept books and records, accounts and other records with respect to the Business, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Seller and each of its Subsidiaries in all material respects as required by the FCPA or other applicable Bribery Legislation.
(e)    Seller and each of its Subsidiaries has, with respect to the Business, instituted policies and procedures reasonably designed to ensure compliance with applicable

Sanctions Laws, the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
(f)    Except as has not had and would not reasonably be expected to be material to the Business, none of Seller, any of its Subsidiaries or any of their respective directors or officers, or their respective employees, or, to the knowledge of Seller, agents or representatives (i) is a Sanctioned Person, (ii) has, in the last five years, engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Person who was at that time a Sanctioned Person or in any Sanctioned Country on behalf of Seller or any of its in violation of applicable Sanctions Law or (iii) has, in the last five years, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Seller, been the subject of an investigation or allegation of such a violation or sanctionable conduct.
Section 3.25    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND ARTICLE VI (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR ANY OF ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE SHARES, THE PURCHASED ASSETS, THE PURCHASED SUBSIDIARIES, THE BUSINESS, THE REAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED OR ASSUMED PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE OR FURNISHED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR REPRESENTATIVES OR ANY OTHER PERSON.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that:
Section 4.1    Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers necessary to carry on its business as now conducted, except as would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party.
Section 4.2    Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly and validly authorized by all necessary corporate action on the part of Buyer. The execution, delivery and performance of each other Transaction Document to which Buyer or any of its Affiliates is or will be a party, by Buyer and any such Affiliates, and the consummation of the transactions contemplated thereby, are within Buyer’s and any such Affiliate’s corporate powers and have been, or will be prior to their execution, delivery and performance, duly and validly authorized by all necessary corporate action on the part of Buyer and any such Affiliates. No other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Transaction Document to which Buyer or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Buyer and any such Affiliate, shall constitute, a valid and binding agreement of Buyer and any such Affiliate, enforceable against Buyer and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.3    Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby does not and will not require any Approval of, action by or in respect of, or filing, notice, or registration with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any other applicable Competition Laws, (iii) compliance with any applicable requirements of the 1934 Act, and (iv) any such action or filing as to which the failure to make or obtain would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party.
Section 4.4    Noncontravention. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws or other organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.3, violate or breach any Applicable Law, (iii) conflict with, require any consent, authorization, approval or other action by any Person under, constitute a default under, or result in or give rise to any right of termination, cancellation, acceleration or adverse modification (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party.
Section 4.5    Financing. (a) Buyer has, and will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Estimated Purchase Price and any other amounts to be paid by it hereunder and under the other Transaction Documents as of such date.
(b)    Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, neither its, its Affiliates’ nor any other Person’s ability to obtain any financing for the transactions contemplated by this Agreement shall be a condition to any obligations of Buyer hereunder, including the obligation to consummate the transactions contemplated by this Agreement or the other Transaction Documents or to pay any portion of the Purchase Price.
Section 4.6    Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Business. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Agreement, the term “Solvent,” when used with respect to any Person, shall mean that, as of any date of determination, such Person shall (i) have property with fair value, in the aggregate, greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (ii) have assets with present fair salable value not less than the amount that will be required to pay the probable liability of its debts as they become absolute and matured, (iii) be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) not be engaged in business for which it has unreasonably small capital.
Section 4.7    Litigation. There are no Actions pending against or, to the knowledge of Buyer, threatened against, Buyer, except for such Actions as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party.
Section 4.8    Finders’ Fees. Except for Greenhill & Co., LLC, whose fees expenses shall be the sole responsibility of and shall be paid by Buyer, there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.9    Inspections; No Other Representations. Buyer has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Transaction Documents. Buyer has conducted its own independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities and the Business and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Business for such purpose. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller and its Affiliates expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Buyer or its Representatives with respect to the Business.
Section 4.10    Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the U.S. Securities Act of 1933, as amended. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
Section 4.11    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article IV, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR ANY OF ITS AFFILIATES.

ARTICLE V
COVENANTS OF BUYER AND SELLER
Section 5.1    Conduct of the Business. From the date hereof until the Closing Date, except as set forth in Section 5.1 of the Disclosure Schedule, as expressly contemplated by this Agreement (including the Transfer Plan), as required by Applicable Law or with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Subsidiaries to, with respect to the Business, the Purchased Assets and the Assumed Liabilities, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other third parties with whom it has material business relations. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in the applicable section of Section 5.1 of the Disclosure Schedule, as expressly contemplated by this Agreement, as required by Applicable Law or with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), with respect to the Business, the Purchased Assets and the Assumed Liabilities, Seller shall not and shall cause its Subsidiaries not to:
(a)    amend or modify the articles of incorporation, bylaws or other organizational documents of any Purchased Subsidiary;
(b)    (i) acquire any material assets (including capital stock), property or liabilities from any other Person, except pursuant to existing contracts or commitments or otherwise in the ordinary course, or (ii) enter into any new line of business or abandon or discontinue any existing lines of business;
(c)    other than with respect to Intellectual Property Rights, sell, pledge, transfer, lease, license or otherwise dispose of any Purchased Asset or any asset of the Purchased Subsidiaries except pursuant to existing Contracts or in the ordinary course of business consistent with past practice;
(d)    (i) issue, sell or transfer any equity interests of any of the Purchased Subsidiaries, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the Purchased Subsidiaries or (ii) split, combine, consolidate, subdivide, reduce, restructure, reorganize, recapitalize or reclassify the Shares or other equity interests in any Purchased Subsidiary or redeem, purchase, cancel or otherwise acquire or offer to acquire any of the Shares or other equity interests in any Purchased Subsidiary;
(e)    incur, create, assume, endorse, guarantee or otherwise become liable for (or obtain any commitments in respect of), or amend or otherwise modify in any material respect, any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), in each case, other than in the ordinary course of business;
(f)    create or otherwise incur any Lien (other than Permitted Liens) on any Purchased Asset or any asset of any Purchased Subsidiary, in each case, other than in the ordinary course of business;
(g)    enter into any commitments for capital expenditures that will not be fully paid prior to the Closing, except for (i) capital expenditure commitments made in the ordinary course of business and included in the capital expenditure budget of the Business, and (ii) unbudgeted capital expenditure commitments not to exceed $500,000 individually or $2,000,000 in the aggregate;
(h)    other than in connection with actions permitted by Section 5.1(f), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;
(i)    (i) supplement, amend, modify, extend or terminate any Material Contract, or otherwise waive or release any material rights, claims or benefits of the Business thereunder, or (ii) enter into any Contract that, if in effect on the date hereof, would be a Material Contract, other than, in each case of clauses (i) and (ii), in the ordinary course of business consistent with past practice;
(j)    abandon, encumber, sell, transfer, assign, exclusively license, permit to lapse, or otherwise dispose of any material Business Intellectual Property Rights, or enter into agreements that impose or would reasonably be expected to impose material restrictions or obligations upon Buyer or the Purchased Subsidiaries or the Business with respect to Business Intellectual Property Rights in a manner that could materially impair the operation of the Business, in each case, other than in the ordinary course of business consistent with past practice;
(k)    compromise, waive, release or settle any Action relating to or involving the Business (excluding any right relating to an Excluded Asset or Excluded Liability), except where the amount paid in settlement or compromise does not exceed (x) the amount of any reserves reflected on the Balance Sheet in respect of such Action or (y) the aggregate coverage provided for under any insurance policy in respect of such Action, in either case, as long as such settlement or compromise does not impose any equitable relief, admission of wrongdoing, or non-monetary restrictions (other than confidentiality obligations and other customary obligations attendant to monetary settlements of Actions) on any Purchased Asset (including the Purchased Subsidiaries), Buyer or its Affiliates;
(l)    with respect to any of the Purchased Subsidiaries, (A) make, change or revoke any material Tax election, (B) adopt or change any method of Tax accounting or annual Tax accounting period, (C) enter into any closing agreement with respect to material Taxes, (D) file any material amended Tax Return, (E) surrender any right to claim a material Tax refund or (F) settle or compromise any Tax claim, audit or assessment, in the case of clause (A), except in the ordinary course of business consistent with past practice;
(m)    make any change in any method of accounting or accounting practices, policies, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, including any working capital procedures or practices, except for any such change required by reason of a concurrent change in GAAP;
(n)    except as required by (A) Applicable Law or (B) the terms of any Benefit Plan or Seller Collective Agreement, (i) increase the compensation or benefits of any Business Employee, Business Contractor or Former Business Employee (except, for Business Employees below the top 21 executive level Business Employees, provide for merit-based salary increases in the ordinary course of business consistent with past practice as set forth in Section 5.1(n) of the Disclosure Schedule, changes to benefits that do not affect the standard for a Qualifying Offer or as otherwise permitted by this Section 5.1(n)) (ii) establish, adopt, amend in any material respect or terminate any Purchased Subsidiary Benefit Plan or Assumed Benefit Plan, or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Purchased Subsidiary Benefit Plan or Assumed Benefit Plan if it were in existence as of the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice and with respect to Business Benefit Plans that are not Purchased Subsidiary Benefit Plans or Assumed Benefit Plans, to the extent such action is generally applicable to similarly situated employees of Seller and its Affiliates and does not increase the annual cost of any Assumed Liability, (iii) pay or award, or commit to pay or award, or accelerate the vesting of, any equity, or equity-based compensation, retention, change in control or transaction bonuses or other similar payment that would constitute an Assumed Liability, (iv) accelerate any rights or benefits under any Business Benefit Plan of any Business Employee, Business Contractor or Former Business Employee; (v) make any loan or advance of money or other property (or forgive or waive any such loan or advance) to any Business Employee, Business Contractor or Former Business Employee, other than any loan or advance of money or other property made under the Seller 401(k) Plan; or (vi) hire or terminate any Business Employee other than, in the ordinary course of business consistent with past practice, (x) terminate any Business Employee below the top 21 executive level Business Employees and/or (y) hire to fill vacancies of any Business Employee below the top 21 executive level Business Employees, in each such case, prior to the date Buyer has made offers of employment in accordance with Article VII in the affected employee’s jurisdiction;
(o)    diminish, increase or terminate promotional programs in a manner outside of the ordinary course of business or engage in any pricing, sales, receivables, discount, product giveaway, any other consumer or trade offers, or inventory overstocking or understocking practices or activities, or any changes to credit, trade or supply terms; or
(p)    authorize, agree or commit to do any of the foregoing.
For the avoidance of doubt, nothing in this Section 5.1 shall restrict Seller or any of its Subsidiaries, in any respect, from (1) taking any action to (i) cause each Purchased Subsidiary to dividend, distribute or otherwise pay to Seller or any of its Affiliates any or all of the cash and cash equivalents of such Purchased Subsidiary, and make capital increases or decreases in connection therewith provided that each Purchased Subsidiary is, immediately prior to and at Closing, Solvent, (ii) remove, or cause any Subsidiary to remove, and pay to Seller or any of its Affiliates any cash and cash equivalents held in any bank account of the Business provided that each Purchased Subsidiary is, immediately prior to and at Closing, Solvent, (iii) pursuant to and in accordance with Section 5.3, settle or otherwise terminate or eliminate intercompany balances between any Purchased Subsidiary, on the one hand, and Seller or any Retained Subsidiary, on the other hand, and make capital increases or decreases in connection therewith, (iv) in connection with any of clauses (i), (ii) and (iii) above, cause any Purchased Subsidiary to incur indebtedness for borrowed money from another Purchased Subsidiary, provided that each Purchased Subsidiary is, immediately prior to and at Closing, Solvent and (v) otherwise comply with or give effect to the provisions of this Agreement or (2) taking or not taking any action, including the establishment of any policy, procedure or protocol, Seller or any of its Subsidiaries reasonably determines is necessary or advisable in response to SARS-CoV-2 or COVID-19 (including any COVID-19 Measures) and any evolutions or mutations thereof, but subject to reasonable consultation with Buyer in advance of taking such actions to the extent reasonably practicable.

Section 5.2    Confidentiality. (a) Seller shall not, and shall cause its controlled Affiliates and Representatives not to, for a period of two (2) years after the Closing Date, directly or indirectly, without Buyer’s prior written consent, use for any purpose or disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information concerning the Business, the Purchased Assets or the Assumed Liabilities or disclosed to Seller pursuant to the exercise of its rights under Section 5.13 hereof; provided that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.2) or (B) independently developed by Seller or any of its Affiliates following the Closing without any reference to confidential or proprietary information concerning the Business, or (ii) prohibit any disclosure (A) required by Applicable Law so long as, to the extent practicable and legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity (at Buyer’s sole cost and expense) to contest such disclosure or (B) made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.
(b)    All information provided or made available to Buyer, its Affiliates or any of their respective Representatives pursuant to any of the Transaction Documents or in connection with any of the transactions contemplated thereby, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall terminate the Closing only with respect to that portion of the Evaluation Material (as defined in the Confidentiality Agreement) as relates to the Purchased Subsidiaries and the Business and otherwise shall continue in full force and effect following the Closing for the remainder of the term thereof. If this Agreement is terminated, for any reason, prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(c)     From the date hereof until the Closing Date, the Buyer shall not, without the prior consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), contact any Business Service Providers or, suppliers to, or customers of (i) the Business or (ii) the Seller in connection with, or with respect to, this Agreement.
Section 5.3    Termination of Intercompany Arrangements. (a) On or prior to Closing, Seller shall take any and all actions necessary (subject to the reasonable satisfaction of Buyer) to terminate any Contract between a Purchased Subsidiary, on the one hand, and Seller or any Retained Subsidiary, on the other hand, in each case, without any party having any continuing obligations or liability to the other, except for (i) those items listed in Section 5.3(a)(i) of the Disclosure Schedule, and (ii) any contracts, purchase orders or invoices for the sale of products between the Business, on the one hand, and any other operating business of Seller or any Retained Subsidiary, on the other hand, entered into in the ordinary course of business, including contracts, purchase orders or invoices between the parties listed in Section 5.3(a)(ii) of the Disclosure Schedule.
(b)    On or prior to the Closing, or as soon as reasonably practicable following the Closing, except in respect of any indebtedness or other amounts arising out of or resulting from the items, contracts, purchase orders or invoices that are not terminated pursuant to Section 5.3(a), Seller shall, and shall cause its Subsidiaries to, settle or otherwise eliminate all intercompany accounts between the Business or a Purchased Subsidiary, the one hand, and Seller, the Retained Subsidiaries or the Retained Business on the other hand, and no party shall have any further Liability with respect thereto. For the avoidance of doubt, any indebtedness or other amounts owed that are not eliminated or repaid pursuant to this Section 5.3(b) prior to Closing shall be included in the calculation of Closing Indebtedness.

Section 5.4    Commercially Reasonable Efforts; Further Assurance. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including (x) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (y) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority and (z) obtaining and maintaining all approvals and consents required to be obtained from any third party, in each of the foregoing clauses (y)-(z) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.
(b)    The parties hereto understand and agree that the commercially reasonable efforts of Buyer under this Section 5.4 only shall be deemed to include taking, and causing its Affiliates to take, such actions as may be required to avoid or eliminate each and every impediment under any Applicable Law or otherwise so as to enable the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements to occur as soon as reasonably possible (and in any event prior to the End Date), including: (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby, (B) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of Buyer, any of its Affiliates or those of any Purchased Subsidiary (including, for the avoidance of doubt, any Purchased Assets), (C) terminating existing relationships, contractual rights or obligations of Buyer or its Affiliates (including those of any Purchased Subsidiary or in respect of the Purchased Assets), and (D) committing to take actions that after the Closing Date would limit Buyer’s or its Affiliates’ (including any Purchased Subsidiary’s) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Buyer, any of its Affiliates or those of any Purchased Subsidiary (including, for the avoidance of doubt, any Purchased Assets) (each of the foregoing described in any of Section 5.4(b)(A) through (D), a “Regulatory Concession”); (E) defending any action, suit or proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by this Agreement or the other Transaction Agreements or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, and (F) seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any Governmental Authority with respect to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.
(c)    If requested by Buyer, Seller shall cause the Purchased Subsidiaries to agree to any Regulatory Concession; provided that (i) none of Seller’s Affiliates shall be required to make any Regulatory Concession relating to any Retained Subsidiaries or the Retained Business and (ii) none of Seller or the Purchased Subsidiaries shall be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by this Agreement.
(d)    Seller and Buyer further agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, to vest in Buyer ownership of the Purchased Subsidiaries and good title to the Purchased Assets and to assure and evidence the assumption by Buyer of the Assumed Liabilities.
(e)    In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make all required filings pursuant to applicable Competition Laws, including the filing of a Notification and Report Form pursuant to the HSR Act and any required filing pursuant to any other Competition Laws, with respect to the transactions contemplated by this Agreement and any other Transaction Documents as promptly as practicable after the date hereof, and in any event file any required Notification and Report Form pursuant to the HSR Act within ten (10) Business Days of the date hereof, which form shall specifically request early termination of the waiting period prescribed by the HSR Act. Each of Buyer and Seller shall respond as promptly as practicable to any inquiries and requests received from any Governmental Authority in connection with antitrust matters, supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Competition Laws, not extend any waiting period under the HSR Act and any other Competition Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with Seller’s and Buyer’s prior written consent, and use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws as soon as practicable. All filing fees incurred by Buyer or Seller or any of their respective Affiliates in connection with causing the expiration or termination of the applicable waiting periods under the HSR Act, shall be borne by Buyer.
(f)    Subject to Applicable Law relating to the sharing of information, each party hereto shall (i) furnish the other party or its counsel with copies of all documents and correspondence (A) prepared by or on behalf of such party for any Governmental Authority and affording the other party or its counsel the opportunity to review drafts of such documents and correspondence before submission and to comment and participate in responding; and (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with the transactions contemplated by this Agreement or the other Transaction Agreements and (ii) consult with and keep the other party hereto informed as to the status of such matters. Further, no party hereto shall, nor shall it permit any of its Representatives to, meet or engage in conversations with any Governmental Authority or representative of such Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Agreements unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent not precluded by Applicable Law or regulation, offers the other party the opportunity to participate in such meeting or conversation.
(g)    Buyer shall have the right to devise, direct and implement the strategy for obtaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority, lead all meetings, communications and negotiations with any Governmental Authority, and control the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any Governmental Authority with respect to the transactions contemplated by this Agreement or the other Transaction Agreements, in each case, subject to prior consultation with Seller.
(h)    Promptly following the date hereof Seller and its Subsidiaries shall use reasonable best efforts to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement, as applicable, at or prior to the Closing. Notwithstanding anything to the contrary contained herein, Seller shall not have any obligation to make any material payments or concessions or incur any Liability to obtain any consents of third parties contemplated by this Section 5.4(h), and the failure to receive any such consents shall not be taken into account with respect to whether any condition to the Closing set forth in Article VIII shall have been satisfied.
(i)    Promptly following the Closing, to the extent they have not otherwise been provided to, or are not otherwise in the possession of, Buyer or any of its Affiliates (including the Purchased Subsidiaries), upon Buyer’s reasonable written request, Seller shall, and shall cause its Affiliates to, provide to Buyer or its Affiliates all Technology Deliverables; provided, that with respect to Technology Deliverables, Seller may separate out, redact or otherwise remove any portions of such Technology Deliverables that do not relate to the Business or the Licensed Motors IP; provided further, that if the portion of the materials that do not relate to the Business or the Licensed Motors IP are not reasonably separable from the portions that do relate to the Business or the Licensed Motors IP, Seller agrees to use its reasonable best efforts to provide the information contained in such Technology Deliverables, or equivalent Technology Deliverables, in an alternative manner to Buyer (it being understood that with respect to the provision of equivalent Technology Deliverables (i) in no event shall Seller or any of its Subsidiaries be required to do so to the extent that doing so would result in Seller or any of its Subsidiaries incurring any material out-of-pocket costs and (ii) with respect to the Assigned Motors IP and the Licensed Motors IP, in each case, Buyer shall reimburse Seller and its Subsidiaries for any material costs incurred by Seller and its Subsidiaries in doing so).
Section 5.5    Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.
Section 5.6    Public Announcements. The initial press release(s) to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed prior to the execution of this Agreement. Following such initial press release, the parties agree to consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby (and, to the extent applicable, shall provide copies of any such press release, statement or agreement to the other Party and shall consider in good faith the comments of the other Party); provided, however, that that the restrictions set forth in this Section 5.6 shall not apply (i) to the extent required by Applicable Law or any listing agreement with any national securities exchange to which the disclosing party is subject, (ii) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby or (iii) to the extent the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements.
Section 5.7    Notices of Certain Events. (a) Each of Seller and Buyer shall promptly notify the other party of:
(i)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by any Transaction Documents if the failure to obtain such consent would have a Material Adverse Effect;

(ii)    any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by any Transaction Documents; and
(iii)    the commencement of any Action that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to, in the case of Seller, Section 3.10 (unless such Action would constitute an Excluded Liability) or, in the case of Buyer, Section 4.7.
(b)    Notwithstanding anything to the contrary herein, a party’s failure to comply with this Section 5.7 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement.
Section 5.8    WARN Act. Buyer shall assume all Liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Applicable Law arising after (and not in conjunction with any event(s) occurring on or prior the Closing Date) the transactions contemplated by the Transaction Documents. Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates with respect to WARN or any similar Applicable Law arising after (and not in conjunction with any event(s) occurring on or prior the Closing Date) the transactions contemplated by the Transaction Documents.
Section 5.9    Noncompetition. (a) Seller agrees that, commencing on the Closing Date and until the later of (i) three (3)-years following the Closing Date and (ii) the valid expiration or termination of the A&R Supply Agreement (including any extensions to the term thereof) (the period when Seller is restricted, the “Non-Compete Period”), Seller shall not, and shall cause its Subsidiaries and controlled Affiliates not to, directly or indirectly, (i) engage anywhere in the world in any business that competes with the Business as the Business is conducted, or contemplated to be conducted, on the Closing Date (a “Competing Business”); (ii) have an interest in, manage, control, provide financing to or participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise) any Person that engages directly or indirectly in a Competing Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Business and customers, suppliers, distributors and sales representatives of the Business or (iv) design, supply, distribute, market or manufacture electric motors to any Competing Business; provided that nothing herein shall prohibit (x) the acquisition by Seller or any of its Affiliates of a diversified business having not more than ten percent (10%) of its sales (based on its latest annual consolidated financial statements) attributable to any business that is a Competing Business other than the Competing Businesses set forth on Section 5.9 of the Disclosure Schedule (the “Specified Businesses”), (y) the acquisition by Seller or any of its Affiliates of a diversified business (other than any Specified Business) having more than ten percent (10%) of its sales (based on its latest annual consolidated financial statements) attributable to any Competing Business; provided that Seller divests such Competing Business or a portion thereof so that the Competing Business represents not more than ten percent (10%) of such diversified business’s sales (based on its latest annual consolidated financial statements), within twelve (12) months following consummation of such acquisition or (z) the acquisition, holding of investments or direct or indirect passive ownership by Seller or any of its Affiliates of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Business (other than any Specified Business), so long as such ownership interest represents not more than five percent (5%) of the aggregate voting power or outstanding capital stock or other equity interests of such Person. The foregoing shall not, in any way, limit or effect Seller’s ability to perform its obligations under the Transition Services Agreement. This Section 5.9 shall cease to be applicable to any Person at such time as it is no longer a Subsidiary of Seller and shall not apply to any Person that purchases assets, operations or a business from Seller or one of its Subsidiaries, if such Person is not a Subsidiary of Seller after such transaction is consummated.
(b)    Seller acknowledges that: (i) Seller’s obligations under this Section 5.9 are reasonable in the context of the nature of the Business and the competitive injuries likely to be sustained by the Business and Buyer if Seller or any of its Affiliates were to violate such obligations; (ii) the covenants in this Section 5.9 are adequately supported by consideration from Buyer for the benefit of Seller and (iii) the foregoing makes it necessary for the protection of the Business and Buyer that Seller uphold Seller’s obligations under this Section 5.9 for the reasonable time period contained herein. If any provision in this Section 5.9 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.9, but this Section 5.9 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.
Section 5.10    Non-solicit. (a) For a period of twelve (12) months following the Closing Date (or two (2) years after the Closing Date in the case of clause (2)(y) below), Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit (or cause to be solicited) for employment (whether as an employee, independent contractor or otherwise) or hire any (1) officer or employee of Buyer or its Subsidiaries who is a Transferred Employee as of immediately following the Effective Time or (2) any person who is employed by Buyer or a Subsidiary of Buyer whom any employee of Seller, its Affiliates or any of its or their Representatives (x) has contact with or has had contact with during its evaluation of the transactions contemplated by this Agreement or (y) has or had contact in connection with the transactions contemplated by the Transition Services Agreement (any such employee, a “Covered Employee”); provided that (i) the foregoing restriction shall not apply to (A) generalized searches for employees through media advertisements of general circulation, employment search firms, online job boards, open job fairs or other similar means which are not specifically targeted at such Covered Employees, (B) any Covered Employee whose employment with Buyer or its Subsidiaries is terminated at least six (6) months prior to commencement of employment discussions between Seller or its Subsidiaries and such individual or (C) any Covered Employee who contacts the Seller or any of its Retained Subsidiaries on his or her own initiative and (ii) in the case of employees covered by clause (2)(y) above, the foregoing restriction shall apply for a period of two (2) years following the Closing Date.
(b)    For a period of twelve (12) months following the Closing Date (or two (2) years after the Closing Date in the case of clause (y) below), Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) not to, directly or indirectly, solicit (or cause to be solicited) for employment (whether as an employee, independent contractor or otherwise) or hire any person who is employed by Seller or a Retained Subsidiary whom Buyer, its Affiliates or any of its or their Representatives (x) has contact with or has had contact with during its evaluation of the transactions contemplated by this Agreement or (y) has or had in connection with the transactions contemplated by the Transition Services Agreement; provided that (i) the foregoing restriction shall not apply to (A) generalized searches for employees through media advertisements of general circulation, employment search firms, online job boards, open job fairs or other similar means which are not specifically targeted at such employees, or (B) any such employee whose employment with Seller or any of its Affiliates is terminated at least six (6) months prior to commencement of employment discussions between Seller or its Subsidiaries and such individual, and (ii) in the case of employees covered by clause (y) above, the foregoing restriction shall apply for a period of two (2) years following the Closing Date.
Section 5.11    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, by Davis Polk & Wardwell LLP, Baker & McKenzie LLP or any other legal counsel (“Designated Counsel”) currently representing Seller or any of its Affiliates, including any Purchased Subsidiary, in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (the “Current Representation”).
(b)    Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) to waive and to not assert, any attorney-client privilege with respect to any communication between any Designated Counsel and any Designated Person occurring during the Current Representation (“Privileged Communications”) in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, and following the Closing, with any Purchased Subsidiary, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons and their advisors. Notwithstanding the foregoing, the Buyer and its Affiliates may access, review, use or rely on any Privileged Communications in the event that a dispute arises between Buyer or its Affiliates, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, and Buyer or its Affiliates, may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall use commercially reasonable efforts to comply with such request.
(c)    Nothing in this Section is intended to or shall be deemed to operate as a waiver of any applicable privilege or protection that could be asserted to prevent disclosure of any confidential communication by any Designated Counsel.
Section 5.12    Business/Non-Business Assets; Payments; Misallocated Assets. Prior to the Closing, Seller and the Purchased Subsidiaries shall effect all transfers and take all such actions as are necessary so that any assets or Liabilities of the Purchased Subsidiaries that constitute Excluded Assets under Section 2.2 or that would constitute Excluded Liabilities under Section 2.3 are transferred to or assumed by Seller or a Retained Subsidiary, in each case, pursuant to customary transfer, assignment and assumption documentation that is reasonably acceptable to Buyer. Such documentation shall be provided to Buyer a reasonable time in advance of Closing and Seller shall consider Buyer’s reasonable comments thereto in good faith.

In the event that at any time, or from time to time after the Closing Date, Seller on the one hand or Buyer on the other (or any of their respective Affiliates, including the Purchased Subsidiaries in the case of Buyer and the Retained Subsidiaries in the case of Seller) shall receive or otherwise possess any asset (including cash), or is liable for any Liability, that should belong to another Person pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset or Liability to the Person so entitled thereto or liable therefor (and the relevant party shall cause the entitled person to accept such asset or assume such Liability) for no further consideration than set forth in this Agreement. In furtherance of the foregoing, (i) Buyer undertakes and agrees to return any Excluded Assets that are owned by Seller or any of its Affiliates and are transferred to Buyer at or after the Closing (through failure to transfer such assets out of the Purchased Subsidiaries or otherwise), and to forward or remit to Seller any payments received by Buyer or any of its Affiliates on account of any Excluded Asset, and (ii) Seller undertakes and agrees to return any Purchased Assets that are owned by Buyer or any of its Affiliates at or after the Closing (through failure to transfer such assets out of the Retained Subsidiaries or otherwise), and to forward and remit to Buyer any payment on account of any Purchased Asset, including any accounts or notes receivable and to assume and accept any Excluded Liabilities transferred to Buyer at or after the Closing. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.
Section 5.13    Access to Information; Cooperation. (a) From the date hereof until the fifth anniversary of the Closing Date (or, if earlier, the termination of this Agreement), subject to Applicable Law and the Confidentiality Agreement and except for Tax Returns and other documents governed by Section 6.6, Seller will (i) give Buyer, its counsel and other authorized Representatives reasonable access to the assets, personnel, properties, books and records of the Business, (ii) furnish to Buyer, its counsel and other authorized Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, independent accountants, counsel and financial advisors of Seller to reasonably cooperate with Buyer in its investigation of the Business. Notwithstanding the foregoing, Buyer and its agents shall not have access prior to the Closing to any properties of the Business, including the Purchased Assets and Real Property, (A) for purposes of conducting any sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media or (B) to any information to the extent relating to any Retained Business.
(b)    For a period of five (5) years after the Closing Date, and subject to Applicable Law, upon request, Buyer will afford promptly to Seller and its authorized Representatives reasonable access to its properties, books, records, employees and auditors (i) to the extent necessary to permit Seller to prepare the Closing Statement, (ii) to the extent necessary to permit Seller or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business, or the Excluded Assets or Excluded Liabilities in connection with any Action related to either the Excluded Assets or Excluded Liabilities, or (iii) as reasonably necessary for Seller to comply with regulatory requirements under Applicable Law or otherwise in connection with tax, regulatory or litigation matters. Notwithstanding anything to the contrary any access provided to Seller or its Affiliates or Representatives pursuant to this Section 5.13 shall be subject to reasonable confidentiality undertakings.
(c)    Seller agrees to (i) hold all books and records to the extent relating to the Business or the Purchased Subsidiaries existing on the Closing Date and otherwise provided to Buyer and (ii) not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date.

(d)    Any access granted to either party or its Representatives pursuant to this Section 5.13 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access. The party to whom such access or other cooperation is granted pursuant to this Section 5.13 shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the other party or its Representatives in connection therewith.
(e)    Notwithstanding anything to the contrary contained herein, nothing in this Section 5.13 shall require (A) Seller or Buyer, as applicable, to provide the other party or its Representatives with access to (i) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the disclosing party’s good faith opinion, the disclosure of which would violate Applicable Law or could subject such party or its Affiliates to risk of liability or (ii) information the disclosure of which, in the disclosing party’s good faith opinion (x) would conflict with confidentiality obligations to which such party or any of its Affiliates is bound or (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege; provided that the disclosing party (or party requested to be the disclosing party) shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to violate this clause (A), or (B) either party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.
Section 5.14    Use of Seller Retained Marks and Business Marks after Closing.
(a)    Except with respect to the Intellectual Property Rights included in the Purchased Assets, as expressly set forth in this Section 5.14 or Section 5.18, or as otherwise contemplated under the Transaction Documents, the parties hereby acknowledge and agree that no party grants any license or other right with respect to any of its Intellectual Property Rights to the other party under this Agreement, whether by implication, estoppel, exhaustion or otherwise, and each party retains and reserves all rights with respect to its Intellectual Property Rights not expressly granted under this Agreement or the other Transaction Documents,
(b)    Seller hereby grants to Buyer and the Purchased Subsidiaries a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license for a term of six (6) months immediately after the Closing Date (the “Transition Period”) to use the Seller Retained Marks, solely in connection with the conduct of the Business as conducted immediately prior to the Closing, allowing for reasonable changes resulting from the separation of the Business from the Retained Business. Notwithstanding the foregoing, as soon as reasonably practicable after the Closing, and in any event by the end of the Transition Period, Buyer shall, and shall cause the Purchased Subsidiaries to, (i) cease and discontinue all use of the Seller Retained Marks, (ii) deplete the inventory, labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals, and other materials existing as of Closing that bear any Seller Retained Mark or remove, destroy or strike over all Seller Retained Marks from the foregoing, (iii) remove all Seller Retained Marks from all assets, websites, email and other online materials and from all signage and other displays and (iv) cause the names of the Purchased Subsidiaries to be changed to such other names that do not include the Seller Retained Marks and make all necessary filings, and use commercially reasonable efforts to cause all applicable Governmental Authorities, to change all applications, registrations and filings, including corporate names, seals and certificates of the Purchased Subsidiaries such that they will not include any Seller Retained Marks. Subject to the terms and conditions of this Section 5.14, nothing in this Agreement shall prohibit Buyer and its Affiliates from using (i) any inventory, labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals, source code, internal links and other materials and assets included in the Purchased Assets that incorporate the Seller Retained Marks in each case, in existence as of the Closing and used solely in the ordinary internal operation of the Business and not typically observed by the public or incorporated into products; or (ii) the Seller Retained Marks solely in a non-trademark manner to refer to Seller or its Subsidiaries, including for purposes of conveying to customers, vendors, any Governmental Authority or the general public that there was a change in ownership of the Business or referencing historical details concerning the Business. Any use by Buyer or the Purchased Subsidiaries of the Seller Retained Marks during the Transition Period shall be (A) solely in connection with goods, products and services that are (x) the type of goods, products and services in connection with which Seller and the Purchased Subsidiaries were using the Seller Retained Marks at the time of the Closing and (y) of a quality at least as high as the quality of goods, products and services provided by the Seller and the Purchased Subsidiaries immediately prior to the Closing and (B) subject to all style and other usage guidelines in effect for the Seller Retained Marks immediately prior to the Closing, copies of which will be made available to Buyer. All goodwill associated with the use by Buyer and the Purchased Subsidiaries of the Seller Retained Marks shall inure to the sole and exclusive benefit of Seller or its Affiliates, as applicable. Following the Closing, none of Buyer, its Affiliates, or any of the Purchased Subsidiaries shall, or shall assist any third party to, contest the validity, ownership or enforceability of any of the Seller Retained Marks existing as of the Closing or adopt or employ any Seller Retained Mark existing as of the Closing.
(c)    Buyer, on behalf of itself and its Subsidiaries (including, as of the Closing, the Purchased Subsidiaries), hereby grants to Seller and the Retained Subsidiaries a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license for the Transition Period to use the Trademarks included in the Business Intellectual Property Rights (the “Business Marks”), solely in connection with the conduct of the Retained Businesses as conducted immediately prior to the Closing, allowing for reasonable changes resulting from the separation of the Business from the Retained Businesses. Notwithstanding the foregoing, as soon as reasonably practicable after the Closing, and in any event by the end of the Transition Period, Seller shall, and shall cause the Retained Subsidiaries to, (i) cease and discontinue all use of the Business Marks, (ii) deplete the inventory, labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals, and other materials existing as of Closing that bear any Business Mark or remove, destroy or strike over all Business Marks from the foregoing, (iii) remove all Business Marks from all assets, websites, email and other online materials and from all signage and other displays and (iv) cause the names of the Retained Subsidiaries to be changed to such other names that do not include the Business Marks and make all necessary filings, and use commercially reasonable efforts to cause all applicable Governmental Authorities, to change all applications, registrations and filings, including corporate names, seals and certificates of the Retained Subsidiaries such that they will not include any Business Marks. Subject to the terms and conditions of this Section 5.14, nothing in this Agreement shall prohibit Seller and the Retained Subsidiaries from using (x) any inventory, labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals, source code, internal links and other materials and assets not included in the Purchased Assets that incorporate the Business Marks, in each case, in existence as of the Closing solely in the ordinary internal operation of the Retained Businesses and not typically observed by the public or incorporated into products; or (y) the Business Marks solely in a non-trademark manner to refer to Buyer or its Affiliates (including the Purchased Subsidiaries), including for purposes of conveying to customers, vendors, any Governmental Authority or the general public that there was a change in ownership of the Business or referencing historical details concerning the Business. All goodwill associated with the use by Seller and the Retained Subsidiaries of the Business Marks shall inure to the sole and exclusive benefit of Buyer or its Affiliates, as applicable. Following the Closing, none of

Seller or any of the Retained Subsidiaries shall, or shall assist any third party to, contest the validity, ownership or enforceability of any of the Business Marks existing as of the Closing or adopt or employ any Business Mark existing as of the Closing.
Section 5.15    Shared Contracts. Prior to the Closing Date, Seller and Buyer will work together in good faith to provide certain services covered by the Shared Contracts set forth in Section 5.15 of the Disclosure Schedule through the Transition Services Agreement in a manner that provides that each party receives contract benefits and rights and assumes contract obligations under the applicable Shared Contract that are substantially similar to the relevant contract benefits, rights and obligations under the Shared Contracts utilized by Seller in connection with its the conduct of the Business prior to the Effective Time. For the avoidance of doubt, in no event shall Seller or its Affiliates bear any fees, costs or expenses required to be paid to a third party to cause a Shared Contract to be separated or to assign the benefits under any Shared Contract. In addition, with respect to other Shared Contracts, prior to the Closing Seller shall, to the extent requested by Buyer, use commercially reasonable efforts to facilitate Buyer's efforts to arrange for replacements for such Shared Contracts
Section 5.16    Transfer Plan. From and after the date hereof, Seller and Buyer shall use their respective commercially reasonable efforts to consummate the transactions contemplated by this Agreement substantially in accordance with the Transfer Plan (but subject to the provisions of Article VII).
Section 5.17    Releases. (a) Subject to Article IX, Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the other Transaction Agreements, Seller, on behalf of itself and each of its Subsidiaries and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates (including the Purchased Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to this Agreement and the transactions contemplated hereby.
(b)    Subject to Article IX, effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the other Transaction Agreements, Buyer, on behalf of itself and each of its Subsidiaries (including the Purchased Subsidiaries) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates (excluding the Purchased Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to this Agreement and the transactions contemplated hereby.
Section 5.18    Intellectual Property License. (a) With respect to any Licensed Motors IP, effective from and after the Closing, Seller, on behalf of itself and the Retained Subsidiaries, hereby grants, and shall grant, to Buyer and its Affiliates (including, as of the Closing, the Purchased Subsidiaries) a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as provided in Section 5.18(b)), non-sublicensable (except as provided in Section 5.18(c)) license under such Licensed Motors IP to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit any products and services in connection with (i) the operation of the Business as conducted as of the Closing and any natural extensions or evolutions thereof and (ii) the design, supply, distribution, marketing and manufacturing of electric motors for the Business and any natural extensions or evolutions thereof.

(b)    Notwithstanding the assignment provision in Section 11.4, Buyer and its Affiliates may assign, or permit the assumption of, the applicable license set forth in this Section 5.18(a) in whole or in part in connection with a merger, consolidation or sale of all, or any portion of, the assets of the Business.
(c)    Buyer and its Affiliates may sublicense the license set forth in this Section 5.18(a), solely within the scope of such license, to (i) their vendors, consultants, contractors and suppliers, in connection with the provision of goods or services to the Business and (ii) their distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current products and services of the Business.
(d)    All rights and licenses granted pursuant to this Section 5.18 are, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of “intellectual property rights” within the scope of Section 101 of the United States Bankruptcy Code. Seller and its Subsidiaries acknowledge and agree that the other Party and its Affiliates and their successors and permitted assignees, as licensees of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code (or any similar foreign Applicable Law). Seller and its Subsidiaries irrevocably waive all arguments and defenses arising under 11 U.S.C. § 365(c)(1) (or any similar foreign Applicable Law) or successor provisions to the effect that Applicable Law excuses Seller and its Subsidiaries from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of the licenses granted by this Section 5.18 in a case under Chapter 11 of the United States Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) (or any similar foreign Applicable Law) or any successor statute.
(e)    For the avoidance of doubt, this Section 5.18 shall survive in perpetuity.
Section 5.19    Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the valid termination of this Agreement, Seller shall not, and shall not permit any of its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to: (i) participate in, solicit, encourage, initiate, maintain or engage in solicitations, discussions or negotiations with any Person (whether such negotiations are initiated by Seller, an Affiliate, a third party or otherwise), other than Buyer or its Affiliates, relating to the possible acquisition of any material portion of the equity or assets of the Business (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) (an “Acquisition Transaction”); (ii) provide non-public information or documentation with respect to the Business to any Person, other than Buyer or its Affiliates or Representatives, relating to an Acquisition Transaction; or (iii) enter into any letter of intent, confidentiality agreement, contract, agreement, commitment, arrangement or understanding, whether binding or non-binding, written or oral, with any Person, other than Buyer or its Affiliates related to, an Acquisition Transaction. In furtherance of (but not in limitation to) the forgoing, Seller shall (and shall cause each of its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to) (a) cease and terminate immediately any solicitations, discussions and negotiations and the provision of information with respect to, or in furtherance of, any Acquisition Transaction (other than with Buyer or its Affiliates or their representatives); and (b) not assist, participate in, cooperate with or knowingly encourage any effort or attempt by any Person (other than the Buyer or its Affiliates) to do or seek to do any of the foregoing or seek to circumvent the transactions contemplated by this Agreement or further any Acquisition Transaction. Seller shall (and shall cause each of its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to) (x) promptly after the date hereof (and in any event within seven Business Days of the date hereof), if not already previously done, request any such Person (other than Buyer or its Affiliates or representatives) to promptly return or destroy all confidential information concerning the Business (subject to the confidentiality agreement between Seller and such Person) and (y) promptly (and in any event within one Business Day after the date hereof) terminate all access previously granted to such Persons (other than Buyer or its Affiliates or representatives) to any physical or electronic data room.
Section 5.20    Transition Services Agreement Schedules.
(a)    Prior to the Closing, Seller and Buyer shall negotiate in good faith to mutually agree to changes or updates to the form of TSA Schedules (as defined in the Transition Services Agreement), including so that the TSA Schedules reflect the additional services set out on the Additional Services Schedule, which TSA Schedules shall include the Services reasonably required to operate the Business as a standalone business following the Closing.  The Service Charges (as defined in the Transition Services Agreement) shall reasonably approximate the cost of providing the services, without any intent to cause Seller (or its applicable Affiliate) to make profit or incur loss. For the avoidance of doubt, in no event shall failure by Seller and Buyer to so agree upon any such change or update constitute a failure of a condition to the Closing to be satisfied (nor shall such failure delay the Closing).
(b)    Buyer and Seller shall each appoint senior representatives (the “Coordinators”) who shall be available to communicate and coordinate with respect to the Transition Services Agreement, the TSA Schedules, the additional services set out on the Additional Services Schedule and the matters set out in Section 5.20(a), as well as any related questions and concerns with respect thereto. The Coordinators shall meet with each other as often as reasonably necessary, but in no event less than weekly.
Section 5.21    Insurance. Except as otherwise provided by this Section 5.21, Buyer acknowledges that from and after the Closing neither Buyer nor the Business shall have access to any insurance policies of Seller or any of the Retained Subsidiaries or any of their respective self-insurance programs, regardless of whether such policies were applicable to the Business prior to the Closing (and Seller or any of the Retained Subsidiaries may terminate such insurance policies); provided, however, that insurance policies obtained solely at and by a Purchased

Subsidiary shall remain in effect. To the extent that, following the Closing, coverage may be available under any third-party insurance coverage (excluding, for the avoidance of doubt, any self-insurance policy or program, or the portion of any third party policy that provides coverage for product liability matters) under which the Business or the Purchased Assets is insured as of the date hereof (the “Retained Policies”) with respect to Losses incurred by, or on behalf of, the Business (including the Purchased Subsidiaries) or with respect to the Purchased Assets or Assumed Liabilities in connection with any acts, facts, circumstances or omissions occurring prior to Closing (the “Pre-Closing Occurrences”), Buyer (on behalf of the Business) may, for a period of five years after the Closing, make claims under such occurrence-based policies through Seller’s “Corporate Risk Management” department, and Seller and its Subsidiaries shall reasonably cooperate with Buyer to review and take commercially reasonable actions as may be necessary to assist Buyer and the Business in submitting such claims; provided, that Buyer shall exclusively bear the amount of any deductibles, self-insured retentions or other out-of-pocket expenses incurred in connection therewith associated with claims under such occurrence based Third Party Policies, and shall be liable for all uninsured or uncollectible amounts of such claims. Seller and Buyer shall reasonably cooperate in connection with any material decision or action required to pursue such claim, and Seller shall pay to Buyer any net insurance proceeds realized with respect to any such claim. Subject to the terms of this Section 5.21, Seller shall retain all rights to control its and its Affiliates’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back, or otherwise resolve disputes with respect to any of its insurance policies and programs.
Section 5.22    Post-Closing Financials. As soon a reasonably practicable following the Closing (but in no event later than such time that Buyer reasonably needs to satisfy the timing requirements of Item 9.01 of Form 8-K for a business acquisition required to be described in answer to Item 2.01 of Form 8-K), Seller shall prepare and deliver (or cause to be prepared and delivered) to Buyer (i) the unaudited combined balance sheet of the Business as of June 30, 2022, and the related unaudited combined statement of income, comprehensive income, equity and cash flows of the Business for the nine months ended June 30, 2022 and the applicable comparative periods with respect thereto, in each case reviewed under Statement on Auditing Standards No. 100 by their respective independent registered public accountants and that complies with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, (ii) if the Closing has not occurred on or prior to November 14, 2022, (A) the audited combined balance sheet of the Business, and the related audited combined statement of income, comprehensive income, equity and cash flows of the Business for the most recently completed fiscal year ended at least 45 days prior to the Closing and the applicable comparative periods with respect thereto, in each case, that complies with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K Date and (B) the unaudited combined balance sheet of the Business, and the related unaudited combined statement of income, comprehensive income, equity and cash flows of the Business for the quarters ended at least 45 days prior to the Closing Date and the applicable comparative periods with respect thereto, in each case reviewed under Statement on Auditing Standards No. 100 by their respective independent registered public accountants and that complies with (and to the extent required by) the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K Date.  The basis of presentation and footnotes with respect to the foregoing financial statements shall be consistent with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K.  All reasonable, out-of-pocket fees and expenses incurred by Seller (including the fees and expenses of Seller’s independent accountants) in connection with its compliance with this Section 5.22 shall be borne by Buyer.

ARTICLE VI
TAX MATTERS
Section 6.1    Tax Elections. Without the prior written consent of Seller, Buyer shall not make any election or deemed election under Section 338(g) of the Code (or any similar provision of state, local or non-U.S. Applicable Law) with respect to Emerson InSinkErator Appliance (Nanjing) Co. (China) in connection with the transactions contemplated by this Agreement. Buyer may make an election under Section 338(g) of the Code (or any similar provision of state, local or non-U.S. law) (such election, the “Section 338(g) Election”) with respect to Parex Industries Ltd. (New Zealand) in connection with the transactions contemplated by this Agreement. Promptly following the making of any Section 338(g) Election, Buyer shall deliver to Seller a copy of any Tax form (including, as applicable, an IRS Form 8023) that is required to be filed with respect to such election. Seller and Buyer shall (and shall cause their respective Affiliates to) (i) prepare and file all U.S. federal, state and local Tax Returns in a manner consistent with any Section 338(g) Election and (ii) not take any position for U.S. federal (or applicable state and local) income Tax purposes inconsistent therewith on any Tax Return, in connection with any Tax Controversy or otherwise, in each case, except to the extent otherwise required pursuant to Final Determination. If Seller does not consent to Buyer making a Section 338(g) Election with respect to Emerson InSinkErator Appliance (Nanjing) Co. (China) prior to the Closing Date, Seller shall duly and timely make, or cause to be so made, an election under Section 1.245A-5(e)(3)(i) of the Treasury Regulations (or any similar provision of state, local or non-U.S. law) to close the taxable year of Emerson InSinkErator Appliance (Nanjing) Co. (China) effective as of the end of the day on the Closing Date to the extent permitted by Applicable Law.
Section 6.2    Tax Returns. (a) Seller shall file or cause to be filed, when due (taking into account any extension of a required filing date), all Tax Returns of the Purchased Subsidiaries in respect of taxable periods ending on or before the Closing Date (each a “Seller Prepared Tax Return”).
(b)    Each Seller Prepared Tax Return shall be prepared in a manner consistent with the past practices of Seller and the Purchased Subsidiaries or as otherwise provided herein, except as otherwise required by Applicable Law, and such Seller Prepared Tax Returns shall reflect all applicable Transaction Tax Deductions to the extent permitted under Applicable Law.
(c)    After Closing, Buyer shall prepare or cause to be prepared all Tax Returns for the Purchased Subsidiaries that are not Seller Prepared Tax Returns (each a “Buyer Prepared Tax Return”). With respect to each Buyer Prepared Tax Return that relates to any Straddle Tax Period, (i) such Buyer Prepared Tax Return shall, to the extent relevant to determining any liability for which Seller is responsible pursuant to Section 6.7(a), be filed in a manner consistent with the past practices of the Purchased Subsidiaries or as otherwise provided herein, except as otherwise required by Applicable Law, (ii) at least ten (10) Business Days (or, if such deadline is not reasonably practical considering the relevant Tax Return, as soon as reasonably practical) prior to filing, Buyer shall provide to Seller notice of each such Buyer Tax Prepared Return which is to be filed after the Closing Date and (iii) if requested in writing by Seller, Buyer shall provide to Seller a copy of such Buyer Prepared Tax Return as soon as reasonably practical considering the relevant Tax Return prior to filing for Seller’s review, and approval (not to be unreasonably withheld, conditioned or delayed).
Section 6.3    Taxable Periods; Apportioned Taxes. (a) For purposes of this Agreement, in the case of a Straddle Tax Period, (x) property Taxes and any other periodic Taxes imposed on or with respect to the Purchased Subsidiaries (that are not based on income, receipts, services or transactions, including sales, use, withholding, payroll or other employment Taxes) allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Tax Period and (y) the amount of all other Taxes (other than, for the avoidance of doubt, Transfer Taxes) of the Purchased Subsidiaries for a Straddle Tax Period allocable to the Pre-Closing Tax Period shall be computed as if such Tax period ended as of the close of business on the Closing Date.
(b)    All real property, personal property and other ad valorem Taxes that are levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date and that are paid after the Closing Date and any exemptions, allowances and deductions with respect to such Taxes (collectively, “Apportioned Taxes”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Apportioned Taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such Apportioned Taxes that is attributable to the Post-Closing Tax Period. Any refund, rebate, abatement or other recovery of Apportioned Taxes attributable to the Pre-Closing Tax Period (other than for any amount taken into account in the calculation of Closing Working Capital) shall be for the account of the Seller, and any refund, rebate, abatement or other recovery of Apportioned Taxes attributable to the Post-Closing Tax Period shall be for the account of Buyer. Apportioned Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement (other than for any amount taken into account in the calculation of Closing Working Capital) from the non-paying party in accordance with this Section 6.3(b). Upon payment of any such Apportioned Tax, the paying party entitled to reimbursement pursuant to this Section 6.3(b) shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 6.3(b), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement if the paying party is entitled to such reimbursement pursuant to this Section 6.3(b) promptly but in no event later than thirty (30) days after the presentation of such statement.
Section 6.4    Refunds. Any refund (or credit in lieu of a cash refund) of Seller Indemnified Taxes that is actually received by Buyer, any Affiliate of Buyer or the Purchased Subsidiaries shall be for the account of Seller, other than any such refund (or credit) that (a) was taken into account in the calculation of the Closing Working Capital or (b) is attributable to the carryback by any Purchased Subsidiary of any Tax attribute generated in a Tax period (or portion thereof) beginning after the Closing Date if such Tax attribute is required by applicable Law to be carried back and such carryback cannot be waived. Buyer shall use (and shall cause its Affiliates to use) commercially reasonable best efforts to obtain any such refund and Buyer shall pay to Seller an amount equal to any such refund (or credit) and interest received thereon from the applicable Taxing Authority no later than twenty (20) days following the actual receipt of such refund (or utilization of such credit), net of any income Taxes imposed on the receipt thereof or reasonable out-of-pocket costs incurred in connection therewith; provided that, in the event that the applicable Taxing Authority subsequently disallows any such refund (or credit) with respect to which Seller previously received a payment pursuant to this Section 6.4, Seller shall pay or cause to be paid to Buyer an amount equal to such refund (or credit) (including any interest due thereon to the relevant Taxing Authority).
Section 6.5    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes imposed with respect to the transactions contemplated by this

Agreement or any Transaction Document shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. The party customarily required to file the applicable Tax Returns shall timely prepare and file each Tax Return with respect to Transfer Taxes, and the other parties shall reasonably cooperate therewith. For the avoidance of doubt, each party shall use commercially reasonable efforts to recover any recoverable value added or similar Taxes imposed with respect to the transactions contemplated by this Agreement or any Transaction Document, and any such amounts which are reasonably expected to be recoverable within a year of Closing shall be taken into account in determining the parties' obligations under this Section 6.5.
Section 6.6    Cooperation on Tax Matters. (a) Subject to Section 6.6(b), Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets, the Assumed Liabilities and the Purchased Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes (including, for the avoidance of doubt, making a Section 338(g) Election), the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall (i) retain all books and records with respect to Taxes pertaining to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Subsidiaries until the expiration of any applicable statute of limitations and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority, and (ii) use commercially reasonable efforts to provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records. Except as otherwise provided by Section 6.7, Seller and Buyer shall cooperate with each other fully, as and to the extent reasonably requested by the other party, in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Subsidiaries. Seller, Buyer and their respective Affiliates further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person or take any other action as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on any party (including with respect to the transactions contemplated by this Agreement or any Transaction Document).

(b)    Notwithstanding anything to the contrary in this Agreement, except to the extent solely relating to the Purchased Subsidiaries, the Purchased Assets or the Assumed Liabilities, Seller and its Affiliates shall not be required at any time to provide to Buyer any right to access or to review any Tax Return or Tax work papers of Seller or any Affiliate of Seller.
Section 6.7    Tax Indemnities. (a) From and after the Closing, Seller shall indemnify and hold harmless Buyer and each of its Affiliates (including, solely after the Closing, the Purchased Subsidiaries) (the “Seller Tax Indemnified Parties”) for any Losses actually incurred or suffered by any Seller Tax Indemnified Party to the extent arising out of or relating to, without duplication (i) any breach of any representation or warranty of Seller contained in Section 3.18(a)(ix), Section 3.18(a)(xiii) or Section 3.18(a)(xiv) (such representations and warranties, the “Specified Tax Representations”), and (ii) all Seller Indemnified Taxes, and any reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with such Seller Indemnified Taxes; provided that Seller shall not be liable for any Seller Indemnified Taxes to the extent (x) such Taxes are attributable to any breach by Buyer of any covenant of Buyer contained herein or (y) such Taxes were included in the determination of the Closing Working Capital; provided, further, that no Seller Tax Indemnified Parties shall be entitled to double recovery for any items set forth in the definition of Seller Indemnified Taxes.

(b)    From and after the Closing, Buyer shall indemnify and hold harmless Seller and each of its Affiliates (the “Buyer Tax Indemnified Parties”) for any and all Buyer Indemnified Taxes, and any reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with such Buyer Indemnified Taxes; provided that Buyer shall not be liable for any Buyer Indemnified Taxes to the extent such Taxes are attributable to any breach by Seller of any covenant of Seller contained herein; provided, further, that no Buyer Tax Indemnified Parties shall be entitled to double recovery for any items set forth in the definition of Buyer Indemnified Taxes.
(c)    If any audit, investigation, claim or demand for Taxes in respect of which indemnity may be sought pursuant to Section 6.7(a) or Section 6.7(b) (any such claim or demand, a “Tax Claim”) is commenced or asserted in writing against the party which would be entitled to seek such indemnification (the “Potential Indemnified Party”) or any of its Affiliates, the Potential Indemnified Party shall notify the party from which such indemnification would be sought (the “Potential Indemnifying Party”) of such Tax Claim in writing within ten days of receipt thereof, and shall give the Potential Indemnifying Party such information with respect thereto as the Potential Indemnifying Party may reasonably request; provided that the failure of the Potential Indemnifying Party to give notice as provided in this Section 6.7(c) shall not relieve any Potential Indemnifying Party of its obligations under Section 6.7, except to the extent that such failure prejudices the rights of any such Potential Indemnifying Party. The Potential Indemnifying Party shall have the right, at its own expense, to participate in and, upon notice to the Potential Indemnified Party, control the defense of any claim, suit, action, litigation or proceeding (including any Tax audit) relating to a Tax Claim (a “Tax Controversy”). If the Potential Indemnifying Party assumes such defense, (i) the Potential Indemnifying Party shall have the sole discretion as to the conduct of such defense and the Potential Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Potential Indemnifying Party and (ii) the Potential Indemnifying Party shall keep the Potential Indemnified Party reasonably informed as to the status of such Tax Controversy. Whether or not the Potential Indemnifying Party chooses to defend or prosecute any Tax Claim, all of the parties hereto shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof.
(d)    The Potential Indemnifying Party shall not be liable in respect of any Tax Claim under this Section 6.7, as the case may be, for any Tax (i) the payment of which was made without the Potential Indemnifying Party’s prior written consent, unless the Potential Indemnified Party has complied with the provisions set forth in Section 6.7(c) and a Final Determination of the amount of Tax has been made, (ii) resulting from a settlement effected without the consent of the Potential Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), or (iii) resulting from any Tax Controversy with respect to which the Potential Indemnified Party has not complied with the provisions set forth in Section 6.7(c).
(e)    The sole and exclusive recourse for any breach of any Specified Tax Representation, and any Seller Indemnified Taxes and Buyer Indemnified Taxes under this Agreement shall be the indemnity set forth in this Section 6.7.
(f)    For purposes of this Section 6.7, for purposes of determining any breach, inaccuracy or failure to be true and correct of any Specified Tax Representation and the amount of any Losses resulting therefrom, any materially or other similar qualification or knowledge qualifiers contained or incorporated, directly or indirectly, in any such Specified Tax Representation shall be disregarded and have no effect (as if such standard or qualification were deleted from such representation or warranty).

(g)    The provisions of Section 9.6 shall apply mutatis mutandis with respect to any claim for indemnity under Section 6.7(a) or Section 6.7(b).
Section 6.8    Tax Treatment of Payments. Except to the extent otherwise required pursuant to a Final Determination, Buyer, Seller and their respective Affiliates shall treat any amount paid pursuant to Section 2.10, Section 6.7 or Article IX as an adjustment to the Purchase Price for Tax purposes.
Section 6.9    Tax Sharing Agreements. Seller shall cause any and all existing Tax Sharing Agreements between any Purchased Subsidiary, on the one hand, and any Seller or any Affiliate of Seller, on the other hand, to be terminated prior to or as of the Closing Date, and thereafter none of the Purchased Subsidiaries, Seller or any Affiliate of Seller shall have any further rights or obligations thereunder.
Section 6.10    Buyer Covenants. Buyer covenants that, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), it shall not, and shall not cause or permit any Purchased Subsidiary or any Affiliate of Buyer to, (a) take any action on the Closing Date outside the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax Asset of Seller or any of its Affiliates or give rise to any loss or obligation (including any indemnification obligation) of Seller or any of its Affiliates under this Agreement, (b) initiate any voluntary disclosure or similar process or initiate communications with any Taxing Authority, in each case, with respect to Taxes of the Purchased Subsidiaries attributable to any Tax periods ending on or before the Closing Date, (c) make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return or enter into any transaction, merger or restructuring that results in any increased Tax liability or obligations or reduction in any Tax Asset of Seller or any of its Affiliates, in each case, which would be effective prior to the Closing, (d) amend any Seller Prepared Tax Return of the Purchased Subsidiaries in respect of any Tax periods ending on or before the Closing Date or (e) solely with respect to Parex Industries Ltd. (New Zealand), but only if Buyer does not make a Section 338(g) election with respect to Parex Industries Ltd. (New Zealand), take any action outside the ordinary course of business in the taxable year of Parex Industries Ltd. (New Zealand) that includes the Closing Date.
Section 6.11    Survival. Notwithstanding anything to the contrary in this Agreement, the covenants and agreements set forth in this Article VI and the representations and warranties of Seller contained in the Specified Tax Representations, in each case, shall survive the Closing Date for sixty (60) days after the expiration of the applicable statutory periods of limitations (including any relevant extensions).
ARTICLE VII
EMPLOYEE MATTERS
Section 7.1    Purchased Subsidiary Business Employees and Offer Business Employees
(a)    Buyer shall (or shall cause its Subsidiaries to) (i) continue the employment at and after the Applicable Transfer Time of each Purchased Subsidiary Business Employee and (ii) subject to Seller providing updated merit-based salary/wage rate increases permitted under Section 5.1(n) of this Agreement to Buyer promptly after the date the applicable merit-based increases are determined by Seller, within a reasonable period of time (but not fewer than fifteen (15) Business Days (or such earlier time as may be required by Applicable Law)) prior to the Closing Date, make a Qualifying Offer to each Offer Business Employee for employment commencing as of the Applicable Transfer Time, subject to the occurrence of the Closing. Seller and Buyer shall, between the date of this Agreement and the date of the Qualifying Offer, cooperate in good faith to identify any Business Employee whose employment cannot, due to limitations under Applicable Law or the Transfer Plan, be transferred to Buyer or its Subsidiaries on the Closing Date, such that any offer of employment to be made hereunder can include reference to the Applicable Transfer Time. Unless a written acceptance of an offer of employment is required by Applicable Law, a Business Employee who continues employment or who has received an offer of employment pursuant to this Section 7.1 shall be deemed to have accepted such continuance or offer, unless such Business Employee expressly declines such continuance or offer prior to the Applicable Transfer Time.
(b)    Notwithstanding anything to the contrary in Section 7.1(a), Buyer shall not be required to make an offer of employment effective as of the Effective Time to any Inactive US Business Employee; provided, that if any Inactive US Business Employee presents themselves to Seller or Buyer as ready and able to commence active employment within 18 months following the Effective Time (or such longer period as may be required by Applicable Law), Buyer shall (or shall cause its Subsidiaries to) promptly make a Qualifying Offer to such Inactive US Business Employee. Seller shall promptly notify Buyer of any Inactive US Business Employee that presents to Seller for such purpose, and shall cooperate with Buyer to facilitate the making of a Qualifying Offer, including by providing then-current compensation and benefits information of such employee.
Section 7.2    Automatic Transfer Business Employees. Each of Seller and Buyer intend that the Automatic Transfer Regulations will apply to the employment of each of the Automatic Transfer Business Employees and the transfer of each such Automatic Transfer Business Employee’s employment contract from Seller and its applicable Subsidiaries to Buyer and its Subsidiaries, effective as of the Applicable Transfer Time. Seller and Buyer shall cooperate to facilitate the automatic transfer of any such Automatic Transfer Business Employees and shall each comply with their obligations in respect of information and consultation pursuant to the Automatic Transfer Regulations. If any Automatic Transfer Employee does not transfer automatically to Buyer (or its Subsidiaries) pursuant to the Automatic Transfer Regulations, Sellers shall cooperate with Buyer to identify any such employee and Buyer shall (or shall cause its relevant Subsidiary to) make a Qualifying Offer to such employee as soon as reasonably practicable following the Applicable Transfer Time, which such offer shall be deemed to take effect on the later of the day following the Closing Date or within five (5) Business Days of such offer being made.
Section 7.3    TSA Employees. Buyer shall (or shall cause its Subsidiaries, including the Purchased Subsidiaries, to) make a Qualifying Offer to each Non-Automatic Transfer TSA Employee within a reasonable period of time (but not fewer than 10 Business Days (or such other longer period as may be required by Applicable Law)) prior to the applicable TSA Termination Date, which such offer shall provide for employment commencing as of the Applicable Transfer Time. Buyer acknowledges that each Automatic Transfer TSA Employee shall transfer to and become an employee of Buyer or its relevant Subsidiary automatically by operation of law pursuant to the Automatic Transfer Regulations with effect from the Applicable Transfer Time. Seller and Buyer shall cooperate to facilitate the automatic transfer of any such Automatic Transfer TSA Employees and shall each comply with their obligations in respect of information and consultation pursuant to the Automatic Transfer Regulations. If any TSA Employee was expected to be an Automatic Transfer TSA Employee, but does not transfer automatically to Buyer (or its Subsidiaries) pursuant to the Automatic Transfer Regulations, Buyer shall (or shall cause its relevant Subsidiary to) make a Qualifying Offer to such employee as soon as reasonably practicable following Buyer’s knowledge of such failure to transfer, which such offer shall be for employment effective within ten days of such offer being made.

Section 7.4    Maintenance of Terms and Conditions. For the period commencing on the Effective Time and ending on December 31, 2023, provided that if the Effective Time occurs following March 21, 2023, such period will end on the one-year anniversary of the Closing (the “Continuation Period”), Buyer shall, and shall cause its Subsidiaries (including the Purchased Subsidiaries) to, provide each Transferred Employee with (a) a base salary or wage rate that is at least equal to the base salary or wage rate provided to such Transferred Employee immediately prior to the Effective Time, (b) annual target cash and short-term and target long-term incentive compensation opportunities (including annual equity and equity-based incentive, annual bonus, and commission opportunities) that are no less favorable in the aggregate than the target cash and short-term and long-term incentive compensation opportunities (including annual equity and equity-based incentive, annual bonus, and commission opportunities, and excluding any one-time, retention, transaction, completion, signing or other similar bonus payments) provided to such Transferred Employee immediately prior to the Effective Time and (c) employee benefits (except as otherwise provided in Section 7.5 below), fringe benefits and perquisites that are substantially comparable in the aggregate to the employee benefits, fringe benefits and perquisites provided to such Transferred Employee immediately prior to the Effective Time. Notwithstanding anything in this Article VII to the contrary, the terms and conditions provided to Transferred Employees following the Applicable Transfer Time shall be subject to the requirements of Applicable Law and all Seller Collective Agreements.
Section 7.5    U.S. Defined Contribution Plans. As of the Effective Time, Buyer shall, or shall cause its applicable Subsidiary to, have in place a tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code (the “Buyer 401(k) Plan”) that will (a) cover Transferred Employees as of the Applicable Transfer Time and (b) accept the transfer of account balances (including outstanding participant loans) from the Seller 401(k) Plan as described below. As soon as practicable following the Effective Time, but no later than one-hundred and twenty (120) days following the Effective Time (the date of such transfer, the “Trust-to-Trust Transfer Date”), Seller shall cause the trustee of each Seller 401(k) Plan to transfer, and Buyer shall cause the Buyer 401(k) Plan to receive, in the form of cash (or promissory notes representing outstanding loans of the Transferred Employees) the full account balances of the Transferred Employees under the Seller 401(k) Plan, reduced by any necessary benefit or withdrawal payments to or in respect of Transferred Employees occurring during the period from the Effective Time to the date of transfer described herein, to the appropriate trustee under the trust agreement forming a part of the Buyer 401(k) Plan; provided, however, such transferred amounts shall only be transferred in accordance with Section 414(l) of the Code and all other Applicable Law. The Buyer 401(k) Plan shall, effective as of the date of transfer described herein, assume all of the account balances accumulated by Transferred Employees under the Seller 401(k) Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) upon the transfer described herein. Effective as of and following the Closing, each Transferred Employee who is primarily employed in the U.S. shall be eligible to participate in the Buyer 401(k) Plan in accordance with the terms of such plan. During the Continuation Period, the Buyer 401(k) Plan shall provide benefits to each Transferred Employee that are no less favorable than the benefits provided under the Seller 401(k) Plan as in effect immediately prior to the Effective Time, including with respect to profit-sharing contributions and the vesting schedule for such contributions; provided, however, that if the Trust-to-Trust Transfer Date occurs prior to the date the Seller has made its profit sharing contributions for the Seller 401(k) Plan fiscal year ended September 30, 2022, Buyer shall make the applicable profit sharing contributions to the Buyer 401(k) Plan on Seller’s behalf and Seller shall promptly reimburse Buyer for any such contributions made in respect of such plan year.
Section 7.6    Postretirement Welfare Benefits. With respect to the Emerson Electric Co. Self-Funded Retiree Welfare Benefit Plan (the “Seller Retiree Plan”), each Business

Employee who is a participant in the Seller Retiree Plan shall cease to participate in the Seller Retiree Plan as of the Applicable Transfer Time. Seller shall retain all Liabilities for the Seller Retiree Plan.
Section 7.7    International Retirement Plans. With respect to each International Plan (other than any Purchased Subsidiary Benefit Plan or Assumed Benefit Plan) which provides retirement benefits (each, a “Seller International Retirement Plan”), effective as of the Applicable Transfer Time, each Transferred Employee who is an active participant in a Seller International Retirement Plan immediately prior to the Applicable Transfer Time shall cease to be an active participant under such plan, shall be vested in his or her accrued benefits earned under such plan through the Applicable Transfer Time to the extent required by Applicable Law, and shall become a participant in one or more retirement plans established or designated by Buyer (collectively, the “Buyer International Retirement Plan”). Seller shall retain all Liabilities for all Seller International Retirement Plans and shall have no Liability under the Buyer International Retirement Plan, and Buyer shall have no Liability under the Seller International Retirement Plan.
Section 7.8    Service Credit. Buyer shall provide, and shall cause its Subsidiaries (including the Purchased Subsidiaries) to use commercially reasonable efforts to provide, each Transferred Employee credit for years of prior service, and recognize such employee’s continuity of service, with Seller or any of its Affiliates or their respective predecessors for all purposes (including under each employee benefit plan sponsored or maintained by Buyer or any of its Affiliates), including for vesting, for eligibility to participate, for benefit accrual, for end of service benefit purposes and for the purposes of any entitlement during employment or entitlement or severance due on termination of employment; provided, however, that such credit shall not result in a duplication of benefits. For the avoidance of doubt, Buyer shall (or shall cause its Subsidiaries to) credit each Transferred Employee with all paid time off accrued and unused by such Transferred Employee through the Applicable Transfer Time; provided that, to the extent required by Applicable Law, all paid time off accrued and unused by such Transferred Employee through the Applicable Transfer Time shall be paid by Seller (or its Subsidiaries) to the Transferred Employee and reimbursed by Buyer or one of its Subsidiaries to Seller (or its relevant Affiliate) if Applicable Law requires Seller (or its relevant Affiliate) to pay such paid time off accrued and unused by such Transferred Employee through the Applicable Transfer Time.
Section 7.9    Welfare Plans. As of the Applicable Transfer Time, each Transferred Employee shall cease participation in the health and welfare benefit plans (other than, for the avoidance of doubt, the Purchased Subsidiary Benefit Plans and the Assumed Benefit Plans) of Seller and its Affiliates (each, a “Seller Welfare Plan”) and shall commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Subsidiaries. Seller and its Affiliates shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Transferred Employees and their eligible beneficiaries and dependents prior to the Applicable Transfer Time. Benefits in respect of all welfare plan claims incurred by Transferred Employees at or after the Applicable Transfer Time shall be provided by Buyer and its Affiliates. For purposes of this Section 7.9, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (ii) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies and (iii) with respect to short- and long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense. For the avoidance of doubt, Seller’s and Buyer’s respective obligations under this Section 7.9 shall be subject to the Transition Services Agreement, where applicable.

Section 7.10    Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Subsidiaries to):
(a)    waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents under any health and welfare plans in which such Transferred Employees and their eligible dependents are eligible to participate after the Applicable Transfer Time to the extent that such limitations were waived or satisfied under the applicable Seller Welfare Plan; and
(b)    use commercially reasonable efforts to provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Applicable Transfer Time in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Transferred Employee and such Transferred Employee’s eligible dependents is eligible to participate after the Applicable Transfer Time.
Section 7.11    Severance. (a) Buyer shall be solely responsible for, and shall reimburse Seller or its relevant Affiliate in respect of, any severance or other termination-related payments, concessions or benefits paid or provided by Seller or its Affiliates required under any Applicable Law, Seller Collective Agreement or Business Benefit Plan, to any (i) Business Service Provider which were triggered due to the transfer of such service provider from Seller or its relevant Affiliate to Buyer or its relevant Affiliate in connection with the transactions contemplated by the Transaction Documents, (ii) Offer Business Employee or Non-Automatic Transfer TSA Employee who does not receive, or who receives but rejects, a Qualifying Offer from Buyer or one of its Subsidiaries or (iii) Automatic Transfer Business Employee or Automatic Transfer TSA Employee who objects to the automatic transfer of their employment pursuant to the Automatic Transfer Regulations. Buyer and Seller cooperate in good faith to determine the value of any severance or other termination-related payments, concessions or benefits paid or provided to any Business Employee in connection with any of the foregoing events, that are in excess of the payments, concessions or benefits that are required as set forth in the previous sentence and, to the extent Buyer and Seller mutually agree in writing that any such payments shall be paid or provided, Buyer and Seller shall each bear 50% of such severance or other termination-related payments, concessions or benefits. Buyer and Seller shall cooperate in good faith and use commercially reasonable efforts to ensure that no severance is triggered or otherwise becomes due to any Business Service Provider or Offer Business Employee as a result of the transfers of employment contemplated under Section 7.1 above.
(b)    With respect to any Transferred Employee whose employment is terminated other than for cause during the Continuation Period, Buyer shall, or shall cause one of its Subsidiaries (including the Purchased Subsidiaries) to provide, such Transferred Employee with severance and other termination-related payments and benefits in an amount at least equal to the aggregate amount of the severance and other termination-related payments and benefits that he or she would have received under (i) a Business Benefit Plan that is a severance benefit plan or policy that is either (A) listed in Section 3.16(a) of the Disclosure Schedule or (B) not required to be listed therein due to the materiality standard in Section 3.16(a) (as in effect immediately prior to the date of this Agreement) and/or (ii) statutory or regulatory scheme, in either case under clause (ii) as required by Applicable Law that is applicable to such Transferred Employee (taking into account any post-Applicable Transfer Time service with Buyer or any of its Subsidiaries), assuming for purposes of this Section 7.11(b) that such Transferred Employee had satisfied any requirements for the receipt of severance under such plan, practice or policy or statutory or regulatory scheme, as applicable; provided that, to the extent permitted by Applicable Law, Buyer’s obligation to provide such Transferred Employee with such severance or other termination-related payments or benefits shall be subject to such Transferred Employee’s execution, delivery and non-revocation of a general release in customary form in favor of Seller, Buyer and their respective Affiliates.
(c)    Buyer agrees that after the expiration of the Continuation Period, any remaining Transferred Employees shall be covered by the severance plan or other similar policy then in effect for similarly situated employees of Buyer and its Subsidiaries.
Section 7.12    Workers’ Compensation. Buyer shall be responsible for providing benefits in respect of all claims for benefits in respect of workers’ compensation and any comparable liabilities that are based upon Transferred Employees’ injuries or illnesses that arise at or after the Applicable Transfer Time. Seller shall be responsible for providing benefits in respect of all claims for benefits (other than claims under Purchased Subsidiary Benefit Plans and Assumed Benefit Plans) in respect of workers’ compensation and any comparable liabilities that are based upon Business Employees’ injuries or illnesses that arise prior to the Applicable Transfer Time. For the avoidance of doubt, Seller’s and Buyer’s respective obligations under this Section 7.12 shall be subject to the Transition Services Agreement, where applicable.
Section 7.13    Labor Agreements. With respect to each Seller Collective Agreement to which a Purchased Subsidiary is a party as of immediately prior to the Applicable Transfer Time, Buyer shall, and shall cause such Purchased Subsidiary to, comply with the terms of such agreement at all times following the Applicable Transfer Time, subject to any changes to such agreement as may be agreed upon between Buyer or such Purchased Subsidiary and the union, works council or other labor organization that is party thereto.
Section 7.14    Assumption of Assumed Benefit Plans. Effective as of the Applicable Transfer Time, Buyer shall, or shall cause its Subsidiary to, assume each Assumed Benefit Plan and all Liabilities and responsibilities of Seller or the applicable Retained Subsidiary thereunder.

Section 7.15    Cash Incentives. Effective as of the Closing Date, Buyer shall, or shall cause one of its Subsidiaries to, assume all obligations of Seller and its Affiliates to each Transferred Employee pursuant to any Business Benefit Plan that is an annual cash bonus program or sales- or commission-based program) covering such Transferred Employee as of immediately prior to the Closing Date and previously disclosed to Buyer (excluding for the avoidance of doubt any one-time, signing, retention, completion, transaction or other similar bonuses) (collectively, the “Cash Incentives”).  Each Transferred Employee participating in any Cash Incentive with respect to (x) any performance period continuing as of the Closing Date or (y) to the extent unpaid as of the Closing Date, the annual bonus for the Seller’s fiscal year ending September 30, 2022 (the “2022 Annual Bonuses”), shall remain eligible to receive his or her cash bonus with respect to such performance period in accordance with the terms of the Cash Incentive; provided that Seller may adjust or otherwise determine achievement (but not above target) of the applicable performance conditions for purposes of the 2022 Annual Bonuses prior to the Closing in light of the transactions contemplated by the Agreement, subject to consultation with Buyer. Buyer shall, or shall cause one of its Subsidiaries to, pay the Transferred Employees the Cash Incentives for (x) the applicable performance period continuing as of the Closing Date and (y) to the extent unpaid as of the Closing Date, the 2022 Annual Bonuses, in each case in accordance with the terms of such Cash Incentives as of immediately prior to the Closing Date (including terms relating to the timing of payment), (a) which such Cash Incentives shall not be prorated and (b) which such amounts shall constitute Assumed Liabilities; provided, however, that Seller shall promptly reimburse Buyer for the payment of all 2022 Annual Bonuses to the extent unpaid as of the Closing Date.

Section 7.16    Employee Communications

. Seller and Buyer shall cooperate in communications with Business Employees with respect to employee benefit plans maintained by Seller or Buyer or their respective Affiliates and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents (including the termination of the Transition Services Agreement).

Section 7.17    No Third Party Beneficiaries. Without limiting the generality of the last sentence of Section 11.8, nothing in this Article VII, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Service Provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Business Employee or any other Person for any period following the Effective Time.
Section 7.18    Cooperation. Each of Buyer and Seller recognize it to be in the best interests of the parties hereto and their respective employees that the transactions in this Article VII be effected in an orderly manner and agree to devote their respective commercially reasonable efforts and to cooperate fully in complying with the provisions of this Article VII. Without limiting the generality of the foregoing, each party agrees to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the purpose of this Article VII and to facilitate the transactions referred to in this Article VII.
Section 7.19    Restrictive Covenant Agreements. To the extent any Business Service Provider or Former Business Service Provider is subject to a confidentiality, restrictive covenant or similar agreement with Seller or any of its Affiliates, Seller agrees that neither Seller nor any of its Affiliates will enforce any such agreements against such Business Service Provider or Former Business Service Provider with respect to services provided to Buyer or any of its Affiliates (or any successor to the Business) with respect to the Business.

ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or, where legally permitted, waiver by each party, of each of the following conditions:
(a)    any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;
(b)    all required filings shall have been made and required approvals obtained pursuant to Competition Laws of the jurisdictions listed in Section 8.1(b) of the Disclosure Schedule; and
(c)    no Order shall have been issued by any court or other Governmental Authority of competent jurisdiction that prohibits the consummation of the Closing.
Section 8.2    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is also subject to the satisfaction or, in the sole discretion of Buyer, waiver of, each of the following further conditions:

(a)    Seller shall have performed in all material respects its obligations hereunder required to be performed by it on or prior to the Closing;
(b)    (i) the Seller Fundamental Representations shall be true and correct in all material respects (other than the representations and warranties in Section 3.5(b) (Purchased Subsidiaries) which shall be true and correct in all respects except for any de minimis inaccuracies) at and as of the date hereof and at and as of the Closing as though made on and as of such time, except that those Seller Fundamental Representations that address matters only as of a particular date shall be true and correct as of such particular date, (ii) the representations in Section 3.7(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though made on and as of such time, and (iii) all other representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Closing as though made on and as of such time, except (A) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (B) where the failure of such representations and warranties in the aggregate to be so true and correct has not had a Material Adverse Effect (disregarding for purposes of this clause (C) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect); and
(c)    Buyer shall have received a certificate signed by an executive officer of Seller stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.
Section 8.3    Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is also subject to the satisfaction or, in the sole discretion of Seller, waiver of each of the following conditions:
(a)    Buyer shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing,
(b)    (i) the Buyer Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though made on and as of such time, except that those Buyer Fundamental Representations that address matters only as of a particular date shall be true and correct as of such particular date and (ii) all other representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Closing as though made on and as of such time, except (A) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (B) where the failure of such representations and warranties in the aggregate to be so true and correct has not had a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this clause (C) any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect); and
(c)    Seller shall have received a certificate signed by an executive officer of Buyer stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX
SURVIVAL; INDEMNIFICATION
Section 9.1    Survival of Representations, Warranties and Agreements. (a) Except with respect to (i) the Seller Fundamental Representations, which shall survive the Closing until the expiration of the applicable statute of limitations (including any relevant extensions thereto), plus sixty (60) days, and (ii) Section 6.11, the representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates, and their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives.
(b)    The covenants and agreements of the parties hereto contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall not survive the Closing, except to the extent that such covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive to such extent in accordance with their terms and the covenants set forth in Article XI shall survive indefinitely or until the latest date permitted by Applicable Law.
(c)    The indemnification obligations contained in Article VI (Tax Matters) shall survive pursuant to the terms of Section 6.11.
Section 9.2    Indemnification. (a) Except with respect to indemnification for Taxes (which shall be governed exclusively by Article VI), effective at and after the Closing, Seller indemnifies Buyer and the Purchased Subsidiaries and their respective directors, officers, employees, Representatives and agents (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all Losses actually incurred or suffered by any Buyer Indemnified Party to the extent arising out of or relating to (i) any Excluded Liability, or (ii) any breach of any Seller Fundamental Representation at and as of the date hereof and at and as of the Closing Date as if made as of the Closing Date (unless made as of a specific date, in which case, at and as of such date).
(b)    Except with respect to indemnification for Taxes (which shall be governed exclusively by Article VI), effective at and after the Closing, Buyer indemnifies Seller and its Affiliates and their respective directors, officers, employees, Representatives and agents (the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Losses actually incurred or suffered by any Seller Indemnified Party to the extent arising out of or relating to, without duplication: (i) any Assumed Liabilities, except those for which Seller has expressly agreed to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a) and (ii) the ownership and operation of the Business, the Purchased Assets or any Purchased Subsidiary after the Effective Time, in each case, other than with respect to any Excluded Liabilities.
(c)    Notwithstanding any other provision to the contrary and except with respect to indemnification for Taxes (which shall be governed exclusively by Article VI), the cumulative indemnification obligations of Seller under Section 9.2(a)(ii) shall in no event exceed, in the aggregate, $3,000,000,000.
Section 9.3    Third Party Claim Procedures. (a) Each Person seeking indemnification under this Article IX (the “Indemnified Party”) shall give prompt written notice to the Person from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third Party Claim”); provided that the failure of the Indemnified Party to give notice as provided in this Section 9.3(a) shall not relieve any Indemnifying Party of its obligations under Section 9.2, except to the extent that such failure adversely prejudices the rights of any such Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim reasonably requested by the Indemnifying Party. Except as set forth in the last sentence of this Section 9.3(a), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the sole expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing in this Section 9.3, the Indemnifying Party shall not have the right to assume control of such defense if the Third Party Claim of which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief in any material respect, (ii) involves criminal or quasi-criminal allegations, (iii) seeks the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party, (iv) would be reasonably expected to result in Liabilities greater than the remaining amount of the Indemnifying Party’s maximum liability under Article IX, or (v) involves an actual or potential conflict of interest, in the reasonable judgment of outside legal counsel of Indemnified Party, that would make it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party (each of the foregoing, an “Exception Claim”). In the event that the Indemnifying Party fails to elect to assume control of the defense of any Third Party Claim in the manner set forth in this Section 9.3 or such Third Party Claim is or at any time becomes, an Exception Claim, the Indemnified Parties may, at the Indemnifying Party’s cost and expense (subject to the limitations set forth in this Article IX), defend against the Third Party Claim; provided that, the (i) Indemnifying Party shall nonetheless have the right to participate in the defense of such Third Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s sole cost and expense, and (ii) the Indemnified Party shall reasonably consult with the Indemnifying Party regarding the strategy for defense of such claim; and provided, further that the Indemnified Party may not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to this Article IX, then the Indemnified Party may participate, at the Indemnified Party’s own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if requested by the Indemnifying Party to participate; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. For the avoidance of doubt, Seller shall control defense of Third Party Claims with respect to the matters set forth on Section 1.1(g) of the Disclosure Schedule; provided that, Buyer shall have the right to participate in the defense of such matter at Buyer’s sole cost and expense, and Seller shall reasonably consult with Buyer regarding the strategy for defense of such matter; provided, further that Seller may not consent to the entry of any judgment or enter into any settlement with respect to such matter without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).
(b)    Notwithstanding anything in this Section 9.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment.

Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any Order or other equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. If the Indemnifying Party makes any payment on any Third Party Claim, then the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.
(c)    After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article IX), or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.
(d)    Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(e)    Notwithstanding anything to the contrary in this Section 9.3, this Section 9.3 shall not apply to indemnification for any Taxes. The procedures for such indemnification shall be governed solely by Section 6.7.
Section 9.4    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.2 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing, and as promptly as practicable, of such claim to the Indemnifying Party, which notice shall in no event be delivered to the Indemnifying Party later than 60 days after the Indemnified Party first learns of the facts on which such claim is based (such 60-day period, the “Notice Period”). Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Losses incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party). The failure to notify the Indemnifying Party as promptly as practicable within the Notice Period shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party, and in any event, the Indemnifying Party shall have no indemnification obligation in respect of any claim for which notice is delivered following expiration of the applicable Notice Period for such claim. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 11.6.
Section 9.5    Environmental Matters.
(a)    Seller has the right (but not the obligation) to assume the defense and control of any Seller Indemnified Environmental Matter (for the avoidance of doubt, not including Offsite Migration) (collectively, “Seller Controlled Environmental Matter”). Such right of defense and control shall include the disclosure, investigation, negotiation, performance and settlement thereof and Remedial Action relating thereto (for the avoidance of doubt, not relating to any Real Property). In connection with any Seller Controlled Environmental Matter, Buyer shall, and shall cause each of its Affiliates and representatives, to reasonably cooperate regarding the resolution of any such Seller Controlled Environmental Matter, including providing Seller and its representatives with all reasonably necessary access to relevant properties and site utilities that are in the control of Buyer or its Affiliates (other than any Real Property), in order to allow Seller and its representatives to respond to, defend, and conduct Remedial Action relating to such Seller Controlled Environmental Matter. Buyer and its Affiliates shall not unreasonably interfere with or disturb the performance by Seller and its representatives of any such Remedial Action. In connection with any such Seller Controlled Environmental Matter, Seller shall keep Buyer reasonably informed relating to the progress of such Seller Controlled Environmental Matter (including providing Buyer with copies of all material plans and reports submitted to Governmental Authorities); diligently and promptly pursue the resolution thereof; and not unreasonably interfere with the continuing use of such relevant property, as long as the manner of use does not materially differ from the manner it is being used as of the Closing; provided, however, the foregoing notwithstanding, Buyer shall not have any right to participate in the control, defense, negotiation or resolution of any Seller Controlled Environmental Matter. With respect to any Seller Indemnified Environmental Matter or matter relating to Offsite Migration being controlled or defended by Buyer, Seller shall have the right to participate in the defense of such Seller Indemnified Environmental Matter at Seller's sole cost and expense, and Buyer shall reasonably consult with the Seller regarding the strategy for defense of such matter; and provided, further that Buyer may not consent to the entry of any judgment or enter into any settlement with respect to such Seller Indemnified Environmental Matter without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
(b)    With respect to any Seller Indemnified Environmental Matter that is a Site Liability or a Third Party Site Liability, (i) Seller shall have no liability with respect to any such Seller Indemnified Environmental Matter for any Losses (A) arising out of or resulting from any testing, sampling, other invasive investigation of the air, soil, soil gas, surface water, groundwater, sediment, building materials or other environmental media by or on behalf of any Buyer Indemnified Party or any disclosure, report or communication to, or initiation or encouragement of any action by, any Governmental Authority or other third party by or on behalf of any Buyer Indemnified Party relating to any Seller Indemnified Environmental Matter unless such investigation, sampling, disclosure, report, communication, initiation or encouragement of action is determined in Buyer’s good faith to be reasonably required by Environmental Law or (B) arising in connection with any material construction, renovation, modification, expansion, reconstruction, shutdown, demolition, financing or closure of any asset, facility or real property on or after the Closing that is performed by or on behalf of any Buyer Indemnified Party, (ii) any obligation of Seller to indemnify a Buyer Indemnified Party for any Seller Indemnified Environmental Matter shall be limited to, and its obligations under this Agreement shall be satisfied upon achievement of, compliance with applicable Environmental Laws as in effect at the time such Seller Indemnified Environmental Matter is addressed or by any Order or requirement of a Governmental Authority with respect to such Seller Indemnified Environmental Matter.
Section 9.6    Calculation of Losses. (a) The amount of any Losses payable under Section 9.2 by the applicable Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) Tax benefit actually realized in a Post-Closing Tax Period by the Indemnified Party or its Affiliates arising from the incurrence or payment of any such Losses with respect to the taxable year of incurrence or payment of such Losses. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest applicable marginal Tax rate then in effect, all Tax items arising from the incurrence or payment of any indemnified Losses. If the Indemnified Party (x) receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount or (y) realizes any net Tax benefit subsequent to an indemnification payment by the Indemnifying Party that was not previously taken into account in the indemnification payment, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such net Tax benefit (as computed pursuant to this Section 9.6), net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount.
(b)    The Indemnifying Party shall not be liable under Section 9.2 for any (i) Losses relating to any matter to the extent that the related Liabilities were reflected in or taken into account in the determination of Final Closing Working Capital or Final Closing Indebtedness (for the avoidance of doubt, Seller being the Indemnifying Party), or (ii) consequential, indirect, incidental, special, exemplary, punitive or other similar Losses or Losses for lost profits or diminution in value except to the extent that such Losses are awarded by a judgment or Order against, and paid by, an Indemnified Party pursuant to a Third Party Claim.
(c)    Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which such Indemnified Party seeks indemnification under this Agreement upon becoming aware of any event or circumstance that gives rise to indemnification obligations pursuant to Section 9.2 to the extent required by Applicable Law. If such Indemnified Party mitigates its Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that Losses, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within ten (10) Business Days after the benefit is received.
(d)    Each Indemnified Party and its Affiliates shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 9.2; provided, however, that no Indemnified Party shall be required to commence any Action in any court of competent jurisdiction against an insurance provider.
Section 9.7    No Right to Set-Off. Buyer, on its own behalf and on behalf of its Affiliates (including after Closing, the Purchased Subsidiaries), hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Buyer and its Affiliates have or may have with respect to the payment of the Purchase Price or any other payments to be made by Buyer pursuant to this Agreement or any other Transaction Agreement.
Section 9.8    Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.2 and the Indemnified Party or its Affiliates could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign, or cause its Affiliates to assign, such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.9    Exclusive Remedies. (a) Effective from and after the Effective Time, except as specifically set forth in this Agreement or in the case of Actual Fraud, Buyer and Seller each waive and release, on behalf of itself and all other Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, any rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) that Buyer or any other Buyer Indemnified Party may now or hereafter have against Seller, on the one hand, or that Seller or any other Seller Indemnified Party may now or hereafter have against Buyer, on the other hand, whether at law or in equity, relating to this Agreement or the consummation of the transactions contemplated hereby. After the Closing, Sections 2.10, 5.8, 6.7, Section 9.2 and 11.9 shall provide the exclusive remedy for any claim arising out of this Agreement or the transactions contemplated hereby; provided that, nothing herein shall be construed to limit any remedy set forth in any other Transaction Document.
(b)    For purposes of this Agreement, “Actual Fraud” means the making by a party hereto, to another party hereto, of an express representation or warranty contained in this Agreement by the first such party if, at the time such representation or warranty was made by such party, such representation or warranty was inaccurate, such party had actual knowledge (meaning without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was inaccurate, in making such representation or warranty the Person(s) with knowledge of the inaccuracy thereof had the intent to deceive such other party and to induce such other party to enter into this Agreement, and such other party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Actual Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.
Section 9.10    R&W Insurance Policy Buyer agrees that if Buyer or any of its Affiliates obtains or binds a representations and warranties insurance policy with respect to any of the representations or warranties set forth in ARTICLE III of this Agreement (each, a “R&W Insurance Policy”), each such R&W Insurance Policy shall at all times provide that:
(a)    the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates, except for Actual Fraud by Seller or pursuant to Section 9.10(c);
(b)    Seller is a third party beneficiary of such waiver; and
(c)    Buyer shall have no obligation to pursue any claim against Seller in connection with any damage, loss, liability or expense, except to the extent that Buyer is expressly required to exercise its commercially reasonable efforts under the R&W Insurance Policy to pursue rights of recovery of mitigation with respect to any Losses for which the insurer(s) under the R&W Insurance Policy would reasonably be expected to have a right to recover such Losses pursuant to the Transition Services Agreement or any provision in this Agreement relating to the misallocation of assets or liabilities or similar contractually agreed mitigation provisions in this Agreement.
ARTICLE X
TERMINATION
Section 10.1    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Seller and Buyer;

(b)    by either Seller or Buyer if the Closing shall not have been consummated on or before the date that is nine (9) months after the date hereof (as may be extended, the “End Date”); provided, that if the Closing shall not have occurred by the End Date, but on that date any of the conditions set forth in Section 8.1(a), Section 8.1(b), or Section 8.1(c) (solely if the Order relates to any Competition Laws) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date), then either Seller or Buyer may elect, by delivery of a written notice to the other party, to extend the End Date to the date that is twelve (12) months after the date hereof; provided, further, that, if the Closing shall not have occurred by the End Date, as extended, but on that date any of the conditions set forth in Section 8.1(a), Section 8.1(b), or Section 8.1(c) (solely if the Order relates to any Competition Laws) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date, as extended), then either Seller or Buyer may elect, by delivery of a written notice to the other party, to further extend the End Date to the date that is fifteen (15) months after the date hereof; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the primary cause of the failure of the Closing to be consummated by such time;
(c)    by either Seller or Buyer, if there shall be any Order (which shall be final and nonappealable) or Applicable Law that (i) makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) permanently enjoins Buyer or Seller from consummating the transactions contemplated hereby, provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in such Order;
(d)    by Buyer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied, and such breach has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Buyer notified Seller of such breach or failure to perform and (ii) the End Date; provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions set forth in Sections 8.1 or 8.3 not to be satisfied; or
(e)    by Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied, and such breach has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Seller notified Buyer of such breach or failure to perform and (ii) the End Date; provided that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied; or
(f)    by Seller if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing, but which are capable of being satisfied), (ii) Seller has given irrevocable written notice to Buyer that on such date and at all times during the three (3) Business Days immediately after receipt of such notice by Buyer and that all conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing if the Closing Date were the date the Closing should have occurred pursuant to Section 2.7) and that Seller is ready, willing and able to consummate the Closing and (iii) Buyer has failed to consummate the transactions contemplated by this Agreement within such three (3) Business Day period.
    Other than in the case of a termination pursuant to Section 10.1(a), the party desiring to terminate this Agreement pursuant to any clause of this Section 10.1 shall give written notice of such termination to the other party stating such party’s intention to terminate this Agreement and the basis for such termination.

Section 10.2    Effect of Termination. If this Agreement is terminated as permitted by Section 10.1, such termination shall be without liability of either party to the other party to this Agreement; provided that the Confidentiality Agreement, the provisions of this Section 10.2 and the provisions of Article 1 (to the extent applicable to the other surviving sections hereof), Sections 5.2, 5.6 and Article XI shall survive any such termination; and provided, further, that the termination of this Agreement shall not relieve any party hereto from any liability for any Actual Fraud, or willful and material breach of, or failure to perform any obligation under this Agreement. For the avoidance of doubt, the failure of any party hereto to consummate the transactions contemplated by this Agreement on or prior to the date on which the Closing should have occurred pursuant to Section 2.7, shall constitute an intentional and material breach hereunder.

ARTICLE XI
MISCELLANEOUS
Section 11.1    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including and electronic mail (“e-mail”) transmission) and shall be given, if to Buyer, to:
Whirlpool Corporation
2000 North M-63
Benton Harbor, Michigan 49022
Attention:     Holger Gottstein, Senior Vice President, Strategy and
    Business Development
    Ava Harter, Chief Legal Officer
E-mail:     ****@whirlpool.com
    ****@whirlpool.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:    Mark Gordon
    Alison Zieske Preiss
E-mail:    ****@wlrk.com
    ****@wlrk.com
if to Seller, to:

Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136
Attention:    Vincent Servello
Vanessa McKenzie
E-mail: ****@emerson.com
****@emerson.com
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:    Marc O. Williams
E-mail:     ****@davispolk.com
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received (a) when personally delivered, (b) on the date transmitted by electronic mail if sent prior to 5:00 p.m. New York City Time, and otherwise on the next Business Day, in each case, to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto on the date of delivery, (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national or international overnight courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.
Section 11.2    Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 9.9, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 11.3    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. For the avoidance of doubt, all Transaction Expenses incurred by Seller or any of its Subsidiaries (including the Purchased Subsidiaries) in connection with this Agreement shall be paid by Seller.
Section 11.4    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement without the consent of each other party hereto except that, notwithstanding the forgoing, Buyer may transfer or assign any rights or obligations under this Agreement, in whole or from time to time in part, to one or more of its direct or indirect wholly owned Subsidiaries (but only if such assignment or transfer would not result in any incremental Tax liability to Seller or any incremental indemnification obligation of Seller under Section 6.7), provided that any such transfer or assignment shall not relieve Buyer of any of its obligations hereunder.
Section 11.5    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 11.6    Waiver of Jury Trial. EACH PARTY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NEITHER PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.6. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.6 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 11.7    Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party.
Section 11.8    Counterparts; Effectiveness; No Third Party Beneficiaries. (a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
(b)    No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, it being understood that from and after the Closing, the Indemnified Parties shall be third-party beneficiaries of Article IX and any other provision of this Agreement which expressly provides for indemnification obligations with respect to the Buyer Indemnified Parties or the Seller Indemnified Parties, and each shall have the right to enforce their respective rights thereunder.
Section 11.9    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof and that, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by Applicable Law, (i) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 11.10    Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. In the event of a conflict between the terms of this Agreement and the terms of any other Transaction Document, the terms of this Agreement shall control. For the avoidance of doubt, nothing in this Agreement (including with respect to Assigned IP Assets or Licensed Motors IP) shall limit Buyer’s obligations under the A&R Supply Agreement (including pursuant to the “Cost Reduction” section in Exhibit A thereof).
Section 11.11    Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any jurisdiction in connection with the sale of the Purchased Assets.
Section 11.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.13    Disclosure Schedule. The parties acknowledge and agree that (i) matters reflected on the Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (ii) the inclusion of any items or information in the Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (iii)

the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iv) if any section of the Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedule or the statements contained in any Section of Article III reasonably apparent on its face, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (v) except as provided in clause (iv) above, headings have been inserted in the Disclosure Schedule for convenience of reference only, (vi) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and (vii) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement. Without limiting the generality of the foregoing, all references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by Seller, any of its Subsidiaries or third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a party to this Agreement.
Section 11.14    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. The parties agree that to the extent this Agreement provides for any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, such non-U.S. dollar amounts shall be converted into U.S. dollars based on the exchange rate that will be the 5:00 p.m. Eastern Time mid-point spot rate as of the second Business Day prior to such date, as observed by Bloomberg for U.S. dollars to amounts of such non-U.S. currency. For the avoidance of doubt, this Section 11.14 shall not apply to any amounts set forth on the Business Financial Statements.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EMERSON ELECTRIC CO.
By:	/s/ Vincent M. Servello
	Name:	Vincent M. Servello
	Title:	Vice President, Strategy and Corporate Development

[Signature Page to Asset and Stock Purchase Agreement]

WHIRLPOOL CORPORATION
By:	/s/ Dr. Marc R. Bitzer
	Name:	Dr. Marc R. Bitzer
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Asset and Stock Purchase Agreement]